                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             McMoRan Oil & Gas Co.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                                     LOGO

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             OCTOBER 9, 1997

                                                         SEPTEMBER 5, 1997

  A Special Meeting of Stockholders of McMoRan Oil & Gas Co. (the "Company") will be held at the office of the Company, 1615 Poydras Street, New Orleans, Louisiana, on October 9, 1997, at 9:00 a.m., for the following purposes:

1. To consider and vote upon a proposal to approve an agreement (the "Standby Purchase Agreement") between the Company and Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), as well as the transactions contemplated thereby, including:

  (a) The Company's undertaking of a rights offering in which it will distribute to each holder of the Company's Common Stock, par value $.01 per share ("Common Stock"), approximately 2.0 transferable subscription rights (the "Rights") for each share of Common Stock held, with each Right entitling the holder thereof to purchase one share of Common Stock for $3.50 (the "Subscription Price");

  (b) FRP's commitment to purchase at the Subscription Price all shares of Common Stock that are offered but not purchased pursuant to the exercise of Rights (the "Standby Commitment") pursuant to which FRP may acquire as much as 67% of the outstanding Common Stock if no Rights are exercised;

  (c) The Company's grant to FRP of an option (the "FRP Purchase Option") to purchase at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership interest in the Company after giving effect to the completion of the Rights Offering and the purchase of shares pursuant to the Standby Commitment and the FRP Purchase Option;

  (d) The Company's purchase from FRP of interests in the two producing oil and gas properties developed as part of the Company's exploratory drilling program with affiliates of MCN Energy Group Inc. (the "MOXY/MCN Program") for $26.0 million, subject to adjustment, and the repayment of all the indebtedness incurred by the Company under the MOXY/MCN Program; and

  (e) The establishment of an expanded, aggregate $200 million, multi-year exploration program with FRP under which FRP and the Company will fund 60% and 40%, respectively, of exploration costs and each will have a 50% interest in all revenues and other costs.

2. To consider and vote upon a proposal to approve amendments to the Company's 1994 Stock Option Plan for Non-Employee Directors.

3. To consider and vote upon a proposal to approve amendments to the Company's 1994 Stock Option Plan.

4. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  NONE OF THE PROPOSALS WILL BE IMPLEMENTED UNLESS PROPOSAL ONE IS APPROVED. HOWEVER, THE IMPLEMENTATION OF PROPOSAL ONE IS NOT CONDITIONED UPON THE APPROVAL OF PROPOSALS TWO AND THREE. ACCORDINGLY, A VOTE AGAINST PROPOSAL ONE WILL GENERALLY HAVE THE SAME EFFECT AS A VOTE AGAINST ALL OF THE PROPOSALS, BUT A VOTE AGAINST PROPOSALS TWO AND THREE WILL NOT AFFECT THE IMPLEMENTATION OF PROPOSAL ONE.

  The Board of Directors has fixed the close of business on September 3, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

  Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

                                          By Order of the Board of Directors.

                                          Michael C. Kilanowski, Jr.
                                          Secretary

                             MCMORAN OIL & GAS CO.
                              1615 POYDRAS STREET
                         NEW ORLEANS, LOUISIANA 70112

  The Company's Annual Report to Stockholders for the year 1996, including financial statements, was mailed to stockholders on or about March 26, 1997.

                                PROXY STATEMENT

  This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of McMoRan Oil & Gas Co. (the "Company" or "MOXY") for use at a Special Meeting of Stockholders to be held on October 9, 1997, and at any adjournments thereof (the "Special Meeting").

  At the Special Meeting, holders of shares of the Company's common stock, par value $.01 per share ("Common Stock"), as of September 3, 1997, will be asked to consider and vote upon a proposal (the "Recapitalization Proposal") to approve a Standby Purchase Agreement (the "Standby Purchase Agreement") between the Company and Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), as well as the transactions contemplated thereby, including:

(a) The Company's undertaking of a rights offering (the "Rights Offering") in which it will distribute to each holder of Common Stock approximately 2.0 transferable subscription rights (the "Rights") for each share of Common Stock held, with each Right entitling the holder thereof to purchase one share of Common Stock for $3.50 (the "Subscription Price");

(b) FRP's commitment to purchase at the Subscription Price all shares of Common Stock that are offered but not purchased pursuant to the exercise of Rights (the "Standby Commitment") pursuant to which FRP may acquire as much as 67% of the outstanding Common Stock if no Rights are exercised;

(c) The Company's grant to FRP of an option (the "FRP Purchase Option") to purchase at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership interest in the Company after giving effect to the completion of the Rights Offering and the purchase of shares pursuant to the Standby Commitment and the FRP Purchase Option;

(d) The Company's purchase from FRP of interests in the two oil and gas properties (the "MCN Producing Properties") developed as part of the Company's exploratory drilling program (the "MOXY/MCN Program") with affiliates of MCN Energy Group Inc. ("MCN") for $26.0 million, subject to adjustment, and the repayment of all the indebtedness incurred by MOXY under the MOXY/MCN Program; and

(e) The establishment of an expanded, aggregate $200 million, multi-year exploration program with FRP (the "MOXY/FRP Exploration Program") under which MOXY and FRP will fund 40% and 60%, respectively, of exploration costs and each will have a 50% interest in all revenues and other costs.

  On September 3, 1997, the closing sale price of the Common Stock was $ per share.

  The Rights Offering, together with the other transactions contemplated by the Standby Purchase Agreement (collectively referred to herein as the "Recapitalization Transactions"), is part of a comprehensive plan to recapitalize the Company, restructure its current exploration and development operations and implement a significantly expanded and more diversified multi-year exploratory drilling program.

  At the Special Meeting, holders of shares of Common Stock as of September 3, 1997 will be asked to consider and vote upon two additional proposals (collectively, the "Benefit Plan Proposals" and, together with the Recapitalization Proposal, the "Proposals"): (a) a proposal to approve amendments to the Company's 1994 Stock Option Plan for Non-Employee Directors; and (b) a proposal to approve amendments to the 1994 Stock Option Plan.

  This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about September 5, 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  General.................................................................   1
  Recent Developments.....................................................   1
  The Special Meeting; Vote Required......................................   1
  Recommendation of the Board of Directors of MOXY........................   2
  Opinion of Independent Financial Advisor................................   2
  The Recapitalization Transactions.......................................   2
  Potential Effects of the Recapitalization Transactions on Control of
   MOXY...................................................................   6
  Interests of Certain Persons in the Recapitalization Transactions and
   Conflicts of Interest..................................................   6
  Consequences if the Recapitalization Proposal is not Approved...........   7
  Advantages and Disadvantages of the Recapitalization Transactions.......   7
  New Benefit Plan Proposals..............................................   8
  Intention of Executive Officers and Directors...........................   8
  Market Price of the Common Stock........................................   8
  Selected Financial, Reserve and Operating Data..........................   9
THE SPECIAL MEETING.......................................................  11
  Voting Procedure........................................................  11
  Proxy Solicitation......................................................  12
  Stockholder Proposals...................................................  12
THE RECAPITALIZATION TRANSACTIONS.........................................  12
  Background and Reasons for the Recapitalization Transactions............  12
  Recommendation of Board of Directors....................................  15
  Opinion of Independent Financial Advisor................................  16
  The Rights Offering.....................................................  20
  The Standby Purchase Agreement..........................................  21
  Stockholder Agreement; Registration Rights..............................  22
  Purchase of MCN Producing Properties....................................  23
  The MOXY/FRP Exploration Program........................................  24
  Potential Effects of the Recapitalization Transactions on Control of
   MOXY...................................................................  25
  Interests of Certain Persons in the Recapitalization Transactions and
   Conflicts of Interest..................................................  27
  Uses of Funds...........................................................  28
  Advantages and Disadvantages of the Recapitalization Transactions.......  28
  Consequences if the Recapitalization Proposal is not Approved...........  29
  Absence of Appraisal Rights.............................................  29
  Expenses of the Recapitalization Transactions...........................  30
PROPOSAL TO APPROVE AMENDMENTS TO THE 1994 STOCK OPTION PLAN FOR NON-EM-
 PLOYEE DIRECTORS.........................................................  30
  Reasons for the Proposed Changes........................................  30
  Summary of the Director Plan as Proposed to be Amended..................  30
  Vote Required for Approval of the Director Plan Amendments..............  33
PROPOSAL TO APPROVE AMENDMENTS TO THE 1994 STOCK OPTION PLAN..............  33
  Reasons for the Proposed Changes........................................  33
  Summary of the Stock Plan as Proposed to be Amended.....................  33
  Federal Income Tax Consequences.........................................  36
  Awards Under the Stock Plan.............................................  37
  Vote Required for Approval of the Stock Plan Amendments.................  38
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY...........................  39
CAPITALIZATION............................................................  40

                                                                            PAGE
                                                                            ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   46
DESCRIPTION OF CAPITAL STOCK..............................................   48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   53
FINANCIAL STATEMENTS......................................................   55

ANNEX IMASTER AGREEMENT
ANNEX IISTANDBY PURCHASE AGREEMENT
ANNEX IIISTOCKHOLDER AGREEMENT
ANNEX IVPARTICIPATION AGREEMENT
ANNEX VOPINION OF DONALDSON LUFKIN & JENRETTE SECURITIES CORPORATION
ANNEX VI 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AS PROPOSED TO BE AMENDED
ANNEX VII1994 STOCK OPTION PLAN, AS PROPOSED TO BE AMENDED

                                    SUMMARY

  The following summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement and in the annexes attached hereto. Stockholders are urged to read the entire Proxy Statement, including the annexes.

GENERAL

  MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. The Company's operations are conducted offshore in the Gulf of Mexico (the "Gulf") and onshore in the Gulf Coast area. The Company commenced operations in May 1994 following the distribution of all of the Company's Common Stock to the stockholders of Freeport-McMoRan Inc. ("FTX") in order to carry on substantially all of the oil and natural gas exploration activities previously conducted by FTX. The Company and its predecessors have conducted exploration, development and production operations offshore in the Gulf and onshore in the Gulf Coast and other areas for more than 25 years, which have provided the Company an extensive geological and geophysical database and significant technical and operational expertise.

  The Company will have expended essentially all of its capital resources by the end of 1997 and needs significant additional capital to continue its exploration activities. If the stockholders approve the Recapitalization Proposal, MOXY will immediately undertake the Rights Offering, which will provide MOXY with sufficient capital to restructure its current exploration and development operations by implementing the significantly expanded and more diversified, $200 million multi-year MOXY/FRP Exploration Program, acquiring the MCN Producing Properties and repaying the indebtedness incurred by MOXY under the MOXY/MCN Program. In addition, the Rights Offering will permit those stockholders who wish to do so to maintain their proportionate equity and voting interest in the Company, subject to the possible effects of the FRP Purchase Option, by exercising their Rights to purchase additional shares of Common Stock.

  If the stockholders do not approve the Recapitalization Proposal, none of the transactions described above will occur, and the Company will need to secure alternative sources of financing to fund any future exploration and development activities and its current operations beyond the financing available under the MOXY/MCN Program. No assurance can be given that such financing will be available on acceptable terms, if at all, or that the Company will remain a viable business entity.

RECENT DEVELOPMENTS

  On August 27, 1997, FTX, which is the administrative managing general partner of and owns a 51.6% interest in FRP, and IMC Global Inc. ("IGL") announced that they had executed an Agreement and Plan of Merger dated as of August 26, 1997, in which FTX and IGL agree to merge with IGL as the surviving entity. The proposed combination, which is subject to approval by the stockholders of both companies and appropriate regulatory approvals, will result in the acquisition of control by IGL of FTX and, as a result, FRP. The transaction, if consummated, will not have any impact on the consummation of the Recapitalization Transactions. FTX and IGL have stated that the merger transaction is expected to be completed by the end of 1997.

THE SPECIAL MEETING; VOTE REQUIRED

  The Special Meeting will be held on October 9, 1997 at 9:00 a.m. at the office of the Company, 1615 Poydras Street, New Orleans, Louisiana. Each share of Common Stock entitles the holder thereof on the record date to one vote on each matter submitted to a vote of the stockholders at the Special Meeting.

  The Board of Directors has set September 3, 1997 as the record date (the "Record Date") for determination of stockholders entitled to receive notice of
and to vote at the Special Meeting. There were               shares of Common
Stock issued and outstanding as of the Record Date.

  The rules of the Nasdaq National Market require that the Recapitalization Transactions be approved by the Company's stockholders at the Special Meeting because FRP may acquire more than 20% of the total number of shares of Common Stock outstanding as a result of the FRP Purchase Option and the Standby Commitment. The affirmative vote of a majority of the total votes cast with respect to each Proposal in person or by proxy will be required to approve each of the Proposals. Each of the Benefit Plan Proposals is subject to and contingent on adoption of the Recapitalization Proposal. See "The Special Meeting--Voting Procedure."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF MOXY

  THE BOARD OF DIRECTORS HAS CONCLUDED THAT THE RECAPITALIZATION PROPOSAL AND THE BENEFIT PLAN PROPOSALS ARE IN THE BEST INTERESTS OF MOXY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE TO APPROVE EACH PROPOSAL.

  In recommending approval of the Recapitalization Transactions, the Board considered, among other things: the Company's current liquidity and capital resources; the Company's ability to increase its proved reserves and cash flow by acquiring the MCN Producing Properties in which the Company already has an interest; the need to obtain additional capital to fund the Company's exploration activities; current exploration and development projects and future exploration activities; the relative advantages and disadvantages of the Recapitalization Transactions in comparison to alternative transactions that might be available to the Company; and the opinion of its independent financial advisor, Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), all as more fully described herein.

  All of the members of the Company's Board of Directors also serve on the Board of Directors of FTX, which owns a 51.6% interest in, and serves as the administrative managing general partner of, FRP. As a result, in considering the recommendation of the Company's Board of Directors, stockholders should be aware that the Company's Board of Directors have interests that are in addition to and inherently conflict with the interests of the Company's stockholders generally. See "--Interests of Certain Persons in the Recapitalization Transactions and Conflicts of Interests."

OPINION OF INDEPENDENT FINANCIAL ADVISOR

  MOXY has received an opinion from DLJ, its independent financial advisor, that, as of the date of such opinion, and subject to the assumptions, factors and limitations set forth in such opinion, the financial terms of the Recapitalization Transactions are, in the aggregate, fair to the Company and its stockholders from a financial point of view.

THE RECAPITALIZATION TRANSACTIONS

  MOXY currently has an interest in only two producing fields, which have been in production for only a short period of time. MOXY will acquire an additional interest in these producing fields through the purchase of the MCN Producing Properties as part of the Recapitalization Transactions. In addition, the Company has incurred significant operating losses to date as a result of its exploratory drilling and, by the end of 1997, will have expended essentially all of its capital resources. The Company's exploration activities will continue to require substantial expenditures and its future financial results will depend primarily on its ability to locate hydrocarbons in commercial quantities and on the market prices for oil and gas. The Recapitalization Transactions are intended to provide MOXY with significant additional capital to fund its exploration activities and to align it with a partner committed to an expanded and long-term exploration program with an increased budget commitment.

          THE FOLLOWING DIAGRAM OUTLINES THE SIGNIFICANT ELEMENTS

                   OF THE RECAPITALIZATION TRANSACTIONS:



---------------                                                 ----------------
|     FTX     |                                         --------|    PUBLIC    |
---------------                                         |       | STOCKHOLDERS |
  | 51.6% Owner                                         |       ----------------
  |                                                     |
---------------      . Purchases $0-$100 million of     |    . Purchase $0-$100
|     FRP     |---     Common Stock                     |      million of Common
---------------  |   . Acquires 0%-67%                  |      Stock
            |    |     Ownership through Standby        |    . Maintain 100%-33%
            |    |     Commitment and FRP               |      Ownership
            |    |     Purchase Option                  |
            |    |   . Receives $6.0 million standby    |
            |    |     fee                              |
            |    -----------                            |
            |              |                            |
            ---------      |                            |
                    |   -----------------------------------
                    |   |               MOXY              |
                    |   |                                 |
 . Funds 60% of most |   |  . $100 million in gross        |
  exploration costs |   |    proceeds ($93 million in net |
 . Receives a 50%    |   |    proceeds) from Rights        |
  interest in       |   |    Offering and Standby         |
  properties        |   |    Commitment                   |
                    |   |  . Up to $64 million in gross   |
                    |   |    proceeds from the exercise   |
                    |   |    of the FRP Purchase Option   |
                    |   |  . Purchases the MCN Producing  |
                    |   |    Properties from FRP for      |
                    |   |    $26 million, subject to      |
                    |   |    adjustment                   |
                    |   -----------------------------------
                    |        |
                    |        |        . Funds 40% of most exploration costs
                    |        |        . Receives a 50% interest in properties
                    |        |
               ---------------------
               |      MOXY/FRP     |
               |    Exploration    |
               |      Program      |
               |    $200 million   |
               ---------------------

  Rights Offering. If the stockholders approve the Recapitalization Proposal, the Rights Offering will commence promptly after the Special Meeting and will expire not less than 30 days thereafter, subject to extension by MOXY, with FRP's consent, for up to an additional 30 days (as extended, the "Expiration Date"). Pursuant to the Rights Offering, the Company will distribute to each holder of Common Stock, as of the record date for the Rights Offering, approximately 2.0 Rights for each share of Common Stock held, and each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Common Stock (the "Basic Subscription Privilege"). In addition, each Right will carry the right (the "Oversubscription Privilege") to subscribe at the Subscription Price for additional shares of Common Stock not subscribed for by other holders through the exercise of the Basic Subscription Privilege (the "Excess Shares"). Only holders who exercise the Basic Subscription in full will be entitled to exercise the Oversubscription Privilege. If the Excess Shares are insufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata among those holders who exercise the Oversubscription Privilege in proportion to the number of shares each holder subscribed to pursuant to the Basic Subscription Privilege; provided, however, that no holder will be allocated more shares than such holder has subscribed for pursuant to the exercise of the Oversubscription Privilege. Once a holder has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked.

  Once distributed and until the Expiration Date, the Rights will be freely transferable. It is expected that the Rights will trade on the Nasdaq National Market (the "Nasdaq") under the symbol "MOXYR" until the close of business on the last Nasdaq trading day prior to the Expiration Date. See "The Recapitalization Transactions--The Rights Offering."

  The Rights Offering, if commenced, will be unconditional. MOXY's and FRP's obligations to consummate the other transactions summarized below as part of the Recapitalization Transactions will be subject to customary closing conditions and will not be effected if those conditions are not satisfied or waived. MOXY's management believes that the conditions to FRP's obligations under the Standby Purchase Agreement will be satisfied or waived and that the Standby Commitment will be fulfilled and that MOXY will purchase the MCN Producing Properties and establish the MOXY/FRP Exploration Program.

  Standby Commitment. Pursuant to, and subject to the terms and conditions contained in, the Standby Purchase Agreement, FRP will purchase at the Subscription Price all of the shares of Common Stock that are offered but not purchased in the Rights Offering. FRP may also purchase Rights on the open market and exercise such Rights prior to the Expiration Date.

  It is anticipated that MOXY will issue approximately 28.6 million shares of Common Stock pursuant to the Rights Offering and the Standby Commitment. The net proceeds received by the Company from the Rights Offering and Standby Commitment, after payment of the Standby Fee to FRP and other fees and expenses, will be approximately $93 million.

  FRP Purchase Option. The Standby Purchase Agreement also provides FRP with an option (the "FRP Purchase Option") to purchase at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership interest in MOXY after giving effect to the completion of the Rights Offering and the purchase of shares pursuant to the Standby Commitment and the FRP Purchase Option. Assuming that all of the Rights are exercised and that FRP exercises the FRP Purchase Option in full, MOXY will receive approximately $64 million from the exercise of the FRP Purchase Option. See "The Recapitalization Transactions--The Standby Purchase Agreement" and "Potential Effects of the Recapitalization Transactions on Control of MOXY."

  Stockholder Agreement. MOXY and FRP have also agreed to enter into an agreement (the "Stockholder Agreement") pursuant to which (i) MOXY will implement certain corporate governance measures designed to protect the stockholders of MOXY other than FRP, (ii) FRP will have the ability to designate a certain number of directors if it owns more than 10% but less than a majority of the outstanding Common Stock and (iii) MOXY will grant certain registration rights to FRP with respect to the shares of Common Stock that FRP may acquire pursuant to the Standby Commitment and the FRP Purchase Option. See "The Recapitalization Transactions--Stockholder Agreement; Registration Rights."

  Purchase of the MCN Producing Properties; Repayment. In July 1997, FRP agreed to acquire from MCN its contractual rights to the MOXY/MCN Program, the MCN Producing Properties and other exploratory properties acquired under the MOXY/MCN Program for $31.0 million, as adjusted for the net revenues and costs of such properties from April 1, 1997 until their acquisition by FRP, and an additional amount equal to the amount loaned by MCN to MOXY under the MOXY/MCN Program. On August 4, 1997, FRP paid MCN, after adjustments, $34.0 million for such assets together with $12.4 million for the outstanding indebtedness. MCN is not affiliated with either FRP or MOXY and will no longer have any involvement or interest in the MOXY/MCN Program.

  MOXY and FRP have amended the MOXY/MCN Program to extend the program term, include their interests in the seven offshore leases acquired by MOXY and FRP at the Central Gulf of Mexico lease sale held in March 1997 and provide for the conduct of mutually agreed exploration projects until the earlier of December 31, 1997 or, if the Recapitalization Proposal is approved at the Special Meeting, until the date of the completion of the Rights Offering. The amendment also provides that FRP will reimburse MOXY for approximately $290,000 of overhead per month and will continue to advance funds to MOXY under the MOXY/MCN Program during the remaining program term.

  Upon completion of the Rights Offering and the transactions contemplated by the Standby Purchase Agreement, MOXY will acquire the MCN Producing Properties from FRP (the "MCN Purchase") for $26.0 million, subject to the adjustments described above for revenues and costs attributable to the MCN Producing Properties from April 1, 1997 until their acquisition by MOXY plus interest, calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted, from August 4, 1997 until MOXY's acquisition of the properties, at an annual rate publicly announced by The Chase Manhattan Bank from time to time plus 2%. At the same time, MOXY will repay to FRP all amounts advanced to MOXY under the MOXY/MCN Program. Thereafter, MOXY will retain a 100% interest in the MCN Producing Properties, and MOXY and FRP will dedicate to the MOXY/FRP Exploration Program all other oil and gas properties subject to the MOXY/MCN Program.

  MOXY/FRP Exploration Program. Upon completion of the Rights Offering and closing of the MCN Purchase, MOXY and FRP will terminate the amended MOXY/MCN Program and enter into the MOXY/FRP Exploration Program. MOXY will manage the MOXY/FRP Exploration Program, selecting all prospects and drilling opportunities, and will serve as operator of the MOXY/FRP Exploration Program. MOXY and FRP will commit $200 million for exploration expenditures to be incurred under the MOXY/FRP Exploration Program, with most exploration expenditures being shared 40% by MOXY and 60% by FRP. All revenues and other costs will be shared equally. The MOXY/FRP Exploration Program will terminate upon the earlier to occur of the commitment of $200 million for exploration expenditures or on June 30, 2002. See "The Recapitalization Transactions--The MOXY/FRP Exploration Program."

POTENTIAL EFFECTS OF THE RECAPITALIZATION TRANSACTIONS ON CONTROL OF MOXY

  The purchase by FRP of shares of Common Stock pursuant to the Standby Commitment or the FRP Purchase Option could result in FRP becoming MOXY's largest stockholder and being in a position to control or significantly influence the business operations and policies of the Company. In particular, if less than approximately 25% of the Rights are exercised by holders, then pursuant to the Standby Commitment, FRP will obtain a majority of the outstanding shares of Common Stock and will have the power to control the election of the Company's directors and otherwise to direct the business policies of the Company. Moreover, if a large number of shares are issued pursuant to the exercise of Rights such that FRP does not acquire through the Standby Commitment at least 30% of the MOXY Common Stock outstanding after giving effect to the Rights Offering and the Standby Commitment, FRP may purchase such number of additional shares at the Subscription Price to provide it with a 30% ownership interest in the Company. MOXY has agreed to give FRP the right, for as long as FRP owns at least 10% but less than a majority of the outstanding Common Stock, to designate a number of members of the Board of Directors proportionate to its ownership percentage of the outstanding Common Stock. In connection with these transactions, MOXY has also amended its Rights Agreement (the "Rights Plan") to exempt FRP from its application.

  The Stockholder Agreement also provides that, as long as FRP owns at least 10% of the outstanding Common Stock, MOXY will not, without the approval of a committee composed of independent members of the Board of Directors (the "Independent Committee"), take certain actions, including, among other things, purchases of Common Stock, certain transactions with FRP involving aggregate payments in excess of $5 million, "going private" transactions and mergers and other business combinations with FRP or its affiliates. See "The Recapitalization Transactions--The Stockholder Agreement; Registration Rights."

INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION TRANSACTIONS AND CONFLICTS OF INTEREST

  All of the directors who currently serve on the Company's Board of Directors also serve on the Board of Directors of FTX, which owns a 51.6% interest in, and serves as the administrative managing general partner of, FRP. In addition, certain executive officers of the Company also serve as executive officers of FRP and/or FTX. If FRP acquires more than 20% of the outstanding Common Stock pursuant to the Standby Commitment or the FRP Purchase Option, options to acquire an aggregate of 846,203 shares of Common Stock with an average exercise price of $3.11 per share will become exercisable, substantially all of which are held by directors and executive officers of the Company. Based on the
closing sale price of the Common Stock on September 3, 1997 ($     per share),
the aggregate difference between the exercise and closing sale price of such
options was approximately $     . See "The Recapitalization Transactions--
Potential Effects of the Recapitalization Transactions on Control of MOXY."

  As directors of FTX, members of the Company's Board of Directors have interests that are in addition to and inherently conflict with those of the Company's stockholders generally. The Recapitalization Transactions could not be approved by a committee of "independent" directors of the Company since all of the Company's directors are also directors of FTX. Accordingly, if a stockholder were to challenge the directors' approval of the Recapitalization Transactions, the directors would not likely be afforded the benefit of the Delaware "business judgment" rule, and their actions would likely be reviewed under the Delaware "entire fairness" standard, whereby the Company's directors would be required to prove the fairness of the Recapitalization Transactions to the Company. Stockholder approval of the Recapitalization Transactions, which is required by the rules of the Nasdaq National Market, by a majority of the votes cast by stockholders who are unaffiliated with FTX would be expected to have the effect of shifting to any stockholder who challenges the directors' decision the burden of proving that the Recapitalization Transactions were not fair to the Company. See "The

Recapitalization Transactions--Interests of Certain Persons in the Recapitalization Transactions and Conflicts of Interest" and "Certain Relationships and Related Transactions."

  In addition, the directors and officers have been granted stock options subject to approval of the Benefit Plan Proposals and the Recapitalization Proposal. See "Proposal to Approve Amendment of the 1994 Stock Option Plan for Non-Employee Directors" and "Proposal to Approve Amendments to the 1994 Stock Option Plan."

CONSEQUENCES IF THE RECAPITALIZATION PROPOSAL IS NOT APPROVED

  If the stockholders do not approve the Recapitalization Proposal, the Recapitalization Transactions will not be completed, FRP will retain its interest in the MOXY/MCN Program, the MOXY/FRP Exploration Program will not be established and the expanded exploration activities contemplated thereby will not be undertaken. FRP will have the obligation to fund, and extend credit to MOXY to fund, any exploration and development costs that may be committed under the amended MOXY/MCN Program and any other amounts that may be borrowed by MOXY thereunder with respect to the properties then subject to the MOXY/MCN Program. FRP will not be obligated to fund any other exploratory prospects.

  As a result, MOXY will be forced to secure alternative sources of financing to support its current operations and fund any future exploration and development activities beyond the financing available under the MOXY/MCN Program. All of the net revenues generated from MOXY's producing oil and gas properties are dedicated to repay indebtedness incurred under the MOXY/MCN Program. Such alternative sources could include additional equity or debt financing, the sale of all or part of MOXY's assets or other partnership or joint venture transactions. There can be no assurance that alternative financing will be available on acceptable terms, if at all, or that the Company will be a viable business enterprise. See "The Recapitalization Transactions-- Consequences if the Recapitalization Proposal is Not Approved."

  The Company's business strategy is to create value for its stockholders through the discovery of oil and gas reserves in its exploration and development activities. If the Recapitalization Transactions are not approved at the Special Meeting, MOXY will be forced to seek alternatives to the MOXY/FRP Exploration Program. Rejection of the Recapitalization Transactions will not prohibit the Company from entering into other exploration programs or joint ventures, including those with FRP or any other party, and with any financial commitment that the Company deems appropriate.

ADVANTAGES AND DISADVANTAGES OF THE RECAPITALIZATION TRANSACTIONS

  The principal advantages that the Board believes will result from the Recapitalization Transactions are (i) a substantial improvement in MOXY's capital structure and an increase in its liquidity through the substantial increase in its invested equity capital, (ii) the ability to continue and substantially expand MOXY's exploration program and spread drilling risk through participation in an increased number of drilling prospects, (iii) the increase in proved reserves and cash flow from purchasing the MCN Producing Properties in which MOXY currently has an interest, (iv) the ability of MOXY's current stockholders who wish to do so to maintain or increase their proportionate equity and voting interest in the Company, subject to the possible effects of the FRP Purchase Option, by exercising their Rights to purchase additional shares of Common Stock pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, (v) the ability of stockholders who do not wish to purchase additional shares of Common Stock to transfer and thereby receive the market value of the Rights and (vi) the ability of MOXY's current stockholders to participate in any long term benefits received in connection with MOXY's existing exploration activities and the MOXY/FRP Exploration Program.

  The principal disadvantage of the Recapitalization Transactions that was considered by the Board was the potential dilution of the equity interests of existing stockholders who do not choose to exercise their Rights. If no rights are exercised, existing stockholders could own as little as 33% of the outstanding Common Stock. The Board also considered (i) the potential dilutive effect of the FRP Purchase Option to current stockholders whereby, if following the Rights Offering FRP has not acquired 30% of the outstanding Common Stock pursuant to the Standby Commitment, it may acquire at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership interest in MOXY; and (ii) the potential transfer of control of MOXY to FRP as a result of the Recapitalization Transactions pursuant to which FRP may acquire as much as 67% of the outstanding Common Stock if no Rights are exercised.

  The Board of Directors also considered the fact that FRP will have the power to control or significantly influence the election of directors and all other matters submitted to the Company's stockholders and otherwise to direct the business and affairs of the Company if it acquires a significant percentage of the outstanding shares of Common Stock pursuant to the Standby Commitment or the FRP Purchase Option. The Company has attempted to limit the potential adverse impact this may have on the Company and its stockholders by negotiating the Stockholder Agreement, which imposes certain restrictions on FRP and its affiliates. The amount of Common Stock acquired by FRP pursuant to the Standby Commitment and the FRP Purchase Option could also have a negative influence on an attempt to acquire control of the Company, since the Company's public stockholders may not have sufficient voting power to approve a potential future strategic offer for the Company by a third party that might be attractive to such stockholders. See "The Recapitalization Transactions--Advantages and Disadvantages of the Recapitalization Transactions" and "--Potential Effects of the Recapitalization Transactions on Control of MOXY."

NEW BENEFIT PLAN PROPOSALS

  The Board of Directors is seeking stockholder approval of amendments to two benefit plans, which are described in more detail under "Proposal to Approve Amendments to the 1994 Stock Option Plan for Non-Employee Directors" and "Proposal to Approve Amendments to the 1994 Stock Option Plan." The Benefit Plan Proposals are subject to stockholder approval as well as stockholder approval of the Recapitalization Proposal.

INTENTION OF EXECUTIVE OFFICERS AND DIRECTORS

  Each executive officer and director of MOXY who owns Common Stock has indicated that he or she intends to vote in favor of the approval of each of the Proposals. As of August 15, 1997, these executive officers and directors owned, in the aggregate, 1,266,649 shares of the outstanding Common Stock (representing 9.0% of the total outstanding shares).

MARKET PRICE OF THE COMMON STOCK

  The closing sale price of the Common Stock as reported by the Nasdaq National Market on July 14, 1997 (the last trading day before the announcement that MOXY and FRP had entered into the Standby Purchase Agreement) was $3 5/8 per share. On September 3, 1997, the closing sale price of the Common Stock was $ per share.

                            SELECTED FINANCIAL DATA

  The following table sets forth selected historical financial data for the Company for the six months ended June 30, 1997 and 1996 and for each of the three years in the period ended December 31, 1996 (since inception). The table also sets forth unaudited pro forma financial information as of and for the six months ended June 30, 1997 and for the year ended December 31, 1996 based on the assumptions described in the footnotes below. The annual historical information is derived from the audited financial statements of the Company and the historical information for the six-month periods ended June 30,1997 and 1996 is unaudited. The historical and pro forma results of operations are not necessarily indicative of future results. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results Of Operations" and the Company's historical and pro forma financial statements and notes thereto included elsewhere in this Proxy Statement.

                          SIX MONTHS ENDED JUNE 30,            YEARS ENDED DECEMBER 31,
                         -----------------------------  ----------------------------------------
                         PRO FORMA(1)                   PRO FORMA(1)
                             1997      1997     1996        1996      1996      1995    1994(2)
                         ------------ -------  -------  ------------ -------  --------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Oil and gas sales......   $ 11,188   $ 4,203  $ 1,204    $ 7,410    $ 2,434  $  2,722  $    174
 Management fees........        818       818      818      1,636      1,636       545       --
                           --------   -------  -------    -------    -------  --------  --------
Total revenues..........     12,006     5,021    2,022      9,046      4,070     3,267       174
                           --------   -------  -------    -------    -------  --------  --------
Costs and expenses:
 Production and
  delivery, including
  depreciation and
  amortization..........     11,471     5,312      802      4,525      1,500     2,623       --
 Exploration expenses...      4,097     4,097    3,871      9,818      9,818    11,756    15,518
 General and
  administrative
  expenses..............      1,353     1,353    1,384      2,635      2,635     3,687     2,338
 Gain on sale of oil and
  gas property..........     (2,289)   (2,289)     --         --         --        --        --
                           --------   -------  -------    -------    -------  --------  --------
Total costs and
 expenses...............     14,632     8,473    6,057     16,978     13,953    18,066    17,856
                           --------   -------  -------    -------    -------  --------  --------
Operating loss..........     (2,626)   (3,452)  (4,035)    (7,932)    (9,883)  (14,799)  (17,682)
Interest expense........        --       (681)      (7)       --        (403)      --        --
Other income, net.......        249       249      237        424        424       164     2,482
                           --------   -------  -------    -------    -------  --------  --------
Net loss................   $ (2,377)  $(3,884) $(3,805)   $(7,508)   $(9,862) $(14,635) $(15,200)
                           ========   =======  =======    =======    =======  ========  ========
Net loss per share......   $  (0.06)  $ (0.27) $ (0.27)   $ (0.18)   $ (0.71) $  (1.06) $  (1.10)
Average shares
 outstanding............     42,707    14,136   13,847     42,469     13,898    13,772    13,770
BALANCE SHEET DATA
 (AT END OF PERIOD):
Working capital.........   $ 50,244   $(3,076) $ 2,368               $ 2,972  $  8,257  $ 15,063
Oil and gas properties,
 net....................     48,489    19,322   14,125                18,231     9,878    17,094
Production loan, less
 current portion........        --     10,980    2,000                12,391       530       --
Total assets............    111,474    30,627   21,966                30,980    21,633    34,425
Stockholders' equity....     97,625     4,625   14,052                 8,246    17,605    32,157

--------
(1) Adjusted to reflect consummation of the Rights Offering (assuming exercise of all the Rights), the application of a portion of the net proceeds to purchase the MCN Producing Properties and repay the Company's debt under the MOXY/MCN Program, the purchase of certain oil and gas interests and the formation of the MOXY/FRP Exploration Program, as if each had occurred as of January 1, 1996 in the statement of operations data, and as of June 30, 1997 for the balance sheet data. No effect is given to any exercise of the FRP Purchase Option.
  Assuming the same transactions occurred and the FRP Purchase Option was exercised in full, the Pro Forma Statement of Operations Data would be unchanged, with the exception of average shares outstanding and net loss per share (60,985,000 shares and $0.04 per share for the 1997 period and 60,747,000 shares and $0.12 per share for 1996). Pro Forma Balance Sheet Data as of June 30, 1997 would change as follows (in thousands):

             Working capital................. $114,217
             Total assets....................  175,447
             Stockholders' equity............  161,598

(2) Reflects the period since inception (May 1994).

                                  RESERVE DATA

  The following table sets forth summary information with respect to the proved oil and gas reserves owned by the Company and those attributable to the MCN Producing Properties (Vermilion Block 160 Field Area and Vermilion Block 410 Field) at May 31, 1997, as estimated by Ryder Scott Company, Petroleum Engineers ("Ryder Scott"). For additional information relating to the oil and gas reserves of the Company and attributable to the MCN Producing Properties, see note 7 to the Company's audited financial statements and Note 2 of the audited financial statements of the MCN Producing Properties included elsewhere in this Proxy Statement.

                                                                PRESENT VALUE OF
                                                             FUTURE NET CASH FLOWS
                                OIL               GAS        AT A 10% DISCOUNT RATE
                         ------------------ ---------------- --------------------------
                                    MCN              MCN                     MCN
                                 PRODUCING        PRODUCING               PRODUCING
                          MOXY   PROPERTIES MOXY  PROPERTIES   MOXY       PROPERTIES
                         ------- ---------- ----- ---------- ----------- --------------
                               (BBLS)            (MMCF)          (IN THOUSANDS)
RESERVE DATA AS OF MAY
 31, 1997:
Proved Developed........  70,442  102,919   6,790    9,638       $10,431      $15,153
Proved Undeveloped......  55,933   77,443   2,928    3,098         2,814        4,345
                         -------  -------   -----   ------   -----------  -----------
Total................... 126,375  180,362   9,718   12,736       $13,245      $19,498
                         =======  =======   =====   ======   ===========  ===========

--------
(1) In preparing such estimates, Ryder Scott used prices of $20.21 per barrel of oil and $2.21 per Mcf of gas, the weighted average prices that the Company estimates it would have received, assuming production from all of the properties with proved reserves.

                                 OPERATING DATA

  The following table sets forth summary information with respect to the production of oil and gas and average sales price received by the Company for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995. The table also sets forth unaudited pro forma information for the six months ended June 30, 1997 and the year ended December 31, 1996 that gives effect to the acquisition of the MCN Producing Properties.

                           SIX MONTHS ENDED JUNE 30,       YEARS ENDED DECEMBER 31,
                         ------------------------------ ------------------------------
                         PRO FORMA(1)                   PRO FORMA(1)
                             1997       1997     1996       1996      1996     1995
                         ------------ --------- ------- ------------ ------- ---------
PRODUCTION DATA:
Production:
 Oil (Bbls).............     23,500       9,400  15,800     72,500    29,000    45,000
 Gas (Mcf)..............  4,052,500   1,621,000 306,700  1,577,500   631,000 1,093,000
Average sales price per
 unit:
 Oil ($/Bbl)............     $21.89      $21.89  $20.76     $22.22    $22.22    $18.83
 Gas ($/Mcf)............     $ 2.44      $ 2.44  $ 2.76     $ 2.72    $ 2.72    $ 1.63

--------
(1) Gives effect to the acquisition of the MCN Producing Properties as if consummated at the beginning of the periods presented and should be read in conjunction with the unaudited pro forma financial statements of the Company and notes thereto included elsewhere in this Proxy Statement.

                              THE SPECIAL MEETING

  This Proxy Statement and accompanying form of proxy have been furnished in connection with the solicitation of proxies by MOXY's Board of Directors for use at the Special Meeting. At the Special Meeting, holders of shares of MOXY's Common Stock will be asked to consider and vote on the Recapitalization Proposal and each of the Benefit Plan Proposals as described in the cover page of this Proxy Statement.

  MOXY's Board of Directors is not aware of any other matters to be presented at the Special Meeting. If however, other matters are properly brought before the Special Meeting, the persons named in the enclosed form of proxy will have the discretion to vote or abstain from voting according to their best judgment.

  One or more representatives of Arthur Andersen LLP, the Company's independent auditors, will be available at the Special Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

VOTING PROCEDURE

  Stockholders of record at the close of business on September 3, 1997 (the "Record Date") will be entitled to vote at the Special Meeting. On the Record
Date, there were            shares of Common Stock outstanding.

  The Company's by-laws (the "By-Laws") provide that the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum at the Special Meeting. The persons appointed by the Company to act as inspectors of election will treat shares of Common Stock represented by a properly executed and returned proxy as present at the Special Meeting for purposes of determining a quorum. The shares of Common Stock present at the Special Meeting that abstain from voting or are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

  The affirmative vote of a majority of the total votes cast with respect to each Proposal in person or by proxy is required to approve each Proposal. Except as otherwise provided by statute, the Company's Certificate of Incorporation (the "Certificate of Incorporation" or "Certificate") or the By-Laws, all other matters coming before the Special Meeting will be decided by the vote of a majority of the number of shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting. Each share of Common Stock will entitle the holder to cast one vote at the Special Meeting, and votes cast will be counted by the inspectors of election. Although broker non-votes will be counted as present for determining the presence of a quorum at the Special Meeting, they will not be deemed votes cast with respect to any of the Proposals, will not count as votes for or against any of the Proposals and will not be included in calculating the number of votes necessary for approval of each of the Proposals.

  NONE OF THE PROPOSALS WILL BE IMPLEMENTED UNLESS THE RECAPITALIZATION PROPOSAL IS APPROVED. HOWEVER, THE IMPLEMENTATION OF THE RECAPITALIZATION PROPOSAL IS NOT CONDITIONED UPON THE APPROVAL OF THE BENEFIT PLAN PROPOSALS. ACCORDINGLY, A VOTE AGAINST THE RECAPITALIZATION PROPOSAL WILL GENERALLY HAVE THE SAME EFFECT AS A VOTE AGAINST ALL OF THE PROPOSALS, BUT A VOTE AGAINST THE BENEFIT PLAN PROPOSALS WILL NOT AFFECT THE IMPLEMENTATION OF THE RECAPITALIZATION PROPOSAL.

  Proxies in the enclosed form are solicited by the Board of Directors to provide an opportunity to every stockholder to vote on the Proposals, whether or not he or she attends in person. If proxies in the enclosed form are properly executed and returned, the shares represented thereby will be voted as specified. If no specifications are made, the proxies will be voted in favor of the Recapitalization Proposal and each of the Benefit Plan Proposals. Any stockholder executing a proxy may revoke that proxy or submit a revised proxy at any time before it is voted. A stockholder may also attend the Special Meeting in person and vote by ballot, thereby canceling any proxy previously given. Management does not intend to bring any matters before the Special Meeting other than the Proposals and does not know of any other matters to be brought before the Special Meeting by others.

PROXY SOLICITATION

  The Company will pay all expenses of soliciting proxies for the Special Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses in doing so. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for such firm's services will be $8,000 plus its reasonable out-of-pocket expenses. Certain employees of the Company, who will receive no additional compensation for their services, may also solicit proxies by telephone, telegram, telex, telecopy or personal interview.

STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the proxy materials for the Company's 1998 annual meeting of stockholders, stockholder proposals must be received by the Company no later than November 25, 1997.

                       THE RECAPITALIZATION TRANSACTIONS

  The Recapitalization Transactions contemplate recapitalizing MOXY through a series of transactions that, if consummated, would permit MOXY to restructure its current exploration and development operations and implement a significantly expanded and more diversified multi-year exploratory drilling program.

  If the Recapitalization Proposal is approved by MOXY's stockholders at the Special Meeting, the Company will (i) immediately commence the Rights Offering by distributing the Rights to its stockholders, (ii) close the Rights Offering and the transactions contemplated by the Standby Purchase Agreement, subject to the terms and conditions contained therein, as soon as practicable after the Expiration Date, (iii) purchase from FRP the MCN Producing Properties and repay all of the debt incurred under the MOXY/MCN Program and (iv) enter into the MOXY/FRP Exploration Program. If the Recapitalization Proposal is not approved, none of the Recapitalization Transactions will take place and MOXY will be forced to secure alternative sources of financing to support its exploration activities. There can be no assurance that alternative financing will be available on acceptable terms, if at all, or that the Company will remain a viable business enterprise. See "--Consequences if the Recapitalization Proposal is Not Approved."

  The following summarizes all of the material terms of the Recapitalization Transactions. The summaries are qualified in their entirety by reference to, and stockholders are urged to read the complete text of, the Master Agreement, the Standby Purchase Agreement, the Stockholder Agreement and the Participation Agreement, which are included as Annexes I through IV to this Proxy Statement. The consummation of each of those agreements and the transactions contemplated thereby are contingent upon and subject to receipt of stockholder approval of the Recapitalization Proposal at the Special Meeting.

BACKGROUND AND REASONS FOR THE RECAPITALIZATION TRANSACTIONS

  Since May 1994, when MOXY was spun-off from FTX, MOXY has pursued a business plan of exploring for and producing oil and gas primarily in the Gulf and Gulf Coast area. Thus far, MOXY has identified and has interests in two producing fields in the Gulf, the Vermilion Block 160 Unit and Vermilion Block 410 field. However, by the end of 1997 MOXY will have expended essentially all of its capital resources and requires significant additional capital to continue its exploration activities. Moreover, MOXY's management and Board of Directors believe that it is important for MOXY to obtain sufficient capital to enable MOXY to participate in a broader range of exploration prospects.

  MOXY's management and Board of Directors continue to believe in the potential of MOXY's exploration and development strategy and the potential for MOXY to develop additional attractive prospects based on the significant quantity of geological and geophysical data that MOXY has acquired over the years and the experience of its exploration team. Moreover, MOXY believes that its recent and continuing acquisitions of 3-D seismic data will continue to improve its ability to interpret subsurface geology and allow it to develop a larger inventory of high quality prospects that it can pursue at offshore lease sales and through farm-in opportunities in areas where it has a substantial geologic database and a long history of operational experience.

  In order to realize that potential, the Company has considered a number of strategies for raising additional equity capital. It has undertaken its recent business activities through joint venture arrangements, including arrangements with MCN, Phillips Petroleum and FRP. See "Certain Relationships and Related Transactions." However, MOXY has concluded that those and similar joint ventures will not provide sufficient capital to conduct the type of expanded exploration program that it believes is needed to take full advantage of MOXY's geophysical data, explore a larger number of prospects and spread drilling risk.

  Accordingly, in mid-1996 the Company began to consider a range of strategic options, including an extension of the MOXY/MCN Program, other joint ventures, equity offerings and business combinations. The Company considered public and private offerings of equity securities and management discussed these initiatives with DLJ and other investment banking firms. The Company subsequently concluded, based on the advice of DLJ and these other investment banking firms, that the Company's relatively small market capitalization and ongoing exploratory program made a meaningful conventional public offering impracticable and that a private offering would involve unfavorable terms and significant equity dilution to existing stockholders. The Company considered the acquisition of or combination with other independent oil and gas companies. The Company concluded that its relatively small market capitalization made any such acquisition or combination unattractive because of the absence of attractive opportunities and the probable dilution to the Company's existing stockholders. Management pursued discussions with MCN and another oil and gas company about entering into a large, multi-year exploration program similar to the MOXY/FRP Exploration Program, but neither was willing to commit to participation on terms acceptable to the Company.

  Management considered the possibility of a business plan to generate exploration prospects and fund their costs by selling partial interests in the prospects to other companies on a promoted basis. In recent months, management had presented a number of prospects involved in the MOXY/MCN Program to other companies in an effort to reduce the MOXY/MCN Program's capital requirements so that its available resources could be spread over more prospects. This experience convinced the Company that conducting its future operations on this basis was not feasible because of the effort required to obtain participants in the prospects and timing issues resulting from requirements to incur expenditures, particularly those relating to lease sales, and obtaining subsequent funding from other companies. Management also considered developing a drilling program funded by individual investors with high levels of taxable income. Based on discussions with potential investors and investment advisors, management concluded that the potential availiability of funds from individual investors was insufficient to meet the requirements of the Company's business plan. The Company also discussed its need for additional equity capital with a number of other financial advisors and financing sources.

  In pursuing each of these alternatives, the Board was guided by its belief that many, and perhaps most, of the Company's stockholders hold its Common Stock as an exploration investment and would prefer to continue to hold their investment and participate in a MOXY managed exploration program rather than to liquidate their investment, especially if an infusion of additional capital would increase the number of prospects that MOXY could pursue, thereby enhancing its opportunities of exploration success while diversifying its exploration risk. The Board also believed that in order to implement its business strategy and create stockholder value, MOXY required significant additional equity capital and a long-term exploration joint venture to allow it to participate in an increased number of drilling prospects.

  In 1996, FRP began to pursue the oil and gas business as an additional growth opportunity and as a hedge for its natural gas purchases. In June 1996, FRP elected to participate with MOXY in the drilling of the Company's two onshore Louisiana prospects and in February 1997 agreed to participate with MOXY in the March 1997 Central Gulf of Mexico lease sale. In February 1997, MOXY and FRP also began discussing the possibility of entering into a multi-year exploration program and MOXY's consideration of conducting a rights offering to raise equity capital. MOXY was represented in these negotiations by Richard C. Adkerson, its Co-Chairman of the Board and Chief Executive Officer, and John G. Amato, its General Counsel, who were assisted by MOXY's technical and administrative staff and outside legal counsel and advised by DLJ. FRP was represented in these negotiations by Rene L. Latiolais, its President and Chief Executive Officer, Robert M. Wohleber, its Chief Financial Officer, and Roger
T. Baker, its General Counsel, who were assisted by FTX's administrative staff and outside legal counsel and advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Following several meetings in February and March 1997, in early April 1997 FRP submitted a term sheet to MOXY regarding a proposal to form a multi-year exploration joint venture, serve as standby purchaser in a rights offering and provide interim financing to MOXY to purchase the MCN Producing Properties. These discussions continued for the next several months and consisted of a significant number of large and small meetings at which the principal terms of FRP's purchase of MCN's interest in the MOXY/MCN Program, the resale of the MCN Producing Properties to MOXY, the MOXY/FRP Exploration Program, the Standby Commitment, the FRP Purchase Option and the Stockholder Agreement were negotiated. Once the discussions with FRP commenced, management did not pursue further discussions with other potential industry partners regarding a long-term exploration program but continued to consider alternate methods of raising equity capital.

  The Board of Directors ultimately settled on the Rights Offering, backed up by the Standby Commitment, as the preferred capital-raising strategy, because it will provide the capital that MOXY needs to pursue an expanded exploration program while giving stockholders the opportunity to participate in that program and maintain their proportionate equity and voting interest in MOXY, subject to the possible effects of the FRP Purchase Option, by exercising their Rights to purchase additional shares of Common Stock. The Company's management also considered entering into a standby purchase arrangement for the Rights Offering with one or more investment banking firms but concluded that such an arrangement would not be available at an acceptable cost due to the Company's limited market capitalization and the size of the proposed rights offering. Also integral to the Board's decision to pursue the Rights Offering and the Recapitalization Transactions with FRP were the opportunities to acquire the MCN Producing Properties and to enter into the MOXY/FRP Exploration Program. These transactions will give MOXY the critical mass provided by additional proved reserves and current revenues provided by the MCN Producing Properties and a significant source of external funding that will permit MOXY to drill a larger number of exploratory prospects, thereby diversifying its risk, while working with a knowledgeable partner with which MOXY has a close and longstanding relationship.

  Because MOXY also wished to consolidate its exploration activities into one joint venture arrangement, in May 1997 management approached MCN regarding purchasing its interest in the MOXY/MCN Program, including the MCN Producing Properties. Management desired to acquire the MCN Producing Properties to provide the Company with additional proved reserves, cash flow and exploration potential and to facilitate the transition to joint drilling arrangements with FRP through the

MOXY/FRP Exploration Program. Moreover, since the Company already owned an interest in these producing fields, it believed this was an efficient manner to acquire additional reserves and increase current cash flow. Because of its focus on adding reserves through an exploratory drilling program, FRP desired to only acquire the MCN Producing Properties for resale to MOXY. The discussions with MCN continued until FRP agreed with MCN in July 1997 to purchase MCN's interest in the MOXY/MCN Program and the MCN Producing Properties. To facilitate the commencement of exploratory drilling with MOXY and the formation of the MOXY/FRP Exploration Program, FRP ultimately agreed to
(i) acquire MCN's contractual rights in the MOXY/MCN Program and its interest in exploratory prospects, which FRP would ultimately dedicate to the MOXY/FRP Exploration Program, and (ii) acquire the MCN Producing Properties for resale to MOXY upon completion of the Rights Offering and the Standby Commitment when MOXY would have sufficient capital to acquire them. The objective in determining the purchase price of the MCN Producing Properties between MOXY and FRP was to reimburse FRP for the acquisition price and carrying costs of the MCN Producing Properties. During the negotiations between FRP and MCN the exploratory properties were assigned a value of $5.0 million, and MOXY and FRP independently arrived at and assigned the same value in determining the allocation of the purchase price paid to MCN by FRP between the exploratory properties and the MCN Producing Properties.

  The Subscription Price was determined by negotiations between MOXY and FRP. The Board of Directors' primary objective in determining the Subscription Price was to establish a price approximating the recent trading price of the Common Stock.

  After carefully weighing the alternatives and considering the advice of DLJ, the Board has concluded that the Recapitalization Transactions represent the most effective and equitable means of achieving MOXY's strategic goals and provides the best opportunity reasonably available to enhance stockholder value. The Recapitalization Transactions could not be approved by a committee of "independent" directors of the Company since all of the Company's directors are also directors of FTX.

RECOMMENDATION OF BOARD OF DIRECTORS

  The Board has concluded that the Recapitalization Transactions are in the best interests of MOXY and its stockholders. Accordingly, the Board unanimously recommends that the holders of Common Stock vote to approve the Recapitalization Proposal.

  In recommending approval of the Recapitalization Transactions, the Board considered (i) the Company's current liquidity and capital resources; (ii) the Company's ability to increase its proved reserves and cash flow by acquiring the MCN Producing Properties in which the Company already has an interest and which have additional exploration potential and will facilitate the transition to joint drilling arrangements with FRP through the MOXY/FRP Exploration Program; (iii) the Company's need to obtain additional capital to fund exploration activities; (iv) current exploration and development projects and future exploration activities in which the Company may participate; (v) the relative advantages and disadvantages of the Recapitalization Transactions discussed under "--Advantages and Disadvantages of the Recapitalization Transactions"; (vi) the ability of the Company to drill and control operations on a significantly larger number of exploratory prospects through the MOXY/FRP Exploration Program; (vii) the inability of the Board to designate an independent committee to review the Recapitalization Transactions and the resulting conflicts of interest; (viii) the fact that as a result of the Standby Commitment and the FRP Purchase Option FRP could obtain voting control or significant influence over the direction and control of the Company and that public stockholders might not have sufficient voting power to approve a potential future strategic offer for the Company by a third party that might be attractive to such stockholders; and (ix) the opinion of DLJ described below under "Opinion of Independent Financial Advisor."

  The Board of Directors did not undertake a separate analysis of each of these factors nor did the Board reach a separate conclusion with respect to each factor. In view of this and the variety of factors considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion to recommend that the stockholders approve the Recapitalization Transactions. In addition, individual members of the Board may have given different weights to different factors. However, as a general matter, the Board believed that the opportunity to recapitalize MOXY through the Recapitalization Transactions and to enter the multi-year MOXY/FRP Exploration Program outweighed the potential disadvantages described in this Proxy Statement.

  In reaching its conclusion, the Board of Directors did not conduct its own financial analysis and relied solely on management's reports and financial analysis and the opinion of DLJ under "Opinion of Independent Financial Advisor."

  All of the members of the Company's Board of Directors also serve on the Board of Directors of FTX, which owns a 51.6% interest in, and serves as the administrative managing general partner of, FRP. As a result, in considering the recommendation of the Company's Board of Directors, stockholders should be aware that the Company's Board of Directors have interests that are in addition to and inherently conflict with the interests of the Company's stockholders generally. See "--Interests of Certain Persons in the Recapitalization Transactions and Conflicts of Interest."

  THE BOARD OF DIRECTORS HAS APPROVED THE RECAPITALIZATION TRANSACTIONS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RECAPITALIZATION PROPOSAL.

OPINION OF INDEPENDENT FINANCIAL ADVISOR

  In its role as financial advisor to the Company, DLJ was asked by the Company to render an Opinion to the Board of Directors of the Company as to the fairness to the stockholders of the Company, from a financial point of view, of the Recapitalization Transactions (as summarized below) contemplated by the Master Agreement. The Master Agreement contemplates the following transactions will be consummated as the Recapitalization Transactions: (i) FRP will purchase MCN's contractual rights to the MOXY/MCN Program, the MCN Producing Properties and other exploratory properties acquired thereunder,
(ii) MOXY and MCN will amend the MOXY/MCN Program Agreement, (iii) MOXY will conduct the Rights Offering, (iv) FRP will provide the Standby Commitment and receive the FRP Purchase Option and the fees provided for in the Standby Purchase Agreement, (v) MOXY and FRP will enter into the Stockholder Agreement, (vi) MOXY will purchase the MCN Producing Properties from FRP, and
(vii) MOXY and FRP will convey all of the exploration properties dedicated to the MOXY/MCN Program to the MOXY/FRP Exploration Program and commence operations thereunder pursuant to the Participation Agreement. On September 5, 1997, DLJ delivered an update of its fairness opinion to the Board of Directors of the Company (a copy of which is attached as Annex V to this Proxy Statement) that, as of the date of such update, and based upon the assumptions, limitations and qualifications set forth therein, the Recapitalization Transactions are, in the aggregate, fair to the Company and its stockholders from a financial point of view.

THE FULL TEXT OF THE DLJ OPINION IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX
V.

THE DLJ OPINION SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW AND PROCEDURES FOLLOWED BY DLJ IN CONNECTION WITH SUCH OPINION.

  The Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in the oil and gas industry and is familiar with the Company and its business. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  The DLJ Opinion was prepared for the Company's Board of Directors and is directed only to the fairness of the Recapitalization Transactions, in the aggregate, to the stockholders of the Company from a financial point of view and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The DLJ Opinion does not constitute an opinion as to the price at which the Common Stock may trade in the open market at any time. No restrictions or limitations were imposed by the Company upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. DLJ was not authorized to, nor did DLJ, solicit alternative proposals to acquire the Company, although DLJ noted that consummation of the Recapitalization Transactions could result in a change of control of MOXY (since if no Rights are exercised FRP could acquire up to 67% of MOXY's outstanding Common Stock through the Standby Commitment).

  In arriving at its opinion, DLJ reviewed the Master Agreement and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were financial projections of the Company for the period beginning January 1, 1997 and ending December 31, 1998, prepared by the management of the Company (the "Management Projections"). With respect to the Management Projections, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of MOXY's management as to MOXY's future operating and financial performance. The Management Projections assume that 13 exploration wells and 3 development wells will be drilled in 1997 and 1998 at an estimated total capital cost of $34 million, including the cost of seismic and leasehold acquisitions. The projections assume a 50% success rate on exploration drilling and annual production from existing reserves of 3.7 BCFE and 2.8 BCFE in 1997 and 1998, respectively. In addition, DLJ compared certain financial and securities data of the Company with various other companies that DLJ deemed relevant, reviewed the historical stock prices and trading volumes of the Common Stock, and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion. DLJ also considered the Company's immediate need for additional cash to fund its capital, operating and growth requirements, and the limited number of alternatives available to the Company to obtain additional debt or equity financing. With respect to the acquisition of the MCN Producing Properties, DLJ noted that such transaction was negotiated between independent third parties and that the purchase price of $26 million for such properties was within the range of values obtained by DLJ using an analysis as described below in the discussion of Pro Forma Analysis.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by the Company or that was otherwise reviewed by it. DLJ did not make any independent evaluation of the assets or liabilities of the Company, nor did DLJ independently verify the information reviewed by it. DLJ relied as to certain legal matters on advice of counsel to the Company.

  The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of the date of, the DLJ Opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligations to update, revise or reaffirm the DLJ Opinion. The DLJ Opinion does not address the relative merits of the Recapitalization Transactions or other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Recapitalization Transactions.

  DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company, FRP and its affiliates in the past and has received customary compensation for such services.

  The following is a summary of certain factors considered and financial analyses performed by DLJ in connection with the DLJ Opinion that were included in a presentation to the Board of Directors of the Company on July 14, 1997.

  Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings and operating and financial ratios for the Company to the corresponding data and ratios of certain other companies whose securities are publicly traded (collectively, the "Comparable Companies"). The Comparable Companies were chosen because they possess general business, operating or financial characteristics representative of companies in the industry in which the Company operates. The Comparable Companies consisted of: Bellwether Exploration Company, Callon Petroleum Company, Chieftain International, Inc., Edge Petroleum Corporation, The Houston Exploration Company, Offshore Energy Development Corporation, Stone Energy Corporation and Meridian Resource Corporation. Such data and ratios included Enterprise Value ("Enterprise Value" is defined as the product of the stock price and total shares outstanding ("Equity Value") plus Net Debt ("Net Debt" is defined as total debt plus preferred stock less cash and cash equivalents)) (i) to 1996-1998 EBITDAX ("EBITDAX" is defined as earnings before interest, taxes, depreciation, amortization and exploration expense), (ii) per Mcfe of reserves, and (iii) as a percentage of SEC pre-tax PV-10. DLJ also examined the ratios of share price to 1996-1998 earnings per share, 1996-1998 cash flow per share and current book value per share. In addition, DLJ examined the ratios of total debt to total book capitalization, total debt to reserves, and reserves to production for the Comparable Companies and compared all such ratios with those of the Company.

  Applying a range of multiples obtained for the Comparable Companies to the operating data of the Company, this analysis indicated a high and low range of implied share prices for the Company of between $1.52 to $2.59. The implied share prices exclude the impact of values which are less than zero.

  Analysis of Comparable Transactions. DLJ reviewed publicly available information for 15 selected transactions involving the combination of selected Exploration and Production companies. The 15 transactions reviewed (the "Comparable Transactions") were: Meridian Resource Corporation/Cairn Energy USA, Louis Dreyfus Natural Gas Corporation/American Exploration Company, Forcenergy Inc./Edisto Resources Corporation, Bellwether Exploration Company/Torch Energy Advisors, Inc., Domain Energy Corporation/Tenneco Ventures, Lomak Petroleum Inc./America Cometra, Inc., Forcenergy Inc./Great Western Resources, Inc., KCS Energy, Inc./InterCoast Oil & Gas Company, Noble Affiliates, Inc./Energy Development Corporation, Enron Capital & Trade Resources/Hardy Oil & Gas Plc, Hunt Petroleum Corporation/Columbia Gas Development Corporation, Contour Production Company L.L.C./Kelley Oil & Gas Corporation, United Meridian Corporation/General Atlantic Resources Corporation, Burlington Resources, Inc./Maxus Energy Corporation and Cabot Oil & Gas Corporation/Washington Energy Resources Company. The 14 transactions selected are not intended to represent a complete list of Exploration and Production transactions, rather they include only transactions involving combinations of companies with operating characteristics, size or financial performance characteristics which DLJ believed to be comparable to those of the Company. DLJ reviewed the Enterprise Value of such transactions as a multiple of the last twelve month's ("LTM") EBITDAX, SEC pre-tax PV-10 and oil and gas reserves. DLJ also reviewed the stock price paid in such transactions as a multiple of LTM cash flow per share.

  Applying a range of multiples obtained for the Comparable Transactions to the operating data for the Company, this analysis indicated a high and low range of implied share prices for the Company of $0.51 to $1.78. The implied per share prices exclude the impact of values which are less than zero.

  Valuation Based on Net Asset Value. DLJ performed a valuation of MOXY based on a range of the estimated value of its assets and liabilities. In order to perform this analysis, DLJ made certain assumptions regarding the value of the Company's oil and gas reserves, exploration acreage and other assets. DLJ determined a range of values for the Company's reserves based on information contained in the preliminary reserve report of Ryder Scott dated June 17, 1997 applying a range of discount rates to the cash flows generated by such reserves under various risk weightings of proved and probable reserves. DLJ applied a range of risk factors to proved reserves of 85%-100%, to probable reserves of 50%-100% and to possible reserves of 10%-50%. In each case a range of pre-tax discount rates of 10%-15% was applied. DLJ determined a range of values for the Company's exploration acreage based on prices paid for undelevoped acreage in recent lease sales and a discounted cash flow analysis and a discounted cash flow analysis applying a range of discount rates and risk factors to the expected cash flow to be generated from such exploration prospects. In its evaluation of the Company's exploration prospects, DLJ applied a range of risk factors of 0%-70% and utilized a range of pre-tax discount rates of 15%-20%. DLJ then subtracted from the value of the Company's assets its outstanding liabilities including indebtedness. Based on this analysis, DLJ determined a high and low range of share prices for the Company of between $2.33 and $4.44 per share.

  Stock Trading History. To provide contextual data and comparative market data, DLJ examined the history of the trading prices for the Common Stock for the latest twelve-month period ended June 27, 1997. DLJ also reviewed the daily closing prices of the Common Stock and compared the closing stock prices with an index consisting of comparable companies. This information was presented solely to provide the Board with background information regarding the stock prices of the Company over the period indicated. DLJ noted the high and low prices for the Common Stock over the twelve-month period ended August 29, 1997 were $4.375 and $1.813, respectively.

  Pro Forma Analysis. DLJ analyzed certain pro forma effects resulting from the Recapitalization Transactions. In conducting its analysis, DLJ relied upon certain assumptions provided by management of the Company. Management pro forma projections assume the Recapitalization Transactions are completed on October 31, 1997. Material changes to the Management Projections as a result of the Recapitalization Transactions include the following: (i) acquisition of the MCN Producing Properties which were assumed to result in increased annual production in 1997 and 1998 of 1.0 BCFE and 4.0 BCFE, (ii) receipt of net proceeds from the Rights Offering of $93 million and (iii) additional drilling including additional exploration wells in 1997 and 1998 and additional lease acquisitions requiring $51 million in capital expenditures. The analysis indicated that the pro forma after-tax cash flow per share of the Company would be approximately $0.16 per share, or 57%, higher on a pro forma basis in fiscal year 1997 and $0.41 per share higher on a pro forma basis in fiscal year 1998, than management estimates for the Company in the absence of the Recapitalization Transactions. As part of its evaluation of the acquisition of the MCN Producing Properties, DLJ performed a discounted cash flow analysis of the expected future cash flows from the MCN Producing Properties. DLJ applied a range of risk factors to proved reserves of 85%-100%, to probable reserves of 50%-100% and to possible reserves of 10%-50%. In each case a range of pre-tax discount rates of 10%-15% was applied. DLJ determined a range of values for the Company's exploration acreage based on prices paid for undeveloped acreage in recent lease sales and a discounted cash flow analysis applying a range of discount rates and risk factors to the expected cash flow to be generated from such exploration prospects. In its evaluation of the Company's exploration prospects, DLJ applied a range of risk factors of 25%-90% and utilized a range of pre-tax discount rates of 15%-20%. Based on this analysis, DLJ determined a high and low valuation range for the MCN Producing Properties of between $24.1 million and $31.1 million. The results of the pro forma analysis are not necessarily indicative of future operating results or financial performance.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Recapitalization Transactions and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analysis, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to the terms of an engagement letter dated April 9, 1997, the Company has (i) paid to DLJ a retainer of $100,000 and a fee of $250,000 upon delivery of the DLJ Opinion, and (ii) agreed to pay to DLJ a fee of $150,000 upon closing of the Rights Offering. The Company has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the arrangement with DLJ, which DLJ and the Company believe are customary in transactions of this nature, were negotiated at arm's length between the Company and DLJ and the Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Recapitalization Transactions.

  In the ordinary course of business, DLJ may actively trade the securities of the Company, FRP and its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

THE RIGHTS OFFERING

  MOXY intends to use the net proceeds of the Rights Offering to purchase the MCN Producing Properties, to repay the debt incurred under the MOXY/MCN Program, to fund a portion of the Company's estimated capital requirements under the MOXY/FRP Exploration Program and for additional working capital and general corporate purposes. It is anticipated that MOXY will issue approximately 28.6 million shares of Common Stock for an aggregate of approximately $100 million of Common Stock pursuant to the Rights Offering and the Standby Commitment. If the stockholders approve the Recapitalization Proposal, the Rights Offering will commence as soon as possible after the Special Meeting.

  Pursuant to the Rights Offering, the Company will distribute at no cost to each holder of Common Stock for each share owned as of the record date for the Rights Offering a number of Rights equal to the quotient (estimated to be approximately 2.0 Rights for each share of Common Stock) obtained by dividing the number of shares outstanding on the Record Date by the number of shares to be issued in the Rights Offering. Each Right will entitle the holder thereof to purchase one share of Common Stock for the Subscription Price ($3.50 in cash).

  Commencement; Expiration; No Revocation. If the stockholders approve the Recapitalization Proposal, the Rights Offering will commence promptly following the Special Meeting and will expire at 5:00 p.m. on the Expiration Date, which will be no less than 30 days after the Rights Offering commences. The Company may, with FRP's consent, extend the Expiration Date and will announce any extension thereof by not later than 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date; provided that the Expiration Date in no event shall be more than 30 days after the originally established Expiration Date. An extension of the Expiration Date will be for a period of at least three Nasdaq trading days. After the Expiration Date, unexercised Rights will be null and void. Once a holder of Rights has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked.

  Basic and Oversubscription Privileges. Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Common Stock. Each Right will also carry an Oversubscription Privilege right to subscribe at the Subscription Price for additional shares of Common Stock not subscribed for by other holders through the exercise of the Basic Subscription Privilege. Only holders who exercise the Basic Subscription Privilege in full will be entitled to exercise the Oversubscription Privilege. If the Excess Shares are insufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata among holders who exercise their Oversubscription Privilege in proportion to the number of shares each holder subscribed for pursuant to the Basic Subscription Privilege; provided, however, that no holder will be allocated more shares than such holder subscribed for pursuant to the exercise of the Oversubscription Privilege.

  Transferability. The Rights will be transferable and it is expected that they will trade on the Nasdaq National Market under the symbol "MOXYR" until the close of business on the last Nasdaq National Market trading day prior to the Expiration Date.

  Determination of the Subscription Price. The Subscription Price was determined by negotiations between MOXY and FRP. The Board's objective in establishing the Subscription Price was to approximate recent trading prices of the Common Stock, raise the targeted proceeds and provide all of MOXY's stockholders with a reasonable opportunity to make an additional investment in the Company and avoid dilution of their ownership and voting percentage in the Company, subject to the possible effects of the FRP Purchase Option.

  Certain Federal Income Tax Considerations. In the opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., special counsel to the Company, for United States federal income tax purposes, holders of Rights generally will not recognize taxable income in connection with the issuance to them or exercise by them of Rights. Rights holders may incur gain or loss upon the sale of the Rights or the shares of the Common Stock acquired upon exercise of the Rights.

  THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SHARES OF COMMON STOCK OR ANY OTHER SECURITIES, INCLUDING THE RIGHTS OR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS. OFFERS AND SALES OF THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS WILL ONLY BE MADE BY MEANS OF A PROSPECTUS MEETING THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN SUCH PROSPECTUS, WHICH IS EXPECTED TO BE DELIVERED TO STOCKHOLDERS IMMEDIATELY AFTER THE SPECIAL MEETING, PROVIDED THE RECAPITALIZATION PROPOSAL IS APPROVED.

THE STANDBY PURCHASE AGREEMENT

  To ensure MOXY will obtain the funds sought through the Rights Offering, MOXY and FRP have entered into the Standby Purchase Agreement, pursuant to which, subject to certain customary, limited exceptions, FRP has agreed to provide a Standby Commitment to purchase at the Subscription Price a number of shares of Common Stock equal to the number of shares of Common Stock not purchased pursuant to the exercise of Rights. Pursuant to the Standby Purchase Agreement, FRP also has the option, exercisable if FRP does not acquire at least 30% of the outstanding Common Stock pursuant to the Standby Commitment, to purchase at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership interest in MOXY after giving effect to the completion of the Rights Offering and the purchase of shares pursuant to the Standby Commitment and the FRP Purchase Option. The FRP Purchase Option must be exercised and closed simultaneously with the closing of the Standby Commitment. MOXY has agreed to pay a standby fee (the "Standby Fee") of $6 million to FRP, payable upon the closing of the Rights Offering, for providing the Standby Commitment, acquiring the MCN Producing Properties for resale to MOXY and entering the MOXY/MCN Exploration Program. MOXY will not be obligated to pay the Standby Fee unless the Standby Purchase Agreement and the transactions contemplated thereby are approved at the Special Meeting.

  The rights and obligations of MOXY and FRP under the Standby Purchase Agreement are subject to certain customary conditions, including the absence of any pending or threatened action, suit or proceeding relating to the Rights Offering or the Standby Purchase Agreement.

  If less than approximately 25% of the Rights are exercised by holders, then FRP will acquire a majority of MOXY's outstanding Common Stock pursuant to the Standby Commitment. If FRP exercises the FRP Purchase Option in full, FRP will own 30% of MOXY's outstanding Common Stock. See "--Potential Effects of the Recapitalization Transactions on Control of MOXY."

  The foregoing summary of the Standby Purchase Agreement is qualified in its entirety by reference to the complete text thereof, which is attached hereto as Annex II.

STOCKHOLDER AGREEMENT; REGISTRATION RIGHTS

  MOXY and FRP have agreed to enter into the Stockholder Agreement that provides for (i) the implementation of certain corporate governance measures designed to protect the stockholders of MOXY other than FRP, (ii) the ability of FRP to elect a certain number of directors if it owns more than 10% but less than a majority of the outstanding Common Stock and (iii) certain registration rights with respect to the shares of Common Stock that FRP may acquire pursuant to the Standby Commitment and the FRP Purchase Option. If the Independent Committee (as defined below) approves an amendment or modification, the Stockholder Agreement may be amended or modified by the Board without stockholder approval.

  Non-FRP Stockholder Protections. MOXY has agreed to take such actions on or before January 14, 1998, as are necessary to create at least two vacancies on the Board of Directors either by (i) an increase in the number of directors in accordance with the Certificate of Incorporation or By-Laws; (ii) director resignations or (iii) a combination thereof. MOXY has agreed to designate and elect at least two directors each of whom (a) would qualify as an independent director within the meaning given to such term under the rules of the New York Stock Exchange and (b) is not an "Affiliate" or "Associate" (as each such term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) of FRP, other than solely as a result of being a director of MOXY (each an "Independent Director"). MOXY has agreed to maintain at all times a committee of the Board of Directors comprised of all such Independent Directors (the "Independent Committee").

  Until the date on which FRP ceases to own at least 10% of the outstanding Common Stock, MOXY has agreed not to take any of the following actions without the approval of the Independent Committee: (a) repurchase any outstanding shares of Common Stock; (b) enter into (i) any sale, lease, transfer or other disposition by MOXY of any of its properties or assets to, (ii) any purchase of property or assets by MOXY from, (iii) any investment by MOXY in, (iv) any agreement by MOXY with or for the benefit of, or (v) any other transaction with one or more of its affiliates that involves aggregate payments in excess of $5 million; (c) enter into any "Rule 13e-3 transaction" within the meaning of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (d) amend, modify or grant any waiver under the Rights Plan, the Participation Agreement or the Stockholder Agreement or (e) in connection with any merger or business combination involving MOXY and a third party, treat FRP and the other holders of Common Stock on other than equivalent terms.

  Until the date on which FRP ceases to own, directly or indirectly, at least 10% of the outstanding Common Stock of MOXY, FRP will not, without the approval of the Independent Committee, purchase, acquire, agree to acquire or offer to acquire beneficial ownership of any additional shares of Common Stock (other than through open-market purchases that do not constitute "Rule 13e-3 transactions" within the meaning of Rule 13e-3 under the Exchange Act), or enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving FRP or any of its affiliates and MOXY.

  Right of FRP to Nominate Directors. Pursuant to the Stockholder Agreement, as long as FRP owns at least 10% but less than a majority of the outstanding Common Stock of MOXY, FRP will be entitled to nominate that number of directors equal to the nearest whole number obtained by multiplying FRP's percentage interest in the outstanding Common Stock by the number of directors that are to serve on the Board of Directors. MOXY has agreed to create such number of vacancies on the Board of Directors either by (i) an increase in the Board of Directors in accordance with the terms of MOXY's Certificate of Incorporation and By-Laws, (ii) director resignations or (iii) a combination thereof.

  In connection with each meeting of stockholders of MOXY at which the term of any of FRP's designees expires, the Board of Directors will nominate for election as a director of MOXY the designee of FRP to stand for election for a succeeding term and will vote all management proxies in favor of such designee, except for such proxies that specifically indicate to the contrary. FRP will have the right to designate replacements for directors designated by FRP pursuant to this Agreement, if such director declines or is unable to serve for any reason, at the end of such director's term, or upon such director's resignation or removal.

  FRP has informed MOXY that at the present time it does not intend to use this provision to make any changes to the current composition of the Board, subject to the appointment of Independent Directors as discussed below.

  Registration Rights. Pursuant to the Stockholder Agreement, FRP will be entitled to demand registration rights with respect to any shares of Common Stock that it owns; provided that FRP register no less than 10% of the outstanding Common Stock pursuant to each such registration and that MOXY not be required to effect more than one such registration in any 12-month period nor more than three such registrations in the aggregate. In addition, if the Company proposes to register any Common Stock under the Securities Act in connection with a public offering, FRP may require MOXY to include all or a portion of the shares owned by FRP at that time. MOXY has agreed to pay all the expenses of any registration under the Stockholder Agreement, other than underwriters' discounts and commissions, and to indemnify FRP for certain liabilities in connection with any such registration.

  Although the Company cannot predict the timing or amount of future sales of Common Stock pursuant to these registration rights or the effect that the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time, sales of substantial amounts of Common Stock in the public market pursuant to these registration rights or any other method could negatively affect the market price of the Common Stock.

  The foregoing summary of the Stockholder Agreement is qualified in its entirety by reference to the complete text thereof, which is attached hereto as Annex III.

PURCHASE OF MCN PRODUCING PROPERTIES

  In July 1997, FRP agreed to acquire from MCN its contractual rights to the MOXY/MCN Program, the MCN Producing Properties and other exploratory properties acquired under the MOXY/MCN Program for $31.0 million, as adjusted for the net revenues and costs attributable to such properties from April 1, 1997 until their acquisition by FRP, and an additional amount equal to the amount loaned by MCN to MOXY under the MOXY/MCN Program. On August 4, 1997, FRP paid MCN, after adjustments, $34.0 million for such assets together with $12.4 million for the outstanding indebtedness. MCN is not affiliated with either FRP or MOXY and will no longer have any involvement or interest in the MOXY/MCN Program.

  MOXY and FRP have amended the MOXY/MCN Program to extend the program term, include their interests in the seven offshore leases acquired by MOXY and FRP at the Central Gulf of Mexico lease sale held in March 1997 and provide for the conduct of mutually agreed exploration projects until the earlier of December 31, 1997 or, if the Recapitalization Proposal is approved at the Special Meeting, until the date of the completion of the Rights Offering. The amendment also provided that FRP will reimburse MOXY for approximately $290,000 of overhead per month and will continue to advance funds to MOXY under the MOXY/MCN Program during the remaining program term.

  Upon completion of the Rights Offering, MOXY will acquire the MCN Producing Properties from FRP for $26.0 million, subject to the adjustments described above with respect to revenues and costs attributable to the MCN Producing Properties from April 1, 1997 until their acquisition by MOXY plus interest, calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted, from August 4, 1997 until MOXY's acquisition of the properties, at an annual rate publicly announced by The Chase Manhattan Bank from time to time plus 2%. At the same time, MOXY will repay to FRP all amounts that have been advanced to MOXY under the MOXY/MCN Program. Thereafter, MOXY will retain a 100% interest in the MCN Producing Properties and MOXY and FRP will dedicate to the MOXY/FRP Exploration Program all other oil and gas properties then subject to the MOXY/MCN Program.

THE MOXY/FRP EXPLORATION PROGRAM

  Pursuant to the Master Agreement and subject to the terms and conditions contained therein, including the closing of the MCN Purchase and completion of the Rights Offering, MOXY and FRP have agreed to establish the MOXY/FRP Exploration Program. MOXY will manage the MOXY/FRP Exploration Program, selecting all prospects and drilling opportunities, and will serve as operator of the MOXY/FRP Exploration Program. MOXY and FRP will commit $200 million for exploration expenditures to be incurred under the MOXY/FRP Exploration Program, with most exploration expenditures being shared 40% by MOXY and 60% by FRP. Exploration costs consist of all costs associated with leasehold acquisition and maintenance, geological and geophysical studies, seismic surveys, drilling exploratory wells, overhead reimbursements, and all other aspects of identifying prospects and drilling exploratory wells. All revenues and all other costs will be shared equally by MOXY and FRP.

  MOXY and FRP will receive credits against the $200 million program commitment for all exploratory costs incurred under the amended MOXY/MCN Program prior to the establishment of the MOXY/FRP Exploration Program. All exploratory prospects in the MOXY/MCN Program will be transferred to the MOXY/FRP Exploration Program and MOXY will acquire an additional interest in each such property to reflect the ownership of interests under the MOXY/FRP Exploration Program. The MOXY/FRP Exploration Program will terminate after initial exploration program expenditures of $200 million have been committed or June 30, 2002, whichever is earlier.

  Any amendment to the agreements constituting the MOXY/FRP Exploration Program or other waiver of MOXY's rights thereunder will be required to be made by the Independent Committee. See "--Stockholder Agreement; Registration Rights."

  The foregoing is a summary of all of the material terms of the MOXY/FRP Exploration Program but is qualified in its entirety by reference to the complete text of the Participation Agreement between MOXY and FRP, which is attached hereto as Annex IV.

POTENTIAL EFFECTS OF THE RECAPITALIZATION TRANSACTIONS ON CONTROL OF MOXY

  Pursuant to, and subject to the terms and conditions of, the Standby Purchase Agreement, FRP has agreed to purchase from MOXY all shares of Common Stock that are offered but not purchased pursuant to the exercise of the Rights. Accordingly, if less than approximately 25% of the Rights are exercised by the holders, then FRP will acquire pursuant to the Standby Commitment a majority of the outstanding Common Stock and will have the power to control MOXY's business and affairs. If, as a result of the Standby Commitment or the FRP Purchase Option, FRP acquires or holds more than 10% but less than a majority of the outstanding Common Stock, pursuant to the Stockholder Agreement, it will be entitled to designate a number of directors proportionate to its stock ownership in MOXY and may have the power to significantly influence the Company's business and affairs.

  MOXY's Certificate of Incorporation does not provide for cumulative voting in the election of directors. As a holder of a majority of the Common Stock, FRP would have the ability to elect all of the directors on MOXY's Board. The Board is empowered by the Delaware General Corporation Law ("DGCL") to direct the management of the business of MOXY and to make numerous major decisions without stockholder approval. Matters and decisions subject to Board control include, among other things, the purchase and sale of assets of MOXY (other than a disposition of all or substantially all of MOXY's assets outside of the ordinary course of business), the issuance of additional equity or debt securities (subject to limitations imposed by the Certificate of Incorporation and debt agreements), the declaration of dividends in respect of MOXY's capital stock, the election and removal of officers of MOXY, capital expenditure decisions, strategic planning, by-law amendments, officer compensation matters, and the recommendation for stockholder approval of certain major corporate transactions (including mergers, certain asset sales, charter amendments and dissolutions).

  If FRP acquires a majority of the outstanding Common Stock, FRP will hold a majority of the voting power and have the right to elect all of the directors of the Board. Under the DGCL and the Certificate of Incorporation and By-laws, the following matters generally require the approval of the holders of a majority of the outstanding shares entitled to vote (subject to any additional rights of the holders of any class or series of stock to vote on such matters separately as a class): (i) a merger of MOXY with or into another corporation or other entity; (ii) a sale, lease, exchange or disposition of all or substantially all of MOXY's assets other than in the ordinary course of business; (iii) the amendment of the Certificate of Incorporation, subject to certain exceptions; and (iv) a dissolution of MOXY. In addition, the Independent Committee will be required to approve certain transactions. See "-- Stockholder Agreement; Registration Rights." Subject to certain exceptions, the Nasdaq rules also require that the following securities issuances by listed companies be approved by at least a majority of the votes cast at a properly constituted meeting of Stockholders: (a) the establishment of a stock option or purchase plan or arrangement pursuant to which stock may be acquired by officers and directors, except for warrants or rights issued generally to security holders or broadly-based plans or arrangements including other employees; (b) the issuance of common stock in exchange for the acquisition, directly or indirectly, of stock or assets from a director, officer or substantial security holder of the company who holds a 5% or greater interest in the assets or company to be acquired; (c) the issuance of common stock or securities convertible into or exchangeable for common stock representing more than 20% of the common stock or voting power outstanding prior to the issuance, other than in a public offering for cash; and (d) an issuance of securities that will result in a change of control of the company.

  Assuming that FRP will hold more than a majority of the Common Stock, the directors elected by FRP, if they vote together, would have the ability to control the outcome of all votes taken by the Board, subject to the approval of the Independent Committee in certain limited instances. Under applicable law, such directors, like all directors, will have fiduciary obligations to all of MOXY's stockholders, not just to FRP. However, FRP's right to control the Board could have the effect of delaying, deterring or preventing tender offers or takeover attempts that some or a majority of MOXY's stockholders might consider to be in their best interests, including offers or attempts that might result in the payment of a premium over the market price for the Common Stock.

  If FRP acquires more than 20% of the outstanding Common Stock pursuant to the Standby Commitment and the FRP Purchase Option, outstanding stock options to acquire an aggregate of 846,203 shares of Common Stock with an average option price of $3.11 will become exercisable as a result of certain acceleration provisions in the Company's stock option plans or grant agreements. Of the currently nonexercisable stock options, approximately 23%, 35%, 24%, 9% and 9% would become exercisable by each December 31, 1997, 1998, 1999, 2000 and 2001, respectively. The stock options granted on July 14, 1997 will not, however, become exercisable if FRP acquires more than 20% of the outstanding Common Stock pursuant to the Standby Commitment and FRP Purchase Option. See "Proposal to Approve Amendments to the 1994 Stock Option Plan for Non-Employee Directors" and "Proposal to Approve Amendments to the 1994 Stock Option Plan."

  In addition, the Recapitalization Transactions will be exempt from the application of certain anti-takeover provisions, including Section 203 of the DGCL, the fair price provision contained in the Certificate and the Company's Rights Plan.

  Section 203 of the DGCL prevents an "interested stockholder" (defined as a stockholder owning 15 percent or more of a corporation's voting Stock) from engaging in a business combination with such corporation for a period of three years from the date such stockholder became an interested stockholder unless
(a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, (b) upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock (not counting shares owned by persons who are directors and also officers of such corporation) or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). The Board of Directors has approved the Recapitalization Transactions and, therefore, FRP will not be considered an "interested stockholder" as defined by Section 203 of the DGCL as a result of the Recapitalization Transactions.

  Article Ninth of MOXY's Certificate of Incorporation provides that certain fundamental transactions between MOXY and a 20% stockholder require approval of the holders of shares having 85% of the total voting power, unless (i) certain "fair price" provisions are satisfied, (ii) the transaction involves a wholly-owned subsidiary of the Company, or (iii) the transaction is approved by a majority of the "Continuing Directors," which would exclude directors affiliated with or nominated by the 20% stockholder. FRP and FTX are specifically excluded from the application of this provision.

  Pursuant to the Company's Rights Plan, any person other than Oppenheimer Group, Inc., who becomes the beneficial owner of 15% or more of the outstanding Common Stock of the Company shall be deemed an "Acquiring Person." If a person becomes an Acquiring Person, each holder of a right under the Rights Plan will thereafter have the right to receive upon exercise thereof at the then current purchase price, Common Stock having a market value equal to two times the purchase price. Prior to entering into the Standby Purchase Agreement, MOXY amended the Rights Plan to exclude FRP from the Rights Plan. See "Description of Capital Stock--Certain Provisions of the Company's Certificate and By-laws and Delaware Law--Stockholder Approval of Combinations; Fair Price Provisions" and "--Preferred Stock Purchase Rights."

  MOXY and FRP have agreed to adhere to the policies set forth in the Stockholder Agreement at any time FRP owns more than 10% of the outstanding Common Stock. In accordance with the Stockholder Agreement, no later than January 14, 1998, MOXY will be required to elect and maintain an Independent Committee of the Board of Directors consisting of at least two independent directors appointed to MOXY's Board. See "--Stockholder Agreement; Registration Rights." If the Independent

Committee approves an amendment or modification, the Stockholder Agreement may be amended or modified by the Board without stockholder approval.

  Until the date on which FRP ceases to own at least 10% of the outstanding Common Stock, MOXY will not take any of the following actions without the approval of the Independent Committee: (a) repurchase any outstanding shares of Common Stock; (b) enter into (i) any sale, lease, transfer or other disposition by MOXY of any of its properties or assets to, (ii) any purchase of property or assets by MOXY from, (iii) any investment by MOXY in, (iv) any agreement by MOXY with or for the benefit of, or (v) any other transaction with one or more of its affiliates that involves aggregate payments in excess of $5 million; (c) enter into any "Rule 13e-3 transaction," within the meaning of Rule 13e-3 under the Exchange Act; (d) amend, modify or grant any waiver under the Rights Plan, the Participation Agreement or the Stockholder Agreement, or (e) in connection with any merger or business combination involving MOXY and a third party, treat FRP and the other holders of Common Stock on other than equivalent terms.

  In addition, until the date on which FRP ceases to own, directly or indirectly, at least 10% of the outstanding voting stock of MOXY, FRP will not, without the approval of the Independent Committee, purchase, acquire, agree to acquire or offer to acquire beneficial ownership of any additional shares of Common Stock (other than through open-market purchases that do not constitute "Rule 13e-3 transactions" within the meaning of Rule 13e-3 under the Exchange Act), or enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving FRP or any of its affiliates and MOXY.

INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION TRANSACTIONS AND CONFLICTS OF INTEREST

  FTX currently owns a 51.6% interest in, and is the administrative managing general partner of, FRP. All of the directors who serve on the Company's Board of Directors also serve on the Board of Directors of FTX. In addition, James
R. Moffett, who serves as Co-Chairman of the Board of the Company also serves as Chairman of the Board of FTX. Furthermore, Richard C. Adkerson, who serves as Co-Chairman of the Board and Chief Executive Officer of the Company also serves as Vice Chairman of the Board of FTX. Both Dean T. Falgoust and Craig
E. Saporito serve as Vice Presidents of both the Company and FTX, Michael C. Kilanowski, Jr. serves as Secretary of both the Company and FTX, and C. Donald Whitmire, Jr. serves as Controller for the Company and FTX. If FRP acquires more than 20% of the outstanding Common Stock pursuant to the Standby Commitment or the FRP Purchase Option, options to acquire an aggregate of 846,203 shares of Common Stock with an average exercise price of $3.11 per share will become exercisable, substantially all of which are held by directors and executive officers of the Company. Based on the closing sale
price of the Common Stock on September 3, 1997 ($   per share), the aggregate
difference between the exercise and closing sale price of such options was
approximately $      . Of the currently nonexercisable stock options,
approximately 23%, 35%, 24%, 9% and 9% would become exercisable by each December 31, 1997, 1998, 1999, 2000 and 2001, respectively. See "--Potential Effects of the Recapitalization Transactions on Control of MOXY."

  As directors of FTX, members of the Company's Board of Directors have interests that are in addition to and inherently conflict with those of the Company's stockholders generally. The Recapitalization Transactions could not be approved by a committee of "independent" directors of the Company since all of the Company's directors are also directors of FTX. Accordingly, if a stockholder were to challenge the directors' approval of the Recapitalization Transactions, the directors would not likely be afforded the benefit of the Delaware "business judgment" rule, and their actions would likely be reviewed under the Delaware "entire fairness" standard, whereby the Company's directors would be required to prove the fairness of the Recapitalization Transactions to the Company. Stockholder approval of the Recapitalization Transactions, which is required by the rules of the Nasdaq National Market, by a majority of the votes cast by stockholders who are unaffilated with FTX would be expected to have the effect of shifting to any stockholder who challenges the directors' decision the burden of proving that the Recapitalization Transactions were not fair to the Company.

  In addition, the directors and officers have been granted stock options subject to approval of the Benefit Plan Proposals and the Recapitalization Proposal. See "Proposal to Approve Amendment of the 1994 Stock Option Plan for Non-Employee Directors" and "Proposal to Approve Amendments to the 1994 Stock Option Plan."

USES OF FUNDS

  The net proceeds received by the Company from the sale of the shares of Common Stock pursuant to the Rights Offering and the Standby Commitment are estimated to be approximately $93 million, after payment of fees and expenses, including the Standby Fee. Assuming that all of the Rights are exercised and that FRP exercises the FRP Purchase Option in full, MOXY will receive approximately $64 million from the exercise of the FRP Purchase Option. The net proceeds, together with any proceeds from the exercise of the FRP Purchase Option, will be used to purchase the MCN Producing Properties, to repay the indebtedness incurred by MOXY under the MOXY/MCN Program (which bears interest at the annual base rate announced from time to time by The Chase Manhattan Bank plus 2%), to fund a portion of MOXY's estimated capital requirements under the MOXY/FRP Exploration Program and for additional working capital and general corporate purposes. Assuming that the Rights Offering and Standby Commitment are consummated in October 1997, the Company anticipates that approximately $28 million of the net proceeds will be used to purchase the MCN Producing Properties and that approximately $29 million will be used to repay indebtedness incurred under the MOXY/MCN Program.

ADVANTAGES AND DISADVANTAGES OF THE RECAPITALIZATION TRANSACTIONS

  The principal advantages that the Board believes will result from the Recapitalization Transactions are (i) a substantial improvement in MOXY's capital structure and an increase in its liquidity through the substantial increase in its invested equity capital, (ii) the ability to continue and substantially expand MOXY's exploration program and spread drilling risk through participation in an increased number of drilling prospects, (iii) the increase in proved reserves and cash flow from the MCN Producing Properties in which MOXY currently has an interest, (iv) the ability of MOXY's current stockholders who wish to do so to maintain or increase their proportionate equity and voting interest in the Company, subject to the possible effects of the FRP Purchase Option, by exercising their Rights to purchase additional shares of Common Stock pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, (v) the ability of stockholders who do not wish to purchase additional shares of Common Stock to transfer and thereby receive the market value of the Rights and (vi) the ability of MOXY's current stockholders to participate in any long-term benefits received in connection with MOXY's existing exploration activities and the MOXY/FRP Exploration Program.

  The principal disadvantage of the Recapitalization Transactions considered by the Board was the potential dilution of the equity interests of existing stockholders who do not choose to exercise their Rights. If no rights are exercised, existing stockholders could own as little as 33% of the outstanding Common Stock. The Board also considered (i) the potential dilutive effect of the FRP Purchase Option to current stockholders whereby, if following the Rights Offering FRP has not acquired 30% of the outstanding Common Stock pursuant to the Standby Commitment, it may acquire at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership interest in MOXY; and (ii) the potential transfer of control of MOXY to FRP as a result of the Recapitalization Transactions pursuant to which FRP may acquire as much as 67% of the outstanding Common Stock if no Rights are exercised. While the sale of equity securities is dilutive, the ability of MOXY's existing stockholders to participate in the Recapitalization Transactions via the purchase of Common Stock at the same price as that being paid by FRP mitigates such dilution.

Stockholders who do not wish to make the additional economic investment required for such purchase may mitigate such dilution by selling their Rights in the market.

  The Board also considered the fact that FRP will have the power to control or significantly influence the election of directors and all other matters submitted to the Company's stockholders and otherwise to direct the business and affairs of the Company if it acquires a significant percentage of the outstanding shares of Common Stock pursuant to the Standby Commitment or the FRP Purchase Option. The Company has attempted to limit the potential adverse impact this may have on the Company and its stockholders by negotiating the Stockholder Agreement, which imposes certain restrictions on FRP and its affiliates. The amount of Common Stock acquired by FRP pursuant to the Standby Commitment and the FRP Purchase Option could also have a negative influence on an attempt to acquire control of the Company, since the Company's public stockholders may not have sufficient voting power to approve a potential future strategic offer for the Company by a third party that might be attractive to such stockholders.

CONSEQUENCES IF THE RECAPITALIZATION PROPOSAL IS NOT APPROVED

  If the stockholders do not approve the Recapitalization Proposal, the Recapitalization Transactions will not be completed, FRP will retain its interest in the MOXY/MCN Program, the MOXY/FRP Exploration Program will not be established and the expanded exploration activities contemplated thereby will not be undertaken. FRP will have the obligation to fund, and extend credit to MOXY to fund, any exploration and development costs that may be committed under the amended MOXY/MCN Program and any other amounts that may be borrowed by MOXY thereunder with respect to the properties then subject to the MOXY/MCN Program. FRP will not be obligated to fund any other exploratory prospects.

  As a result, MOXY will be forced to secure alternative sources of financing to support its current operations and fund any future exploration and development activities beyond the financing available under the MOXY/MCN Program. All of the net revenues generated from MOXY's producing oil and gas properties are dedicated to repay indebtedness incurred under the MOXY/MCN Program. Such alternative sources could include additional equity or debt financing, the sale of all or part of MOXY's assets or other partnership or joint venture transactions. There can be no assurance that alternative financing will be available on acceptable terms, if at all, or that the Company will be a viable business enterprise.

  The Company's business strategy is to create value for its stockholders through the discovery of oil and gas reserves in its exploration and development activities. If the Recapitalization Transactions are not approved at the Special Meeting, MOXY will be forced to seek alternatives to the MOXY/FRP Exploration Program. Rejection of the Recapitalization Transactions will not prohibit the Company from entering into other exploration programs or joint ventures, including those with FRP or any other party, with any financial commitment that the Company deems appropriate.

ABSENCE OF APPRAISAL RIGHTS

  Under Delaware law and MOXY's Certificate of Incorporation, objecting stockholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel MOXY to purchase their shares of Common Stock for cash in that amount) with respect to the matter presented at the Special Meeting or otherwise with respect to the Recapitalization Transactions, nor will such rights be voluntarily accorded to stockholders by MOXY. Therefore, if the matter submitted for the approval of the stockholders at the Special Meeting is approved by the requisite number of shares, such approval will bind all stockholders and objecting stockholders will have no alternative other than selling their Common Stock in the market.

EXPENSES OF THE RECAPITALIZATION TRANSACTIONS

  MOXY expects to incur expenses incident to the Recapitalization Transactions of approximately $7.0 million, including the $6.0 million Standby Fee payable to FRP.

                     PROPOSAL TO APPROVE AMENDMENTS TO THE
               1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  MOXY seeks stockholder approval of amendments ("Director Plan Amendments") to the MOXY 1994 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The Director Plan and the Director Plan Amendments are summarized below. The summary is qualified in its entirety by reference to the text of the Director Plan, as it is proposed to be amended, which is attached hereto as Annex VI.

REASONS FOR THE PROPOSED CHANGES

  In order to provide MOXY's non-employee directors with an appropriate level of long-term incentive consistent with the increased size of MOXY that would result upon completion of the Recapitalization Transactions, the Board proposes the Director Plan Amendments to (i) increase the number of shares subject to the automatic option granted each year, (ii) provide for a grant of options on July 14, 1997, and (iii) increase the number of shares subject to the Director Plan. The Director Plan Amendments are subject to stockholder approval as well as stockholder approval of the Recapitalization Proposal.

  The Director Plan currently provides an automatic grant to each non-employee director of an option to purchase 1,656 shares of Common Stock; the Director Plan Amendments provide that commencing on June 1, 1998 the automatic grant will be an option to purchase 5,000 shares of Common Stock, or approximately two times the number of shares underlying each current automatic grant. Since MOXY's inception in 1994, MOXY's non-employee directors have received four automatic grants pursuant to the Director Plan providing each non-employee director with options to purchase in the aggregate 6,624 shares. The Director Plan Amendments provide a grant on July 14, 1997 of an option to purchase 13,248 shares, which represents two times the number of shares underlying currently held options under the Director Plan. This option has an exercise price equal to the fair market value of the Common Stock on the date of grant. The additional stock option grant and the adjustment in the future stock option grant will provide each non-employee director with stock options to purchase approximately the same percentage of outstanding Common Stock following the consummation of the Recapitalization Transactions that he or she could have purchased prior to the Recapitalization Transactions. Additionally, in order for a sufficient number of shares to be available under the Director Plan for future option grants through June 1, 2003 in accordance with the Director Plan, the Director Plan Amendments also increase the total number of shares in respect of which options may be granted from 250,000 to 410,000.

SUMMARY OF THE DIRECTOR PLAN AS PROPOSED TO BE AMENDED

  The purpose of the Director Plan is to align more closely the interests of MOXY's non-employee directors with those of MOXY's stockholders by providing for the automatic grant of stock options to such directors in accordance with the terms of the Director Plan.

  The maximum number of shares of Common Stock in respect of which options may be granted under the Director Plan is 410,000. On July 14, 1997, the closing sale price of a share of Common Stock as reported on the Nasdaq National Market was $3 5/8. The shares of Common Stock to be delivered under the Director Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares.

  Except for determinations with respect to the transferability of options, which are made by the Corporate Personnel Committee (the "Committee") of the Board, the Director Plan is administered by the Board; however, the Board has no discretion to determine the timing, exercise price or amount of options granted under the Director Plan.

  All directors of the Company who are not, and within the preceding one year have not been, employees or officers of MOXY or any of its affiliated companies or officers or employees of an entity with which MOXY has contracted to receive management services are "Eligible Directors" under the Director Plan. There are presently eight Eligible Directors. Under the Director Plan each Eligible Director was granted on July 14, 1997 an option to purchase 13,248 shares of Common Stock, subject to stockholder approval of the Director Plan Amendments and the Recapitalization Proposal at the Special Meeting, and, on June 1, 1998, and on June 1 of each subsequent year through and including 2003, each Eligible Director will be granted an option to purchase 5,000 shares of Common Stock.

  Options granted under the Director Plan are non-qualified options. The exercise price of options granted under the Director Plan will be 100% of the fair market value of the underlying shares of Common Stock on the date of grant. Each option becomes exercisable in 25% annual increments beginning on the first anniversary of the date of grant, and will have a term of 10 years. An option may be exercised generally only during a ten-day trading period following the public release by MOXY of its quarterly or annual financial statements. Upon retirement from service as a director, a retiring director's options that were exercisable on the date of retirement or could have become exercisable within one year after such date will remain exercisable until the earlier of (i) the third anniversary of the date of such retirement or (ii) the expiration date of the option. Options become exercisable in full upon a change of control of MOXY, as defined in the Director Plan.

  Options granted under the Director Plan become exercisable in four equal annual installments but become fully exercisable upon a "change in control." A change in control occurs if (i) a person or group becomes the owner of more than 20% of the Common Stock outstanding pursuant to a tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions or (ii) certain changes in the composition of the Board occur within two years of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of those transactions. However, the options granted on July 14, 1997 will not become exercisable by reason of such a change of control if such change of control is the result of FRP's acquisition of more than 20% of the outstanding Common Stock pursuant to the Standby Commitment and FRP Purchase Option. As a result, if FRP acquires more than 20% of the outstanding Common Stock pursuant to the Standby Commitment or the FRP Purchase Option, currently outstanding options to purchase an aggregate of 848,703 shares of Common Stock will become exercisable.

  The option exercise price may be paid in cash or by delivering shares of Common Stock owned by the optionee or by a combination of cash and Common Stock. The ability to pay the option exercise price in Common Stock would permit an optionee to engage in a series of successive stock-for-stock exercises of an option (sometimes referred to as "pyramiding") and thereby fully exercise an option with little or no cash investment; however, it is the Committee's policy to require any stock tendered in payment of the exercise price to be in certificated form.

  In the event of the payment of any dividend payable in shares of Common Stock, or any subdivision or combination of such shares of Common Stock, the number of shares that may be purchased under the Director Plan and the number of shares subject to each option granted under the Director Plan will be increased or decreased proportionately, as the case may be, and the number of shares deliverable upon the exercise thereafter of any outstanding option (whether or not then exercisable) will be increased or decreased proportionately, as the case may be, without change in the aggregate exercise price. In the event MOXY is merged or consolidated into or with another corporation in a transaction in which MOXY is not the survivor, or in the event that substantially all of MOXY's assets are sold to another entity not affiliated with MOXY, any holder of an option, whether or not then exercisable, will be entitled to receive (unless MOXY takes such alternative action as may be necessary to preserve the economic benefit of the option for the optionee) on the effective date of any such transaction, in cancellation of such option, an amount in cash equal to the excess, if any, of the fair market value on the effective date of any such transaction of the shares underlying such option over the aggregate exercise price thereof.

  No option may be transferred, pledged, assigned, or otherwise encumbered by the holder thereof except by will or by the laws of descent and distribution or, if permitted by the Committee, pursuant to a domestic relations order, to immediate family members, or to entities controlled by or for the benefit of, either exclusively or predominately, immediate family members.

  The Director Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without stockholder approval if such amendment would (i) increase the maximum number of shares of Common Stock that may be purchased pursuant to options granted either individually or on an annual basis in the aggregate, (ii) permit the granting of any option with an exercise price other than 100% of the fair market value of the underlying shares of Common Stock on the date of grant, (iii) permit the exercise of an option unless the full purchase price of the shares as to which the option is exercised is paid at the time of exercise, (iv) extend beyond June 1, 2003 the period during which options may be granted, (v) modify in any respect the class of individuals who constitute Eligible Directors, or (vi) materially increase the benefits accruing to participants thereunder.

  When an optionee exercises an option, the difference between the option price and any higher fair market value of the shares of Common Stock, generally on the date of exercise, will be ordinary income to the optionee and generally will be allowed as a deduction for federal income tax purposes to MOXY.

  Any gain or loss realized by an optionee on disposition of the Common Stock acquired upon exercise of an option generally will be capital gain or loss to such optionee, long-term or short-term depending on the holding period, and will not result in any additional tax consequences to MOXY. The optionee's basis in the shares of Common Stock for determining gain or loss on the disposition will be the fair market value of such shares of Common Stock determined generally at the time of exercise.

  Except as noted below, when an optionee receives payment with respect to an option under the Director Plan other than as described in the preceding paragraphs, the amount of cash and the fair market value of the securities received, net of any amount paid by the optionee, will be ordinary income to such optionee and generally will be allowed as a deduction for federal income tax purposes to MOXY. If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement therefor. The income recognized on exercise is added to the basis.

  The following table sets forth information with respect to the benefits under the Director Plan, as proposed to be amended, that were received on July 14, 1997, subject to stockholder approval of the Director Plan Amendments and the Recapitalization Proposal, by (i) each of the directors who is not an executive officer and (ii) all directors who are not executive officers as a group.

                               NEW PLAN BENEFITS
               1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                                                           NUMBER OF SECURITIES
NAME AND POSITION                                          UNDERLYING OPTIONS(A)
-----------------                                          --------------------
Robert W. Bruce III, Director.............................        13,248
Robert A. Day, Director...................................        13,248
William B. Harrison, Jr., Director........................        13,248
Bobby L. Lackey, Director.................................        13,248
Gabrielle K. McDonald, Director...........................        13,248
George Putnam, Director...................................        13,248
B.M. Rankin, Jr., Director................................        13,248
J. Taylor Wharton, Director...............................        13,248
Non-Executive Officer Director Group......................       105,984

--------
(a) Represents grants on July 14, 1997 under the Director Plan Amendments. In addition, beginning in 1998, annual grants of options to purchase 5,000 shares will be made to each Eligible Director under the Director Plan Amendments.

VOTE REQUIRED FOR APPROVAL OF THE DIRECTOR PLAN AMENDMENTS

  Approval of the Director Plan Amendments requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Special Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE SHARES OF COMMON STOCK APPROVE THE DIRECTOR PLAN AMENDMENTS.

         PROPOSAL TO APPROVE AMENDMENTS TO THE 1994 STOCK OPTION PLAN

  MOXY seeks stockholder approval of amendments ("Stock Plan Amendments") to the MOXY 1994 Stock Option Plan (the "Stock Plan"). The Stock Plan and the Stock Plan Amendments are summarized below. The summary is qualified in its entirety by reference to the text of the Stock Plan, as it is proposed to be amended, which is attached hereto as Annex VII.

REASONS FOR THE PROPOSED CHANGES

  In order to provide MOXY's officers, employees and certain other persons providing services to MOXY with an appropriate level of long-term incentive consistent with the increased size of MOXY that would result upon completion of the Recapitalization Transactions, on July 14, 1997, the Committee granted to such persons options to purchase an aggregate of 1,954,000 shares of Common Stock. These grants are subject to stockholder approval of the Stock Plan Amendments, which the Board approved, and stockholder approval of the Recapitalization Proposal. The Stock Plan Amendments increase the number of shares authorized under the Stock Plan from 1,000,000 to 3,000,000 and increase the maximum number of shares subject to grants an individual may receive in one year from 200,000 to 600,000.

SUMMARY OF THE STOCK PLAN AS PROPOSED TO BE AMENDED

 Administration

  Awards under the Stock Plan are made by the Committee, which currently consists of five members of the Board, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and qualifies as an "outside director" under
Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The Committee has full power and authority to designate participants, set the terms of awards and to make any determinations necessary or desirable for the administration of the Stock Plan.

 Eligible Participants

  Officers and key employees of MOXY and its existing or future subsidiaries and officers and employees of any entity with which MOXY has contracted to receive management services and who provide services to MOXY under such arrangement are eligible to participate in the Stock Plan. The Committee may delegate to certain officers of MOXY the power to make awards to eligible persons who are not officers or directors of MOXY for purposes of Section 16 of the Exchange Act, subject to limitations to be established by the Committee. It is estimated that approximately 275 persons are eligible for awards under the Stock Plan; however, only 24 persons presently hold outstanding awards under the Stock Plan.

 Number of Shares

  The maximum number of shares of Common Stock with respect to which awards payable in shares of Common Stock may be granted under the Stock Plan is 3,000,000. No individual may receive in any year awards under the Stock Plan that relate to more than 600,000 shares of Common Stock. Shares subject to awards that are forfeited or canceled will again be available for award. The shares to be delivered under the Stock Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares.

  On July 14, 1997, the closing price of a share of Common Stock on the Nasdaq National Market was $3 5/8.

 Types of Awards

  Stock options, stock appreciation rights, limited rights and other stock-based awards may be granted under the Stock Plan in the discretion of the Committee. Options granted under the Stock Plan may be either non-qualified or incentive stock options. Only officers and employees of MOXY or its subsidiaries or officers or employees of entities with which MOXY has contracted to receive management services who provide services to MOXY or its subsidiaries through such arrangement will be eligible to receive incentive stock options. Stock appreciation rights and limited rights may be granted in conjunction with or unrelated to other awards and, if in conjunction with an outstanding option or other award, may be granted at the time of such award or thereafter, at the exercise price of such other award. The Committee has discretion to fix the exercise price of such options, stock appreciation rights and limited rights at a price not less than 100% of the fair market value of the underlying Common Stock at the time of grant thereof (or at the time of grant of the related award in the case of a stock appreciation right or limited right granted in conjunction with an outstanding award), except that this limitation on the Committee's discretion does not apply in the case of awards granted in substitution for outstanding awards previously granted by an acquired company or a company with which MOXY combines. The Committee has broad discretion as to the terms and conditions upon which options and stock appreciation rights are exercisable, but under no circumstances will an option, a stock appreciation right or a limited right have a term exceeding 10 years.

  No award may be transferred, pledged, assigned, or otherwise encumbered by the holder thereof except by will; by the laws of descent and distribution; if permitted by the Committee, pursuant to a domestic relations order; or, if permitted by the Committee, stock options and limited rights granted in conjunction therewith may be transferred or assigned to immediate family members, or to entities controlled by or for the benefit of, either exclusively or predominately, immediate family members.

  The option exercise price may be paid in cash, or in the discretion of the Committee, by exchanging Common Stock owned by the optionee or by a combination of cash and Common Stock. The ability to pay the option exercise price in Common Stock would permit an optionee to engage in a series of successive stock-for-stock exercises of an option (sometimes referred to as "pyramiding") and thereby fully exercise an option with little or no cash investment; however, it is the Committee's policy to require any stock tendered in payment of the exercise price to be in certificated form.

  Upon the exercise of a stock appreciation right with respect to Common Stock, a participant would be entitled to receive, for each such share subject to the right, the excess of the fair market value of such shares on the date of exercise over the exercise price of such right. The Committee has the authority to determine whether the value of a stock appreciation right is paid in cash or Common Stock or a combination thereof.

  Limited rights generally are exercisable only during a period beginning not earlier than one day and ending not later than 90 days after the expiration date of any tender offer, exchange offer or similar transaction which results in any person or group becoming the beneficial owner of more than 40% of the shares of Common Stock outstanding. Upon the exercise of a limited right granted under the Stock Plan, a participant would be entitled to receive, for each share of Common Stock subject to such right, the excess, if any, of the highest price paid in or in connection with such transaction over the grant price of the limited right.

  Pursuant to the stock option agreements under the Stock Plan, options become fully exercisable upon a "change in control." A change in control occurs if (i) a person or group becomes the owner of more than 20% of the Common Stock outstanding pursuant to a tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions or (ii) certain changes in the composition of the Board occur within two years of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of those transactions. However, the options granted on July 14, 1997 will not become exercisable by reason of such a change of control if such change of control is the result of FRP's acuisition of more than 20% of the outstanding Common Stock pursuant to the Standby Commitment and FRP Purchase Option. As a result, if FRP acquires more than 20% of the outstanding Common Stock pursuant to the Standby Commitment or the FRP Purchase Option, currently outstanding options to purchase an aggregate of 848,703 shares of Common Stock will become exercisable.

  The Stock Plan also authorizes the Committee to grant to participants awards of Common Stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, Common Stock ("Other Stock-Based Awards"). The Committee has discretion to determine the participants to whom Other Stock-Based Awards are to be made, the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. The terms of the Other Stock-Based Awards will be subject to such rules and regulations as the Committee determines.

  Any award under the Stock Plan may provide that the participant has the right to receive currently or on a deferred basis dividends or dividend equivalents or other cash or securities payments in addition to such awards, all as the Committee determines.

 Adjustments

  If the Committee determines that any stock split, stock dividend or other distribution (whether in the form of cash, securities or other property), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits intended under the Stock Plan, then the Committee has discretion to (i) make equitable adjustments in (a) the number and kind of shares that may be the subject of future awards under the Stock Plan and (b) the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices thereof and (ii) if appropriate, provide for the payment of cash to a participant. The Committee is also authorized to make adjustments in the terms and conditions of outstanding awards in recognition of unusual or nonrecurring events affecting MOXY or its financial statements or changes in applicable laws, regulations, or accounting principles whenever the Committee determines that it is appropriate to preserve the benefits intended under the Stock Plan.

 Amendment or Termination

  The Stock Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement that is necessary to qualify awards as "performance-based" compensation under Section 162(m) of the Code, if deemed advisable by the Committee.

FEDERAL INCOME TAX CONSEQUENCES

  When an optionee exercises a non-qualified option, the difference between the exercise price and any higher fair market value of the Common Stock on the date of exercise will be ordinary income to the optionee (subject to withholding) and will generally be allowed as a deduction at that time for federal income tax purposes to MOXY.

  Any gain or loss realized by an optionee on disposition of the Common Stock acquired upon exercise of a non-qualified option will generally be capital gain or loss to the optionee, long-term or short-term depending on the holding period, and will not result in any additional federal income tax consequences to MOXY. The optionee's basis in the Common Stock for determining gain or loss on the disposition will be the fair market value of the Common Stock determined generally at the time of exercise.

  When an optionee exercises an incentive stock option while employed by MOXY or a subsidiary or within three months (one year for disability) after termination of employment by reason of retirement or death, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the Common Stock acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the Common Stock acquired upon exercise of the incentive stock option is not disposed of prior to the expiration of one year after the date of acquisition and two years after the date of grant of the option, the excess (if any) of the sale proceeds over the aggregate option exercise price of such Common Stock will be long-term capital gain, but MOXY will not be entitled to any tax deduction with respect to such gain. Generally, if the Common Stock is disposed of prior to the expiration of such periods (a "Disqualifying Disposition"), the excess of the fair market value of such Common Stock at the time of exercise over the aggregate option exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and MOXY will generally be entitled to a federal income tax deduction in a like amount). Any gain realized by the optionee as the result of a Disqualifying Disposition that exceeds the amount treated as ordinary income will be capital in nature, long-term or short-term depending on the holding period. If an incentive stock option is exercised more than three months (one year for disability) after termination of employment, the federal income tax consequences are the same as described above for non-qualified stock options.

  If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement therefor. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

  An employee who receives Common Stock subject to restrictions will normally recognize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over the purchase price. Subject to the limitations imposed by Section 162(m) of the Code, MOXY will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee. Dividends currently paid to the participant will be taxable compensation income to the participant and deductible by MOXY.

  Except as noted below, when a participant receives payment with respect to an award granted to him other than as described in the preceding paragraphs, the amount of cash and the fair market value of any securities received, net of any amount paid by the participant, will be ordinary income to such participant (subject to withholding) and, subject to the limitations provided in Section 162(m) of the Code, will generally be allowed as a deduction at that time for federal income tax purposes to MOXY.

  MOXY believes that taxable compensation arising in connection with stock options granted under the Stock Plan should be fully deductible to MOXY for purposes of Section 162(m) of the Code. Section 162(m) of the Code may limit the deductibility of an executive's compensation in excess of $1,000,000 per year.

  Awards under the Stock Plan that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to
Section 280G, exceed the limitations contained therein. Such excess parachute payments will be nondeductible to MOXY and subject the recipient of the payments to a 20% excise tax.

  The foregoing discussion summarizes the federal income tax consequences of the Stock Plan based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences or participation in the Stock Plan.

AWARDS UNDER THE STOCK PLAN

  The following table sets forth information with respect to the benefits under the Stock Plan, as proposed to be amended, that were received on July 14, 1997, subject to stockholder approval of the Stock Plan Amendments and of the Reorganization Proposal, by (i) each of the executive officers identified as a "Named Executive Officer" in the proxy statement for the annual meeting of stockholders held on May 8, 1997, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, other than executive officers, as a group.

                               NEW PLAN BENEFITS
                             1994 STOCK OPTION PLAN

                                                           NUMBER OF SECURITIES
NAME AND POSTIION                                           UNDERLYING OPTIONS
-----------------                                          --------------------
James R. Moffett, Co-Chairman of the Board................        400,000
Richard C. Adkerson, Co-Chairman of the Board and Chief
 Executive Officer........................................        400,000
C. Howard Murrish, President and Chief Operating Officer..        500,000
Glenn A. Kleinert, Senior Vice President..................        120,000
James H. Lee, Senior Vice President.......................         64,000
Executive Officer Group...................................      1,654,000
Non-Executive Officer Director Group......................              0
Non-Executive Officer Employee Group......................        300,000

VOTE REQUIRED FOR APPROVAL OF THE STOCK PLAN AMENDMENTS

  Approval of the Stock Plan Amendments requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Special Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE SHARES OF COMMON STOCK APPROVE THE STOCK PLAN AMENDMENTS.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is listed on the Nasdaq National Market under the symbol "MOXY." The following table sets forth, for the periods indicated, the range of high and low closing bid prices, as reported by the Nasdaq National Market. The quotes represent "inter-dealer" prices without adjustment or mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                             HIGH      LOW
                                                             ----      ---
      1995
        First Quarter....................................... $3 1/8    $2 1/2
        Second Quarter......................................  4 1/8     2 3/8
        Third Quarter.......................................  3 5/8     2 5/16
        Fourth Quarter......................................  3 7/16    2 9/16
      1996
        First Quarter....................................... $3 3/4    $2 13/16
        Second Quarter......................................  3 7/8     2 1/2
        Third Quarter.......................................  2 15/16   1 3/4
        Fourth Quarter......................................  3 1/16    1 1/2
      1997
        First Quarter....................................... $3 15/16  $2 1/16
        Second Quarter......................................  3 13/16   2 5/16
        Third Quarter (through September 3, 1997)...........

  On September 3, 1997 the last reported sales price of the Common Stock was
$     . As of September 3, 1997, there were        holders of the Company's
Common Stock.

  The Company has not in the past paid cash dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company currently intends to reinvest its available cash in the identification, exploration and development of additional oil and gas properties. The decision whether or not to pay dividends and in what amounts is solely within the discretion of the Company's board of directors.

                                 CAPITALIZATION

  The following table sets forth the unaudited capitalization of the Company at June 30, 1997 and as adjusted based on the assumptions described in the footnotes below. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's pro forma condensed financial statements and notes thereto and the Company's historical financial statements and notes thereto included elsewhere in this Proxy Statement.

                                                    AS OF JUNE 30, 1997
                                             ----------------------------------
                                                        MINIMUM      MAXIMUM
                                             ACTUAL   PRO FORMA(1) PRO FORMA(2)
                                             -------  ------------ ------------
                                                      (IN THOUSANDS)
Production loan, including current portion.. $12,620    $   --       $    --
                                             -------    -------      --------
Stockholders' equity:
  Common Stock, $.01 par value per share;
   150,000,000 shares authorized;
   14,076,539, 42,648,000 and 60,926,000
   shares issued and outstanding,
   respectively.............................     141        427           609
  Additional paid-in capital................  48,065    140,779       204,570
  Accumulated deficit....................... (43,581)   (43,581)      (43,581)
                                             -------    -------      --------
    Total stockholders' equity..............   4,625     97,625       161,598
                                             -------    -------      --------
Total capitalization........................ $17,245    $97,625      $161,598
                                             =======    =======      ========

--------
(1) Adjusted to give effect to the Rights Offering (assuming full exercise of all the Rights and no exercise of the FRP Purchase Option) and the application of the net proceeds therefrom as described in "The Recapitalization Transactions--Uses of Funds."
(2) Same adjustments as (1) above, except also gives effect to the full exercise of the FRP Purchase Option.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. MOXY commenced operations in May 1994 following the distribution of its common stock to the stockholders of FTX in order to carry on substantially all of the oil and gas exploration activities previously conducted by FTX. MOXY and its predecessors have conducted exploration, development and production operations offshore in the Gulf and onshore in the Gulf Coast and other areas for more than 25 years, which have provided MOXY with an extensive geological and geophysical database and significant technical and operational expertise. MOXY expects to continue to concentrate its efforts in this selected geographic area where its management team has significant exploration experience.

  MOXY's business strategy is to create value for its stockholders through the discovery of oil and gas reserves in its exploration and development activities. Management believes that MOXY has significant opportunities to discover meaningful oil and gas reserves and that these opportunities can best be achieved through the use of advanced 3-D seismic technology, applied in conjunction with an expanded, multi-year exploration program. Moreover, MOXY believes that its recent and continuing acquisitions of 3-D seismic data will continue to improve its ability to interpret subsurface geology and allow it to develop a larger inventory of high-quality prospects which it can pursue at offshore lease sales and through farm-in opportunities offshore in the Gulf and onshore in the Gulf Coast areas.

CAPITAL RESOURCES AND LIQUIDITY

  During 1995, MOXY established the MCN and Phillips joint ventures which provided MOXY with an inflow of funds. Thus far, MOXY has interests in two producing fields in the Gulf, the Vermilion Block 160 and Vermilion Block 410 fields. MOXY would have expended essentially all of its capital resources by the end of 1997 on approximately $16 million in currently committed remaining exploration and development expenditures, including existing properties Vermilion Block 160, West Cameron Block 616, Grand Isle Block 65 and Eugene Island Block 19. The primary funding source for these capital expenditures would have been the MOXY/MCN Program loan. MOXY believes obtaining sufficient additional capital for any subsequent exploration or development expenditures on these properties, as well as for additional exploration opportunities yet to be specifically identified, is necessary to provide enhanced opportunity for growth in reserves, production and cash flow. If additional capital is not obtained, MOXY will be forced to forgo such growth opportunities, and a significant portion of MOXY's cash flow will be dedicated to repaying FRP for amounts borrowed by MOXY for these currently committed expenditures.

  In mid-1996, with the pending completion of the exploration portion of the MOXY/MCN Program, management began evaluating options to obtain additional long-term funding for its planned exploration and development activities, including entering into one or more new long-term exploration joint ventures (MCN later indicated that it did not wish to enter into the type of multi-year program that MOXY desired), issuing additional equity or undertaking a business combination with another entity. MOXY ultimately decided to undertake the Rights Offering (discussed below), which would allow it to recapitalize, to restructure its current exploration and development operations, and to engage in a significantly expanded and more diversified, multi-year exploratory drilling program.

  If MOXY shareholders approve the Recapitalization Proposal, net proceeds of approximately $93 million would be raised by the Rights Offering to enable MOXY to acquire MCN's interest in the MCN Producing Properties and to retire MOXY's debt incurred in connection with the MOXY/MCN Program (both of which FRP recently purchased from MCN). Furthermore, the remaining cash proceeds would provide MOXY with the funding necessary to participate in the aggregate $200 million multi-year MOXY/FRP Exploration Program (discussed below). MOXY would retain 100% of the MOXY/MCN Program's interest in the MCN Producing Properties and would dedicate all other properties which were subject to the MOXY/MCN Program to the MOXY/FRP Exploration Program.

  MOXY and FRP plan to establish, subject to completion of the Rights Offering, the MOXY/FRP Exploration Program to explore and develop exploratory prospects primarily in the Gulf and onshore in the Gulf Coast area where MOXY has significant exploration experience and a substantial geological database. MOXY would manage the MOXY/FRP Exploration Program, selecting all prospects and drilling opportunities, and would serve as operator of the MOXY/FRP Exploration Program. MOXY and FRP would commit $200 million for exploration expenditures, most of which would be shared 40% by MOXY and 60% by FRP. All other costs and revenues would be shared equally. The MOXY/FRP Exploration Program would include the seven leases recently purchased by MOXY for $5.5 million at the OCS Lease Sale 166, held in March 1997 that have been dedicated to the MOXY/MCN Program.

  If the stockholders do not approve the Rights Offering, the Recapitalization Transactions will not be completed, and FRP will retain MCN's interest in the MOXY/MCN Program, which includes MCN's interest in the MCN Producing Properties and all other exploratory properties subject to the MOXY/MCN Program. FRP will have the obligation to fund, and extend credit to MOXY to fund, any exploration and development costs that may be committed under the amended MOXY/MCN Program and any other amounts that may be borrowed by MOXY thereunder. FRP will not be obligated to fund any other exploratory prospects. As a result, MOXY will be forced to secure alternative sources of financing to support is current operations and fund any future exploration and development activities beyond the financing available under the MOXY/MCN Program ($5.7 million available at June 30, 1997). Such alternative sources could include additional equity or debt financing, the sale of all or part of MOXY's assets (MOXY's share of the net revenues generated from the MCN Producing Properties is dedicated to repay indebtedness incurred under the MOXY/MCN Program) or other partnership or joint venture transactions. There can be no assurance that alternative financing will be available on acceptable terms, if at all, or that MOXY will be a viable business enterprise.

  MOXY incurred $10.3 million of cash exploration and development expenditures during the first six months of 1997, principally consisting of $3.4 million for development at Vermilion Blocks 160 and 410, $2.2 million for lease acquisition costs, $1.0 million in drilling and leasehold costs charged to expense and $3.1 million of geological and geophysical costs. Exploration expenditures would be expected to increase following the completion of the Rights Offering and the initiation of the MOXY/FRP Exploration Program.

OPERATIONAL ACTIVITIES

  MOXY's recent exploration activities in the Gulf of Mexico have been conducted primarily through the MOXY/MCN Program in which MOXY currently holds a 40% interest. In August 1997, FRP acquired MCN's interest in the program, and upon completion of the Rights Offering, MOXY will purchase the MCN Producing Properties, and MOXY and FRP will dedicate all other oil and gas properties subject to the MOXY/MCN Program to the MOXY/FRP Exploration Program. As noted earlier, if the stockholders do not approve the Rights Offering, the Recapitalization Transactions will not be completed, and FRP will retain its interest in the MCN Producing Properties.

  Recent activities within the MOXY/MCN Program follow:

  . During the fourth quarter of 1996, a development well at the Vermilion Block 160 field discovered new reserves from eight gas sands with approximately 215 feet of net pay. Drilling on this well was completed in the first quarter of 1997, discovering an additional 47 feet of net pay. During the second quarter of 1997, a second development well to develop the newly discovered reserves encountered 244 feet of net gas pay from six sands. A third development well is currently drilling. The MOXY/MCN Program has a 28% net revenue interest in this field unit which is subject to re-determination subsequent to final development drilling. In addition, the interest in two of the four blocks within the Vermilion Block 160 field unit is subject to a 30% net profits interest. Daily gross production at the Vermilion Block 160 field averaged approximately 10 million cubic feet
     (Mmcf) of natural gas and 380 barrels of condensate during the second quarter. Production from the new development wells is expected to commence during the second half of 1997.

  . In late December 1996, installation of the production platforms and related facilities at the Vermilion Block 410 field was completed and production began from one of the two platforms. Production began from the second platform in February 1997. The MOXY/MCN Program has a 28% net revenue interest in this field. Daily gross production currently totals approximately 65 Mmcf of gas.

  . MOXY has contracted for a jack-up drilling rig, which is expected to be available in the third quarter of 1997, for drilling at West Cameron Block 616/617. The initial discovery well on West Cameron Block 616 encountered several gas-bearing zones with a total of 190 feet of net gas pay.

  . During the second quarter of 1997, the MOXY/MCN Program acquired a 50% working interest in Eugene Island Blocks 18/19 from Shell Offshore Inc.
     (SOI) in exchange for a 50% interest in the MOXY/MCN Program's West Cameron Block 492. SOI, as operator, is currently drilling an exploratory well on Eugene Island Block 19.

  . In July 1997, drilling commenced on the #2 exploratory well at the MOXY/MCN Program's Vermilion Block 159 prospect. This prospect is located at a remote location from the existing Vermilion Block 160 platform. The MOXY/MCN Program has a 60% working interest and a 42.3% net revenue interest in this prospect.

  . In April 1997, the MOXY/MCN Program sold its interest in West Cameron Block 503 for $7.2 million ($2.9 million net to MOXY) with MOXY recognizing a $2.3 million gain. The proceeds were used to repay borrowings from MCN.

  . Drilling completed in August 1997 at Grand Isle Block 65 was unsuccessful in discovering hydrocarbons in commercial quantities. MOXY is currently evaluating its alternatives regarding this block.

  MOXY's drilling activities in the onshore Gulf Coast region have taken place through its 25% owned joint venture with Phillips and FRP, which covers a project area in south Louisiana, as follows:

  . In April 1997, MOXY completed drilling of an exploratory well on the North Bay Junop prospect, the second of two high-risk, high-potential prospects which have been drilled within the project area. The well reached total depth but did not encounter commercial hydrocarbons in the primary objective zones. MOXY completed the well in a shallower zone with approximately 25 feet of net gas pay. The well was flow tested at a rate of 5.3 Mmcf of gas and 93 barrels of condensate per day. Because of the complexity of the salt dome geology and potentially limited reservoir size, production performance will be required to determine the reserve volumes associated with this completion. The joint venture partners are assessing additional prospects in the area which may result in future exploratory drilling.

  In July 1997, MOXY committed to a one year contract for a jack-up rig capable of drilling in water depths of up to 150 feet. In addition, MOXY signed a one-well contract with an option for additional wells for a jack-up rig capable of drilling in water depths of up to 350 feet.

  In September 1997, MOXY and FRP acquired from FM Properties Inc. (FMPO) several working interests and numerous overriding royalty interests in oil and gas properties. FMPO is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. MOXY's share of the cost was $2.7 million, funded by borrowings available under the MOXY/MCN

Program. Royalty income generated by these properties totaled $1.4 million for 1996, although a single property which generated $0.7 million in 1996 ceased production in the second quarter of 1997.

RESULTS OF OPERATIONS

                                                                  SIX MONTHS
                                                               -----------------
                                     1994(1)   1995     1996    1996     1997
                                     ------- --------- ------- ------- ---------
Revenues (In millions):
  Oil and gas sales.................   $.2   $     2.7 $   2.4 $   1.2 $     4.2
  Management fees...................   --           .6     1.7      .8        .8
                                       ---   --------- ------- ------- ---------
                                       $.2   $     3.3 $   4.1 $   2.0 $     5.0
                                       ===   ========= ======= ======= =========
Production quantities:
  Gas (Mcf).........................    --   1,093,000 631,000 306,700 1,621,000
  Oil (barrels).....................    --      45,000  29,000  15,800     9,400
Average realization:
  Gas (per Mcf).....................    --   $    1.63 $  2.72 $  2.76 $    2.44
  Oil (per barrel)..................    --   $   18.83 $ 22.22 $ 20.76 $   21.89

--------
(1) Inception (May 1994) through December 31, 1994.

  MOXY's revenues upon formation were limited to amounts received from various overriding royalty interests. In late March 1995, MOXY began production from its Vermilion Block 160 field. In mid-September 1995, MOXY formed the MOXY/MCN Program which resulted in 60% of MOXY's revenues in the Vermilion Block 160 field being conveyed to MCN. MOXY's revenues for the first six months of 1997 increased significantly over the 1996 period level as the MOXY/MCN Program initiated production (primarily natural gas) in December 1996 from the first of two production platforms at the Vermilion Block 410 field, with production from the second platform commencing in February 1997 (see operating statistics above). As noted earlier, upon completion of the Rights Offering, MOXY intends to purchase the MCN Producing Properties from FRP. See the unaudited Pro Forma Results of Operations contained in this Proxy Statement.

  MCN agreed to pay MOXY a total management fee of $3.0 million covering an approximate two-year period following formation of the MOXY/MCN Program. MOXY has recognized this as management fee income equally over this period.

                                                                   SIX MONTHS
                                                                   ------------
                                           1994(1)   1995   1996   1996   1997
                                           -------  ------  -----  -----  -----
                                            (IN MILLIONS, EXCEPT PER SHARE
                                                       AMOUNTS)
Production and delivery, including
   depreciation and amortization.......... $   --   $  2.6  $ 1.5  $ 0.8  $ 5.3
Exploration Expenses:
  Geological and geophysical.............. $  6.0   $  9.8  $ 6.3  $ 3.0  $ 3.1
  Exploratory drilling and leasehold
   costs..................................    9.5      2.0    5.6    3.0    1.0
  Reimbursement of previously expensed
   costs..................................    --       --    (2.1)  (2.1)   --
                                           ------   ------  -----  -----  -----
                                           $ 15.5   $ 11.8  $ 9.8  $ 3.9  $ 4.1
                                           ======   ======  =====  =====  =====
Operating loss............................ $(17.7)  $(14.8) $(9.9) $(4.0) $(3.5)
Net loss.................................. $(15.2)  $(14.6) $(9.9) $(3.8) $(3.9)
Net loss per share........................ $(1.10)  $(1.06) $(.71) $(.27) $(.27)

--------
(1) Inception (May 1994) through December 31, 1994.

  The fluctuations in MOXY's production and delivery costs and depreciation and amortization expenses are consistent with the changes in production quantities referenced above. During the second quarter of 1997, the reserves initially assigned to Vermilion Block 410 were adjusted downward on the basis of production experience, and additional depreciation of $1.0 million was recognized. Net capitalized costs of this property approximate its undiscounted estimated future net cash flows at June 30, 1997.

  MOXY's geological and geophysical costs, which consist primarily of costs to acquire and interpret 3-D seismic data, increased during 1995 primarily because of the significant acquisition of 3-D seismic survey data covering the project area owned by MOXY's joint venture with Phillips and FRP. MOXY's unsuccessful exploratory drilling and leasehold costs fluctuate from period to period based on the related drilling results and the amount of costs involved in the project. Exploratory drilling and leasehold costs in 1994 included costs related to four unsuccessful drilling projects, whereas 1995 included only one unsuccessful drilling project. There were four unsuccessful drilling projects during 1996 (one during the first six months of 1996) and one during the first six months of 1997.

  General and administrative expenses totaled $1.4 million for the six-month 1997 and 1996 periods, compared with $2.6 million in 1996, $3.7 million in 1995 and $2.3 million in the 1994 period. The decline from 1995 resulted from steps taken in the third quarter of 1995 to reduce costs. These actions included a reduction in the number of employees and in the costs of consulting arrangements and administrative and managerial services.

  Interest expense totaled $0.7 million for the six-month 1997 period versus zero for the six-month 1996 period ($0.4 million for the 1996 year versus zero for 1995 and 1994) reflecting the increased borrowings from MCN (initiated in mid-1996), to fund MOXY's share of exploration and development expenditures.

  As a result of anticipated future exploration expenditures, MOXY expects to continue to report operating losses for at least the near future.

ENVIRONMENTAL

  Although MOXY has no known environmental liabilities, increasing emphasis on environmental matters could result in additional costs, which would be charged against MOXY's operations in future periods. Present and future environmental laws and regulations applicable to MOXY's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be accurately predicted at this time.

CAUTIONARY STATEMENT

  Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. All statements other than statements of historical fact included in this report, including, without limitation, statements regarding plans and objectives of MOXY's management for future operations and MOXY's exploration and development activities are forward-looking statements.

  Important factors that could cause actual results to differ materially from MOXY's expectations include, without limitation, exploratory drilling results, economic and business conditions, general development risks and hazards and risks inherent with the production of oil and gas, such as fires, natural disasters, blowouts and the encountering of formations with abnormal pressures, changes in laws or regulations and other factors, many of which are beyond the control of MOXY. Further information regarding these and other factors that may cause MOXY's future performance to differ from that projected in the forward-looking statements are described in more detail in MOXY's Form 10-K for the year ended December 31, 1996.
                             ---------------------

  The results of operations reported and summarized above are not necessarily indicative of future operating results.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERVICES AGREEMENT

  Other than those functions performed by the Company's employees or provided under third party contracts, since January 1, 1996 a substantial portion of the services necessary for the business and operations of the Company, including certain executive, technical, administrative, accounting, financial, tax and other services have been performed by FMS, a corporation 50% owned by each of FTX and Freeport-McMoRan Copper & Gold Inc., pursuant to a services agreement (the "Services Agreement"). Prior to 1996, substantially the same services were provided by FTX. Since September 1995 these services have been provided for a fixed annual fee of $1.0 million, subject to annual cost of living increases beginning in the first quarter of 1997. Prior to September 1995, the cost of such services was provided by FTX as determined and allocated by FTX. For the year ended December 31, 1996, the Company incurred $1.0 million of expenses under its agreement with FMS. The Services Agreement is terminable by the Company at any time upon 90 days notice.

OIL AND GAS PROPERTIES

  In June 1996, FRP acquired from MOXY a 25% leasehold in interest in an oil and gas venture to explore a project area in Terrebonne Parish, Louisiana. In connection with the acquisition of this interest, FRP reimbursed the Company $2.1 million for previously expensed exploration costs incurred in the project area. FRP acquired its interest on the same proportionate basis as Phillips, which owns a 50% interest and is the operator of the joint venture.

  In February 1997, FRP agreed to acquire an interest in leases acquired by the Company at the federal offshore lease sale held in March 1997. At the lease sale, the Company was high bidder on seven offshore Gulf of Mexico tracts, with bids totaling $5.5 million. MOXY and FRP have dedicated these leases to the MOXY/MCN Program. Upon completion of the Rights Offering, these leases will be dedicated to the MOXY/FRP Exploration Program.

  Upon completion of the Rights Offering, MOXY and FRP will enter into an agreement pursuant to which MOXY will market all of FRP's oil and gas production, including production from properties included in the MOXY/FRP Exploration Program and production from FRP's other properties, including its interest in the Main Pass development.

  In September 1997, MOXY and FRP acquired from FM Properties and dedicated to the MOXY/MCN Program interests in certain exploration properties for $3.0 million. FM Properties is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. In addition, MOXY also purchased from FM Properties small interests in a large number of other oil and gas properties for $1.5 million. MOXY was loaned $2.7 million by FRP under the MOXY/MCN Program to pay its share of the aggregate purchase price. The purchase price for the oil and gas properties was determined by negotiations between MOXY's and FM Properties' managements based on the risk adjusted reserves attributable to the overriding royalty interest, the acreage of the exploration prospects and the cash flow generated by the other oil and gas properties.

  During 1996, Mr. Day participated directly or indirectly through various entities, on substantially the same basis as other parties, in exploration and development operations on certain properties owned or operated by the Company. Mr. Day and such entities have ownership interests in such properties ranging generally from 12.5% to 25%. Mr. Day's and such entities' share of expenditures for exploration and development operations during 1996 amounted to approximately $200,000.

MCN PROPERTIES; STANDBY PURCHASE AGREEMENT

  On July 14, 1997, MOXY entered into an agreement to acquire the MCN Producing Properties from FRP concurrently with the closing of the Standby Commitment for $26.0 million, as adjusted for net revenues and development and operating costs attributable to the MCN Producing Properties from April 1, 1997 until MOXY's acquisition of these properties, plus interest calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted, from August 4, 1997 until MOXY's acquisition of the properties at an annual rate publicly announced by The Chase Manhattan Bank from time to time plus 2%. At the same time MOXY will also repay to FRP all amounts loaned to MOXY under the MOXY/MCN Program. See "Use of Proceeds."

  Pursuant to the Standby Purchase Agreement, MOXY has agreed to pay a Standby Fee of $6.0 million to FRP upon the closing of the Standby Commitment. In addition, MOXY has granted to FRP the FRP Purchase Option, pursuant to which FRP may acquire additional shares of Common Stock at the Subscription Price to increase its ownership position in MOXY up to 30%, if it does not acquire at least 30% of the outstanding Common Stock pursuant to the Standby Commitment.

  Following the consummation of the Rights Offering and the transactions contemplated by the Standby Purchase Agreement, FRP may acquire a controlling interest in MOXY or upon exercise of the FRP Purchase Option, may acquire a sufficient ownership interest to be able to significantly influence the business policies and affairs of the Company. If FRP acquires a majority of the outstanding Common Stock, it will be in a position to control the election of the Company's directors and to otherwise direct the business policies and affairs of the Company. See "Risk Factors--Potential Change of Control of the Company." FRP and the Company will enter into a Stockholder Agreement providing that the Company will not, without the approval of the Independent Committee take certain actions, including (i) repurchase any Common Stock, (ii) certain transactions with FRP involving aggregate payments in excess of $5 million,
(iii) enter into any "Rule 13e-3 transaction" within the meaning of Rule 13e-3 under the Exchange Act, (iv) amend the term of the MOXY/FRP Exploration Program, (v) amend, modify or grant a waiver under MOXY's Preferred Rights Agreement, the Participation Agreement or the Stockholder Agreement and (vi) in connection with any merger or business in combination involving MOXY and a third party, treat FRP and the other holders of Common stock on other than equivalent terms. See "Description of Capital Stock--Stockholder Agreement and Registration Rights."

  Management believes that each of the transactions discussed in this section were conducted on terms as favorable to the Company as could have been negotiated in unaffiliated, third-party transactions.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's Certificate of Incorporation authorizes the issuance of 50,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), and 150,000,000 shares of Common Stock. As of September 3, 1997,
there were              shares of Common Stock issued and outstanding. The
following summary is qualified by reference to the Certificate of Incorporation.

COMMON STOCK

  Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date will be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities.

  Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights with respect to such stock. Additional shares of authorized Common Stock may be issued without stockholder approval.

PREFERRED STOCK

  The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix, by resolution, the voting powers, which may be full or limited or no voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, without any further vote or action by the stockholders. Any shares of Preferred Stock so authorized and issued would have priority over the Common Stock with respect to dividend or liquidation rights.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of proper corporate purposes, including raising additional capital.

  One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Issuance of such stock might, under certain circumstances, deter the acquisition of the Company or its securities by a person concerned about the terms or effect of such stock.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE AND BYLAWS AND DELAWARE LAW

  Classification of Directors; Removal. The Certificate provides that subject to the rights to elect additional directors that may be granted to holders of any class or series of Preferred Stock, the number of directors shall be fixed from time to time as provided in the Bylaws, but may not consist of less than three persons. The Certificate further provides that the directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class

III, as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term.

  Board Vacancies. The Certificate also provides that all vacancies on the Company's Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors even if that number is less than a quorum. The affirmative vote of 85% or more of the Company's voting stock is required to amend, alter, change or repeal the foregoing provisions. The Bylaws require notice to the Company not less than 60 days nor more than 90 days prior to any stockholder meeting to elect directors or make any nomination for the Board of Directors.

  Stockholder Meetings. The Certificate provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent. Under the Certificate, except as described below, stockholders are not permitted to call special meetings of stockholders or to require the Board to call a special meeting of stockholders and a special meeting of stockholders may be called only by a majority of the entire Board, the Chairman of the Board or the President. The Bylaws further require that the Board must receive notice of stockholder proposals at least 60 days but not more than 90 days prior to any meeting of stockholders at which such proposal is intended to be presented. The Board may reject any such proposals that are not made in accordance with certain procedures set forth in the Bylaws or that are not a proper subject for stockholder action in accordance with the provisions of applicable law.

  Stockholder Approval of Combinations; Fair Price Provision. The Certificate of Incorporation provides that the approval of the holders of 85% of the Common Stock is required to approve (a) any merger or consolidation of the Company or any of its subsidiaries with or into any person or entity, or any affiliate thereof, other than FTX or any of its affiliates or associates, including FRP (an "Interested Party"), who was within the two years prior to the relevant transaction a beneficial owner of 20% or more of the Common Stock, (b) any merger or consolidation of an Interested Party with or into the Company or any of its Subsidiaries, (c) any sale, lease, pledge, transfer or other disposition of more than 10% of the fair market value of the assets of the Company or any of its subsidiaries in one or more transactions involving an Interested Party,
(d) the adoption of any plan or proposal for liquidation or dissolution of the Company proposed by or on behalf of any Interested Party, (e) the issuance or transfer by the Company or any of its subsidiaries of securities having a fair market value of $1,000,000 or more to any Interested Party or (f) any recapitalization, reclassification, merger or consolidation of the Company or any of its subsidiaries which would increase an Interested Party's voting power in the Company or such subsidiary; provided that the 85% voting requirement shall not be applicable if (i) a majority of a vote of the Company's Continuing Directors (defined as a director, and any successor thereof, who is not an affiliate of an Interested Party and who was a member of the Board prior to the time the Interested Party involved in any of the foregoing transactions became an Interested Party) has approved the transaction, (ii) the transaction is between the Company and any of its subsidiaries or between any of its subsidiaries or (iii) the transaction is a merger or consolidation and the consideration to be received by the Company's stockholders is at least as high as the highest price per share paid by the Interested Party for the Common Stock during the prior two years.

  Delaware Law. The Company is incorporated under the laws of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15% or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the date such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85% of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who become an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Prior to entering the Standby Purchase Agreement, MOXY's board of directors approved the proposed transaction with FRP and thereby excluded FRP from the operation of Section 203 of the Delaware General Corporation Law.

PREFERRED STOCK PURCHASE RIGHTS

  In May 1994, the Company's Board of Directors declared and paid a dividend of one preferred stock purchase right (a "Preferred Right") for each outstanding share of Common Stock. Each Preferred Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), at an initial purchase price of $10.00 (the "Purchase Price"), subject to adjustment. The terms of the Preferred Rights are set forth in the Preferred Rights Agreement between the Company and Mellon Securities Trust Company, as Preferred Rights Agent (the "Preferred Rights Agreement").

  As soon as practicable after the earlier of (i) the tenth day (or such later date as may be designated by a majority of the Continuing Directors (as hereinafter defined)) after the date (the "Stock Acquisition Date") of the first public announcement that a person or group of affiliated or associated persons other than the Company, any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries has acquired beneficial ownership (as defined in the Preferred Rights Agreement) of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer by any person if, upon consummation thereof, such person would be an Acquiring Person (the earlier of (i) and (ii) being referred to as the "Preferred Rights Distribution Date"), the Preferred Rights Agent will send to each record holder of Common Stock as of the close of business on the Preferred Rights Distribution Date, one or more Preferred Right Certificates evidencing one Preferred Right (subject to adjustment as provided in the Preferred Rights Agreement) for each share of Common Stock. The Preferred Rights are not exercisable until the Preferred Rights Distribution Date and will expire at the close of business on May 20, 2004, unless previously redeemed or exchanged by the Company as described below.

  If a person becomes an Acquiring Person, each holder of a Preferred Right (other than Preferred Rights that are, or under certain circumstances specified in the Preferred Rights Agreement were, beneficially owned by an Acquiring Person (which will thereafter be void)) will thereafter have the right to receive upon exercise thereof at the then current Purchase Price, Common Stock having a market value equal to two times the Purchase Price.

  If at any time after any person has become an Acquiring Person (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is changed or converted or (ii) 50% or more of the Company's assets or earning power is sold, each holder of a Preferred Right will thereafter have the right to receive, upon exercise thereof at the then current Purchase Price, common stock of the acquiring company having a market value equal to two times the Purchase Price.

  At any time after any person has become an Acquiring Person (but before such person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), the Board of Directors of the Company may, at its option, exchange all or part of the Preferred Rights (other than Preferred Rights that are, or under certain circumstances were, beneficially owned by an Acquiring Person) for shares of Common Stock at an exchange ratio of one share of Common Stock per Preferred Right. The Preferred Rights may, at the option of the Board of Directors, be redeemed in whole, but not in part, at a price of $.01 per Preferred Right at any time no later than the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors may designate). Under certain circumstances set forth in the Preferred Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the requisite action of the Board of Directors ordering exchange or redemption of the Preferred Rights, the Preferred Rights will terminate, and thereafter the only right of the holders of Preferred Rights will be to receive shares of Common Stock or the redemption price, as the case may be.

  "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such, or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing.

  The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Preferred Rights are subject to adjustment in certain circumstances. Until a Preferred Right is exercised, the holder will, as a result thereof, have no rights as a stockholder of the Company, including the right to vote or to receive dividends. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the Preferred Rights become exercisable for Series A Preferred Stock or other consideration as set forth above. The federal income tax consequences of any event or transaction involving the Preferred Rights other than the payment of the Preferred Rights dividend in May, 1994, is uncertain and tax counsel expresses no opinion of the federal income tax consequences of such events or transactions.

  Prior to the Preferred Rights Distribution Date, the Preferred Rights Agreement may, if the Company so directs, be amended by the Company and the Preferred Rights Agent in any manner that the Company may deem necessary or desirable without the approval of any holders of Common Stock. After the Preferred Rights Distribution Date, the Preferred Rights Agreement may be amended in any respect that does not adversely affect Preferred Rights holders; provided that after a person becomes an Acquiring Person, any amendment requires the concurrence of a majority of the Continuing Directors.

  The Preferred Rights have certain anti-takeover effects. The Preferred Rights may cause substantial dilution to a person or group that attempts to acquire the Company without a condition to such an offer that a substantial number of Preferred Rights be acquired or the Preferred Rights be redeemed or otherwise not apply. The Company's ability to amend the Preferred Rights Agreement may, depending upon the circumstances, increase or decrease the anti-takeover effects of the Preferred Rights. The Preferred Rights do not prevent the Board of Directors of the Company from approving any merger or other business combination (under some circumstances, with the concurrence of the Continuing Directors) since the Preferred Rights may be redeemed by the Board of Directors as described above.

  Prior to entering into the Standby Purchase Agreement, MOXY amended the Preferred Rights Agreement to exclude FRP and its affiliates and associates from the operation of the Preferred Rights Agreement.

STOCKHOLDER AGREEMENT AND REGISTRATION RIGHTS

  Upon completion of the Rights Offering and the transactions contemplated by the Standby Purchase Agreement, MOXY and FRP will enter into a Stockholder Agreement pursuant to which MOXY (i) will implement certain corporate governance provisions designed to protect the other stockholders of MOXY, (ii) will grant to FRP the right to elect a certain number of directors if it owns more than 10% but less than a majority of the outstanding Common Stock and
(iii) will grant certain registration rights with respect to the shares of Common Stock that are purchased by FRP pursuant to the Standby Purchase Agreement. If the Independent Committee approves an amendment or modification, the Stockholder Agreement may be amended or modified by the Board without stockholder approval.

  Non-FRP Stockholder Protections. Pursuant to the Stockholder Agreement MOXY will agree at all times to have at least two Independent Directors and maintain the Independent Committee.

  Until the date on which FRP ceases to beneficially own at least 10% of the outstanding Common Stock, MOXY shall not take any of the following actions without the approval of the Independent Committee: (a) repurchase any outstanding shares of Common Stock; (b) enter into (i) any sale, lease, transfer or other disposition by MOXY of any of its properties or assets to,
(ii) any purchase of property or assets by MOXY from, (iii) any investment by MOXY in, (iv) any agreement by MOXY with or for the benefit of, or (v) any other transaction with one or more of its affiliates, that involves aggregate payments in excess of $5 million; (c) enter into any "Rule 13e-3 transaction" within the meaning of Rule 13e-3 under the Exchange Act; (d) amend, modify or grant any waiver under the Preferred Rights Agreement, the Participation Agreement or the Stockholder Agreement; or (e) in connection with any merger or business combination involving MOXY and a third party, treat FRP and the other stockholders on other than equivalent terms.

  Until the date on which FRP ceases to own, directly or indirectly, at least 10% of the outstanding voting stock of MOXY, FRP shall not take either of the following actions without the approval of the Independent Committee: (i) purchase, acquire, agree to acquire or offer to acquire beneficial ownership of any additional shares of Common Stock (other than through open-market purchases that do not constitute a Rule 13e-3 transaction within the meaning of Rule 13e-3 under the Exchange Act), or (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving FRP and MOXY.

  Registration Rights. Any shares of Common Stock acquired by FRP pursuant to the Standby Commitment or the FRP Purchase Option will be "restricted" securities within the meaning of the Securities Act of 1933 and cannot be sold publicly for a period of time without registration under the Securities Act. Pursuant to the Stockholder Agreement, FRP will be entitled to demand registration rights with respect to any shares of Common Stock that it owns; provided that FRP registers no less than 10% of the outstanding Common Stock pursuant to each stock registration and that MOXY not be required to effect more than one such registration in any 12-month period nor more than three such registrations in the aggregate. In addition, if the Company proposes to register any Common Stock under the Securities Act in connection with a public offering, FRP may require MOXY to include all or a portion of the shares owned by FRP at that time. MOXY has agreed to pay all the expenses of any registration under the Stockholder Agreement, other than underwriters' discounts and commissions, and to indemnify FRP for certain liabilities in connection with any such registration.

  Although the Company cannot predict the timing or amount of future sales of Common Stock pursuant to these registration rights or the effect that the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time, sales of substantial amounts of Common Stock in the public market pursuant to these registration rights or any other method could negatively affect the market price of the Common Stock.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth information regarding the ownership of the Company's Common Stock by (i) each director of the Company, (ii) each executive officer, (iii) all directors and executive officers of the Company as a group, and (iv) the persons known by the Company to be beneficial owners of more than five percent of the Company's outstanding Common Stock determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by such persons. Unless otherwise indicated, all information is presented as of August 15, 1997 and all shares shown are held with sole voting and investment power.

                                                     NUMBER OF       PERCENTAGE
                                                       SHARES            OF
                                                    BENEFICIALLY    OUTSTANDING
      NAME OF BENEFICIAL OWNER                        OWNED(1)      COMMON STOCK
      ------------------------                      ------------    ------------
      Richard C. Adkerson..........................    123,554             *
      John G. Amato................................    225,763(2)        1.6
      Robert W. Bruce III..........................    371,388(3)        2.6
      Robert A. Day................................     23,403(4)          *
      William B. Harrison, Jr......................      5,798(5)          *
      Glenn A. Kleinert............................     19,054             *
      Bobby Lee Lackey.............................     18,493(6)          *
      James H. Lee.................................     15,000             *
      Gabrielle K. McDonald........................      3,723             *
      James R. Moffett.............................    750,971(7)        5.3%
      C. Howard Murrish............................    150,351(8)        1.1%
      George Putnam................................     15,401(9)          *
      B.M. Rankin, Jr..............................    253,784(10)       1.8%
      J. Taylor Wharton............................      8,575(11)         *
      All directors and executive officers as a
       group (14 persons)..........................  1,985,258          14.1%
      Robertson, Stephens & Company Incorporated
       ("Robertson Stephens")......................  1,525,500(12)      10.8%

--------
* Less than one percent.
(1) Includes shares that could be acquired within sixty days after August 15, 1997, upon the exercise of options granted pursuant to the Company's stock option plans, as follows: Mr. Adkerson, 98,554 shares; Mr. Amato, 70,264 shares; Mr. Bruce, 10,388 shares; Mr. Day, 12,893 shares; Mr. Harrison, 5,378 shares; Mr. Kleinert, 19,054 shares; Mr. Lackey, 13,728 shares; Mr. Lee, 5,000 shares; Ms. McDonald, 3,723 shares; Mr. Moffett, 365,543 shares; Mr. Murrish, 81,250 shares; Mr. Putnam, 13,728 shares; Mr. Rankin, 13,728 shares; Dr. Wharton, 5,378 shares; all directors and executive officers as a group, 718,609 shares.
(2) Includes (a) 13,651 shares held in a retirement trust for the benefit of Mr. Amato, (b) 9 shares held in a retirement trust for the benefit of Mr. Amato's wife but as to which he disclaims beneficial ownership, (c) 7,390 shares held by Mr. Amato as custodian but as to which he disclaims beneficial ownership and (d) 38,777 shares held for the benefit of trusts with respect to which Mr. Amato, as a co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.
(3) Includes 310,000 shares held by a limited partnership with respect to which Mr. Bruce shares voting and investment power.
(4) Includes 10,000 shares held by accounts and funds managed by affiliates of a corporation in which Mr. Day is the chief executive officer and a stockholder with respect to which he shares voting and investment power but as to which he disclaims beneficial ownership.
(5) Includes 120 shares owned by Mr. Harrison's wife.

(6) Includes 3,643 shares held in a retirement trust for the benefit of Mr. Lackey.
(7) Includes 21,464 shares held for the benefit of a trust with respect to which Mr. Moffett and Mr. Amato, as co-trustees, have sole voting and investment power but as to which each disclaims beneficial ownership and 363,964 shares held by a limited liability company with respect to which Mr. Moffett shares voting and investment power.
(8) Includes 1,810 shares held in a retirement trust for the benefit of Mr. Murrish, 1,110 shares held in a retirement trust for the benefit of Mr. Murrish's wife, 1,212 shares held by Mr. Murrish as custodian for one of his sons and 1,112 shares owned by an adult son who shares the same home as Mr. Murrish as to which he disclaims beneficial ownership.
(9) Includes 323 shares held by a charitable trust with respect to which Mr. Putnam, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.
(10) Includes 34,836 shares with respect to which Mr. Rankin has sole voting and investment power under a power of attorney but as to which he disclaims beneficial ownership.
(11) Includes 1,252 shares held by Mr. Wharton's wife and 677 shares held by Mr. Wharton as custodian for his daughters.
(12) Robertson Stephens, through its affiliates, shares voting and investment power with respect to all shares shown, based on copies of SEC filings provided to the Company.

                         INDEX TO FINANCIAL STATEMENTS

HISTORICAL FINANCIAL STATEMENTS OF MCMORAN OIL & GAS CO.

Report of Independent Public Accountants..................................   F-1
Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996 and
 1995.....................................................................   F-2
Statements of Operations for the six months ended June 30, 1997 and 1996
 (unaudited)
 and the years ended December 31, 1996, 1995 and 1994.....................   F-3
Statements of Cash Flow for the six months ended June 30, 1997 and 1996
 (unaudited)
 and the years ended December 31, 1996, 1995 and 1994.....................   F-4
Statements of Changes in Stockholders' Equity for the six months ended
 June 30, 1997 (unaudited) and the years ended December 31, 1996, 1995 and
 1994.....................................................................   F-5
Notes to Financial Statements.............................................   F-6
PRO FORMA FINANCIAL STATEMENTS (UNAUDITED) OF MCMORAN OIL & GAS CO.
Pro Forma Balance Sheet as of June 30, 1997...............................  F-12
Pro Forma Statement of Operations for the six months ended June 30, 1997..  F-13
Pro Forma Statement of Operations for the year ended December 31, 1996....  F-14
Notes to Pro Forma Financial Statements...................................  F-15
MCN PRODUCING PROPERTIES
Report of Independent Public Accountants..................................  F-17
Statements of Gross Oil and Gas Revenues and Direct Operating Expenses
 for the six months ended June 30, 1997 (unaudited) and for the years ended December 31, 1996 and 1995...................................  F-18
Notes to Financial Statements.............................................  F-19

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of McMoRan Oil & Gas Co.:

  We have audited the accompanying balance sheets of McMoRan Oil & Gas Co. (a Delaware Corporation) as of December 31, 1996 and 1995 and the related statements of operations, cash flow and changes in stockholders' equity for the years ended December 31, 1996 and 1995 and for the period from inception through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McMoRan Oil & Gas Co. as of December 31, 1996 and 1995 and the results of its operations and its cash flow for the years ended December 31, 1996 and 1995 and for the period from inception through December 31, 1994 in conformity with generally accepted accounting principles.

                                                          Arthur Andersen LLP

New Orleans, Louisiana,
 January 21, 1997

                             MCMORAN OIL & GAS CO.
                         BALANCE SHEETS (IN THOUSANDS)

                                                                DECEMBER 31,
                                                    JUNE 30,   ----------------
                                                      1997      1996     1995
                                                   ----------- -------  -------
                                                   (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents........................   $  7,142   $10,500  $10,323
Accounts receivable and other....................      4,163     2,249    1,432
                                                    --------   -------  -------
  Total current assets...........................     11,305    12,749   11,755
                                                    --------   -------  -------
Oil and gas properties--successful efforts
 method:
  Unevaluated....................................      3,448     2,173    1,869
  Proved.........................................     21,778    17,341    8,661
                                                    --------   -------  -------
                                                      25,226    19,514   10,530
Less accumulated depreciation and amortization...      5,904     1,283      652
                                                    --------   -------  -------
  Net oil and gas properties.....................     19,322    18,231    9,878
                                                    --------   -------  -------
Total assets.....................................   $ 30,627   $30,980  $21,633
                                                    ========   =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities.........   $ 12,741   $ 9,411  $ 3,405
Current portion of production loan...............      1,640       366       93
                                                    --------   -------  -------
  Total current liabilities......................     14,381     9,777    3,498
Production loan, less current portion............     10,980    12,391      530
Other liabilities................................        641       566      --
Stockholders' equity:
Preferred stock, par value $0.01, 50,000,000
 shares
 authorized and unissued.........................        --        --       --
Common stock, par value $0.01, 150,000,000 shares
 authorized, 14,076,539 shares, 13,989,317 shares
 and 13,798,784 shares issued and outstanding....        141       140      138
Capital in excess of par value of common stock...     48,065    47,803   47,302
Accumulated deficit..............................    (43,581)  (39,697) (29,835)
                                                    --------   -------  -------
                                                       4,625     8,246   17,605
                                                    --------   -------  -------
Total liabilities and stockholders' equity.......   $ 30,627   $30,980  $21,633
                                                    ========   =======  =======

The accompanying notes are an integral part of these financial statements.

                             MCMORAN OIL & GAS CO.
       STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          SIX MONTHS ENDED      YEARS ENDED       INCEPTION
                              JUNE 30,         DECEMBER 31,        THROUGH
                          ------------------  -----------------  DECEMBER 31,
                            1997      1996     1996      1995      1994
                          --------  --------  -------  --------  --------
                             (UNAUDITED)
Revenues:
Oil and gas sales.......  $  4,203  $  1,204  $ 2,434  $  2,722  $    174
Management fees.........       818       818    1,636       545       --
                          --------  --------  -------  --------  --------
  Total revenues........     5,021     2,022    4,070     3,267       174
                          --------  --------  -------  --------  --------
Costs and expenses:
Production and delivery,
 including depreciation
 and amortization.......     5,312       802    1,500     2,623       --
Exploration expenses....     4,097     3,871    9,818    11,756    15,518
General and
administrative expenses.     1,353     1,384    2,635     3,687     2,338
Gain on sale of oil and
gas property............    (2,289)      --       --        --        --
                          --------  --------  -------  --------  --------
  Total costs and
   expenses.............     8,473     6,057   13,953    18,066    17,856
                          --------  --------  -------  --------  --------
Operating loss..........    (3,452)   (4,035)  (9,883)  (14,799)  (17,682)
Interest expense........      (681)       (7)    (403)      --        --
Other income, net.......       249       237      424       164     2,482
                          --------  --------  -------  --------  --------
Net loss................  $ (3,884) $ (3,805) $(9,862) $(14,635) $(15,200)
                          ========  ========  =======  ========  ========
Net loss per share......  $  (0.27) $  (0.27) $ (0.71) $  (1.06) $  (1.10)
                          ========  ========  =======  ========  ========
Average shares
 outstanding............    14,136    13,847   13,898    13,772    13,770
                          ========  ========  =======  ========  ========

The accompanying notes are an integral part of these financial statements.

                             MCMORAN OIL & GAS CO.
                     STATEMENTS OF CASH FLOW (IN THOUSANDS)

                         SIX MONTHS ENDED      YEARS ENDED       INCEPTION
                             JUNE 30,          DECEMBER 31,       THROUGH
                         ------------------  -----------------  DECEMBER 31,
                           1997      1996     1996      1995      1994
                         --------  --------  -------  --------  --------
                            (UNAUDITED)
Cash flow from
 operating activities:
  Net loss.............  $ (3,884) $ (3,805) $(9,862) $(14,635) $(15,200)
  Adjustments to
   reconcile net loss
   to net cash provided
   by (used in)
   operating
   activities:
    Depreciation and
     amortization......     4,822       343      741     1,525       --
    Exploration
     expenses..........     4,097     3,871    9,818    11,756    15,518
    Gain on sale of
     Canadian oil and
     gas interests.....       --        --       --        --     (1,691)
    Gain on sale of oil
     and gas property..    (2,289)      --       --        --        --
    (Increase) decrease
     in working
     capital:
      Accounts
       receivable and
       other...........    (2,028)   (2,487)    (988)   (1,347)      --
      Accounts payable
       and accrued
       liabilities.....     3,455     3,253    6,954     1,555       340
                         --------  --------  -------  --------  --------
  Net cash provided by
   (used in) operating
   activities..........     4,173     1,175    6,663    (1,146)   (1,033)
                         --------  --------  -------  --------  --------
Cash flow from
 investing activities:
  Exploration and
   development
   expenditures........   (10,279)  (11,105) (20,678)  (20,957)  (18,768)
  Proceeds from joint
   venture
   arrangements........        --        --    2,059    14,472       --
  Proceeds from sale of
   Canadian oil
   and gas interests...       --        --       --        --      1,691
  Proceeds from sale of
   oil and gas
   interests...........     2,884     2,059      --        --        --
                         --------  --------  -------  --------  --------
  Net cash used in
   investing
   activities..........    (7,395)   (9,046) (18,619)   (6,485)  (17,077)
                         --------  --------  -------  --------  --------
Cash flow from
 financing activities:
  Proceeds from
   production loan.....     4,741     1,377   12,927       750       --
  Payments on
   production loan.....    (4,877)      --      (794)     (127)      --
  Cash transferred from
   FTX.................       --        --       --        --     35,441
                         --------  --------  -------  --------  --------
  Net cash provided by
   (used in) financing
   activities..........      (136)    1,377   12,133       623    35,441
                         --------  --------  -------  --------  --------
Net increase (decrease)
 in cash and cash
 equivalents...........    (3,358)   (6,494)     177    (7,008)   17,331
Cash and cash
 equivalents at
 beginning of year.....    10,500    10,323   10,323    17,331       --
                         --------  --------  -------  --------  --------
Cash and cash
 equivalents at
 end of period.........  $  7,142  $  3,829  $10,500  $ 10,323  $ 17,331
                         ========  ========  =======  ========  ========
Interest paid..........  $    680  $    --   $   304  $    --   $    --
                         ========  ========  =======  ========  ========

The accompanying notes, which include information in Notes 1, 3, 4 and 5 regarding noncash transactions, are an integral part of these financial statements.

                             MCMORAN OIL & GAS CO.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                CAPITAL IN
                               PREFERRED COMMON EXCESS OF  ACCUMULATED
                                 STOCK   STOCK  PAR VALUE    DEFICIT    TOTAL
                               --------- ------ ---------- ----------- -------
Distribution of Common Stock..   $--      $138   $47,219    $    --    $47,357
  Net loss....................    --       --        --      (15,200)  (15,200)
                                 ----     ----   -------    --------   -------
Balance at December 31, 1994..    --       138    47,219     (15,200)   32,157
  Stock payment to CLK and
   other......................    --       --         83         --         83
  Net loss....................    --       --        --      (14,635)  (14,635)
                                 ----     ----   -------    --------   -------
Balance at December 31, 1995..    --       138    47,302     (29,835)   17,605
  Stock payment to CLK and
   other......................    --         2       501         --        503
  Net loss....................    --       --        --       (9,862)   (9,862)
                                 ----     ----   -------    --------   -------
Balance at December 31, 1996..    --       140    47,803     (39,697)    8,246
  Stock Payment to CLK and
   other......................    --         1       262         --        263
  Net loss....................    --       --        --       (3,884)   (3,884)
                                 ----     ----   -------    --------   -------
Balance at June 30, 1997
 (Unaudited)..................   $--      $141   $48,065    $(43,581)  $ 4,625
                                 ====     ====   =======    ========   =======

The accompanying notes are an integral part of these financial statements.

1. ORGANIZATION

  McMoRan Oil & Gas Co. (MOXY) was formed in 1994 as a wholly owned subsidiary of Freeport-McMoRan Inc. (FTX). In May 1994, FTX distributed one MOXY common share for each ten FTX common shares. The net assets transferred, at FTX's historical cost, follow (in thousands):

Cash and cash equivalents.............................................. $35,441
Property, plant and equipment..........................................  13,052
Current liabilities....................................................  (1,138)
                                                                        -------
                                                                        $47,355
                                                                        =======

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Consolidation. Investments in joint ventures and partnerships are reflected using the proportionate consolidation method in accordance with standard industry practice.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents. Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents.

  Exploration and Development Costs. MOXY follows the successful efforts method of accounting for its oil and gas operations. Costs of exploratory wells are capitalized pending determination of whether the wells find proved reserves. Costs of leases, productive exploratory wells and development activities are also capitalized. Other exploration costs are expensed. Depreciation and amortization is determined on a field-by-field basis using the unit-of-production method. Gains or losses are included in earnings when properties are sold.

  In 1995, the Financial Accounting Standards Board issued Statement No. 121 (FAS 121) which requires a reduction of the carrying amount of long-lived assets to fair value when events indicate that the carrying amount may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, MOXY determines fair value using valuation techniques such as expected future cash flows. MOXY adopted FAS 121 effective January 1, 1995, and since that time has not incurred any impairment losses.

  Financial Instruments. The carrying amounts of receivables, other current assets and accounts payable reported in the balance sheet approximate fair value. The production loan's interest rate is variable (Note 3) and thus approximates fair value.

  Earnings Per Share. In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS 128), "Earnings Per Share", which simplifies the computation of earnings per share. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement for all prior period earnings per share data presented. Earnings per share calculated in accordance with FAS 128 would have been unchanged for the periods presented.

3. EXPLORATION AGREEMENTS

  In September 1995, MOXY entered into an agreement with MCN establishing a $65 million oil and gas exploration and development program in the offshore Gulf of Mexico area. Revenues and costs are shared 40 percent by MOXY and 60 percent by MCN. MCN is funding its 60 percent share of the expenditures and is loaning funds for MOXY's 40 percent share at prime plus two percent (average rate of 10.3 percent for 1996). As of December 31, 1996, MOXY had $12.8 million of borrowings outstanding from MCN, with an additional $6.6 million of borrowings available for past expenditures.

MOXY's borrowings under this loan are payable only out of the future net revenues from the program properties, which are dependent on production levels, oil and gas prices and numerous other factors. Accordingly, no scheduled maturities or sinking fund requirements are determinable.

  In late 1996, MOXY entered into an agreement with a geophysical services company in which MOXY committed to purchase 3-D seismic surveys covering a significant number of lease blocks over a multi-year period. MCN did not participate in this new 3-D seismic program and will have no right to any of the leases acquired as a result of the new seismic data. MCN will continue to provide funding for future development costs on the MOXY/MCN Program's properties without any extension of the program agreement.

  In June 1995, MOXY and Phillips Petroleum Company (Phillips) entered into an exploration agreement covering a project area in south Louisiana. MOXY conveyed one-half of its interest in the area to Phillips for $3.8 million. In June 1996, MOXY conveyed one-half of its remaining 50 percent leasehold interest to Freeport-McMoRan Resource Partners, Limited Partnership (FRP), an affiliate of MOXY, for $2.1 million. This payment from FRP represented a reimbursement of previously expensed exploration costs by MOXY in connection with this project area and accordingly was recorded as a reduction to exploration expenses. MOXY sold the interest to FRP on the same proportionate basis as the prior Phillips sale. The project area, with the exception of the North Bay Junop and the East Fiddler's Lake prospects (discussed earlier), is subject to a possible 25 percent participation by a mineral rights owner.

4. TRANSACTIONS WITH FTX AND EMPLOYEE BENEFITS

  Management Services. FTX provides certain management and administrative services for MOXY. During 1995, MOXY restructured its management services agreement with FTX to provide specified services for an annual fee of $1.0 million. Costs of services provided by FTX, included in general and administrative expenses, totaled $1.0 million in 1996, $1.3 million in 1995 and $1.2 million in the 1994 period. MOXY believes that the above expenses do not differ materially from those costs which would have been incurred had the relevant personnel providing these services been employed directly by MOXY.

  MOXY has a contract with CLK Company (CLK), a company independently owned by its employees, to provide geological and geophysical services to MOXY on an exclusive basis. The contract was amended during 1997 to provide for an annual retainer fee of $2.2 million ($0.5 million of the annual fee paid in MOXY common stock, recorded at fair market value), plus certain expenses and an overriding royalty interest in prospects accepted by MOXY. Costs of services provided by CLK, included in exploration expenses, totaled $3.1 million in 1996, $3.5 million in 1995 and $3.9 million in 1994.

  Stock Options. MOXY's Stock Option Plan and Stock Option Plan for Non-Employee Directors (the Plans) authorize MOXY to grant stock options to purchase up to 1.25 million shares of MOXY stock at no less than market value at time of grant. Generally, stock options are exercisable in 25 percent annual increments beginning one year from the date of grant and expire 10 years after the date of grant. Also, in connection with the FTX distribution of MOXY shares, stock options were granted to employees and directors of FTX. A summary of stock options outstanding follows:

                                          1996                    1995
                                 ----------------------- -----------------------
                                 NUMBER OF    AVERAGE    NUMBER OF    AVERAGE
                                  OPTIONS   OPTION PRICE  OPTIONS   OPTION PRICE
                                 ---------  ------------ ---------  ------------
Beginning of year............... 2,257,828     $3.92     1,829,867     $4.26
Granted.........................    24,904      2.54       529,028      2.85
Exercised.......................      (581)     3.03           --        --
Expired/forfeited...............  (142,457)     4.33      (101,067)     4.39
                                 ---------               ---------
End of year..................... 2,139,694      3.88     2,257,828      3.92
                                 =========               =========

  At December 31, 1996, options for approximately 550,000 shares were available for new grants under the Plans. Summary information of fixed stock options outstanding at December 31, 1996 follows:

                                      OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                          -------------------------------------------- ---------------------------
                            NUMBER   WEIGHTED AVERAGE WEIGHTED AVERAGE   NUMBER   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES  OF OPTIONS  REMAINING LIFE    OPTION PRICE   OF OPTIONS   OPTION PRICE
------------------------  ---------- ---------------- ---------------- ---------- ----------------
         $1.94
         to
         $2.81              515,000      9 years           $2.80         126,250       $2.81
         $2.94
         to
         $3.88              214,394      8 years            3.58          98,718        3.66
         $4.66
         to
         $5.50            1,410,300      7 years            4.32       1,300,305        4.67
                          ---------                                    ---------
                          2,139,694                                    1,525,273
                          =========                                    =========

  MOXY has adopted the disclosure-only provisions of FAS 123 and continues to apply APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for MOXY's fixed stock option grants. Had compensation cost for MOXY's fixed stock option grants been determined based on the fair value at the grant dates for awards under those plans consistent with FAS 123, MOXY's pro forma net loss would have been $10.1 million ($0.73 per share) in 1996 and $14.7 million ($1.06 per share) in 1995. For the pro forma computations, the fair values of the fixed option grants were estimated on the dates of grant using the Black-Scholes option pricing model. The weighted average fair value for fixed stock option grants was $1.69 per option in 1996 and $2.15 per option in 1995. The weighted average assumptions used include a risk-free interest rate of 6.6 percent in 1996 and 6.4 percent in 1995, expected volatility of 45 percent in 1996 and 60 percent in 1995 and expected lives of 10 years. The pro forma effects on net income for 1996 and 1995 are not representative of future years because they do not take into consideration grants made prior to 1995. No other discounts or restrictions related to vesting or the likelihood of vesting of fixed stock options were applied.

5. INCOME TAXES

  MOXY has $26.5 million of net deferred tax assets as of December 31, 1996. MOXY has provided a valuation allowance equal to these tax assets because of the expectation of incurring tax losses for at least the near future, resulting in no tax benefits for the periods presented. The components of MOXY's deferred taxes follow:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                              (IN THOUSANDS)
DEFERRED TAX ASSETS:
  Net operating loss carryforwards (expires 2006-2011)...... $ 17,976  $ 12,253
  Capital losses (expires 1999).............................    5,511     5,511
  Other tax carryforwards...................................      303       184
  Property, plant and equipment.............................    2,272     3,053
  Other.....................................................      453       139
  Less valuation allowance..................................  (26,515)  (21,140)
                                                             --------  --------
    Total deferred tax assets............................... $     --  $     --
                                                             ========  ========

6. COMMITMENTS AND CONTINGENCIES

  Commitments. MOXY has expenditure commitments of approximately $8.7 million in 1997. In addition, MOXY has minimum committed expenditures under a multi-year agreement with a geophysical company to purchase 3-D seismic surveys which totaled $2.1 million at December 31, 1996.

  Environmental. Although MOXY has no known environmental liabilities, increasing emphasis on environmental matters could result in additional costs, which would be charged against MOXY's operations in future periods. Present and future environmental laws and regulations applicable to MOXY's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be accurately predicted at this time.

7. SUPPLEMENTARY OIL AND GAS INFORMATION

  The supplementary information presented below is prepared in accordance with requirements prescribed by the Financial Accounting Standards Board.

Costs incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities.

                                                                     INCEPTION
                                                      YEARS ENDED     THROUGH
                                                     DECEMBER 31,   DECEMBER 31,
                                                    --------------- ------------
                                                     1996    1995       1994
                                                    ------- ------- ------------
                                                           (IN THOUSANDS)
Acquisition of properties
  Proved........................................... $    -- $    --   $    --
  Unproved.........................................   2,499     863       575
Exploration costs..................................  11,672  13,928    14,918
Development costs..................................   6,507   6,166     3,275
                                                    ------- -------   -------
                                                    $20,678 $20,957   $18,768
                                                    ======= =======   =======

  Proved Oil and Gas Reserves (Unaudited). Proved oil and gas reserves at December 31, 1996, have been estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC). Thus, the following reserve estimates are based upon existing economic and operating conditions; they are only estimates and should not be construed as being exact. MOXY's 1996 proved reserves are located in offshore United States waters. Oil, including condensate and plant products, is stated in thousands of barrels and natural gas is in millions of cubic feet.

                                                        OIL           GAS
                                                     ----------  --------------
                                                     1996  1995   1996    1995
                                                     ----  ----  ------  ------
Proved reserves:
  Beginning of year.................................  94    262   8,521   9,714
  Revisions of previous estimates...................  31     54   1,155      88
  Discoveries and extensions........................  72     --   7,009   4,999
  Production........................................ (29)   (45)   (631) (1,093)
  Transfer to MCN...................................  --   (177)     --  (5,187)
                                                     ---   ----  ------  ------
  End of year....................................... 168     94  16,054   8,521
                                                     ===   ====  ======  ======
Proved developed reserves:
  End of year.......................................  58     20   7,530     779
                                                     ===   ====  ======  ======

  Standardized Measure of Discounted Future Net Cash Flows From Proved Oil and Gas Reserves (Unaudited). MOXY's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide for the use of current oil and gas prices (escalated only when known and determinable price changes are provided by contract and law) in the projection of future net cash flows.

                                                               DECEMBER 31,
                                                             -----------------
                                                               1996     1995
                                                             --------  -------
                                                              (IN THOUSANDS)
Future cash flows........................................... $ 66,260  $22,397
Future costs applicable to future cash flows:
  Production costs..........................................   (7,805)  (3,834)
  Development and abandonment costs.........................  (12,874)  (7,155)
                                                             --------  -------
Future net cash flows before income taxes...................   45,581   11,408
Future income taxes.........................................      --       --
                                                             --------  -------
Future net cash flows.......................................   45,581   11,408
Discount for estimated timing of net cash flows (10%
 discount rate).............................................  (10,240)  (3,078)
                                                             --------  -------
                                                             $ 35,341  $ 8,330
                                                             ========  =======

  Because MOXY has sufficient tax deductions and losses to utilize against estimated future taxable income, in accordance with FAS 69 no deductions for future income taxes have been made above.

  Oil and natural gas prices have declined subsequent to December 31, 1996. The future cash flows from proved reserves presented above do not reflect this decline.

  The reserve and cash flow information above includes amounts attributable to MOXY's interest in West Cameron Block 503, which in March 1997 MOXY agreed to sell for $2.9 million. Proved undeveloped reserves applicable to MOXY's interest in this field totaled approximately 16 thousand barrels of oil and 3,300 million cubic feet of gas with estimated discounted net cash flows of $3.4 million. As MOXY's book basis in this property totals approximately $0.6 million, MOXY would recognize a book gain of approximately $2.3 million on the completion of this sale.

Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Oil and Gas Reserves (Unaudited).

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
                                                              (IN THOUSANDS)
Beginning of year............................................ $ 8,330  $ 6,413
Discoveries and extensions, less related costs...............  10,837    3,368
Development costs incurred during the year...................   6,985    1,750
Revisions:
  Changes in prices..........................................  12,894    7,815
  Accretion of discount......................................     833      641
  Other changes, including revised estimates of development
     costs
     and rates of production.................................  (2,863)  (3,083)
Revenues, less production costs..............................  (1,675)  (1,589)
Transfer to MCN..............................................     --    (6,985)
                                                              -------  -------
End of year.................................................. $35,341  $ 8,330
                                                              =======  =======

8. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                       OPERATING         NET        NET INCOME
                                         INCOME        INCOME         (LOSS)
                            REVENUES     (LOSS)        (LOSS)        PER SHARE
                            ---------  -----------    -----------   -----------
                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996
  1st Quarter..............  $   1,073 $    (4,453)   $    (4,330)    $   (0.31)
  2nd Quarter..............        949         418a           525a         0.04a
  3rd Quarter..............        919      (2,087)        (2,148)        (0.15)
  4th Quarter..............      1,129      (3,761)        (3,909)        (0.28)
                             --------- -----------    -----------
                             $   4,070 $    (9,883)b  $    (9,862)        (0.71)
                             ========= ===========    ===========
1995
  1st Quarter..............  $      55 $    (4,051)   $    (3,764)    $   (0.27)
  2nd Quarter..............      1,351      (6,134)        (6,251)        (0.45)
  3rd Quarter..............      1,029      (2,439)c       (2,621)c       (0.19)c
  4th Quarter..............        832      (2,175)        (1,999)        (0.15)
                             --------- -----------    -----------
                             $   3,267 $   (14,799)b  $   (14,635)        (1.06)
                             ========= ===========    ===========

a. Includes a reduction to exploration expense of $2.1 million ($0.15 per share) resulting from the reimbursement of previously expensed exploration costs.
b. Foreign exploration costs totaled $0.4 million in 1996 and $0.5 million in 1995.
c. Includes $0.4 million ($0.03 per share) for personnel severance and other costs.

9. SUBSEQUENT EVENTS (UNAUDITED)

  During March 1997, MOXY was high bidder on seven tracts at the Central Gulf of Mexico lease sale with bids totaling $5.5 million, with FRP sharing proportionately in this cost. MOXY fulfilled all conditions associated with the awarding of these leases as of June 30, 1997, and formal announcement of the awarding of these leases was made by the Minerals Management Service on July 1. These leases are not among those acquired by FRP from MCN's interest in the MOXY/MCN Program. Upon completion of the recapitalization plan discussed below, these leases will be dedicated to the MOXY/FRP Exploration Program.

  In July 1997, MOXY commenced a plan of recapitalization, subject to stockholder approval. The plan provides for, among other things, a stock rights offering to existing stockholders, a standby purchase commitment from FRP to purchase all shares of common stock offered to, but not purchased by, the existing stockholders, MOXY's purchase of MCN's interest in the MOXY/MCN Program's producing properties and the formation of an aggregate $200 million multi-year exploration program with FRP.

  On August 27, 1997 FTX, owner of 51.6 percent of FRP, and IMC Global Inc.
(IGL) announced that they had executed an Agreement and Plan of Merger dated as of August 26, 1997 in which FTX and IGL agree to merge, with IGL as the surviving entity. The proposed combination is subject to approval by the stockholders of both companies and appropriate regulatory approvals. The merger will have no effect on the proposed MOXY/FRP Exploration Program or the other transactions between MOXY and FRP discussed above. FTX and IGL have stated that the merger transaction is expected to be completed by the end of 1997.

  In September 1997, MOXY and FRP acquired from FM Properties Inc. (FMPO) several working interests and numerous overriding royalty interests in oil and gas properties. FMPO is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. MOXY's share of the cost was $2.7 million, funded by borrowings available under the MOXY/MCN Program. Royalty income generated by these properties totaled $1.4 million for 1996, although a single property which generated $0.7 million in 1996 ceased production in the second quarter of 1997.

                             MCMORAN OIL & GAS CO.
                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1997

                                           PRO FORMA
                                          ADJUSTMENTS
                                     ---------------------
                                                                         FRP
                                       PROPERTY                        PURCHASE MAXIMUM
                                     ACQUISITIONS  OTHER     MINIMUM    OPTION    PRO
                          HISTORICAL   (NOTE 1)   (NOTE 2)  PRO FORMA  (NOTE 3)  FORMA
                          ---------- ------------ --------  ---------  -------- --------
                                                 (IN THOUSANDS)
ASSETS
Current assets:
Cash and cash
 equivalents............   $  7,142    $(41,320)  $93,000a  $ 58,822   $63,973  $122,795
Accounts receivable and
 other..................      4,163         --        --       4,163        --     4,163
                           --------    --------   -------   --------   -------  --------
  Total current assets..     11,305     (41,320)   93,000     62,985    63,973   126,958
                           --------    --------   -------   --------   -------  --------
Oil and gas properties--
 successful efforts
 method:
  Unevaluated...........      3,448       1,200       --       4,648        --     4,648
  Proved................     21,778      27,967       --      49,745        --    49,745
                           --------    --------   -------   --------   -------  --------
                             25,226      29,167       --      54,393        --    54,393
Less accumulated
 depreciation and
 amortization...........      5,904         --        --       5,904        --     5,904
                           --------    --------   -------   --------   -------  --------
  Net oil and gas
 properties.............     19,322      29,167       --      48,489        --    48,489
                           --------    --------   -------   --------   -------  --------
Total assets............   $ 30,627    $(12,153)  $93,000   $111,474   $63,973  $175,447
                           ========    ========   =======   ========   =======  ========
LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
Accounts payable and
 accrued liabilities....   $ 12,741    $    --    $   --    $ 12,741   $    --  $ 12,741
Current portion of
 production loan........      1,640      (1,640)      --         --         --        --
                           --------    --------   -------   --------   -------  --------
  Total current
 liabilities............     14,381      (1,640)      --      12,741        --    12,741
Production loan, less
 current portion........     10,980     (10,980)      --         --         --        --
Other liabilities.......        641         467       --       1,108        --     1,108
Stockholders' equity:
Preferred stock, par
 value $0.01, 50,000,000
 shares authorized and
 unissued...............        --          --        --         --         --        --
Common stock, par value
 $0.01, 150,000,000
 shares authorized,
 14,076,539 shares
 (42,648,000 shares
 minimum pro forma and
 60,926,000 shares
 maximum pro forma)
 issued and outstanding.        141         --        286a       427       182       609
Capital in excess of par
 value of common stock..     48,065         --     92,714a   140,779    63,791   204,570
Accumulated deficit.....    (43,581)        --         --    (43,581)       --   (43,581)
                           --------    --------   -------   --------   -------  --------
                              4,625         --     93,000     97,625    63,973   161,598
                           --------    --------   -------   --------   -------  --------
Total liabilities and
 stockholders' equity...   $ 30,627    $(12,153)  $93,000   $111,474   $63,973  $175,447
                           ========    ========   =======   ========   =======  ========

The accompanying notes are an integral part of these pro forma financial statements.

                             MCMORAN OIL & GAS CO.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997

                                           PRO FORMA
                                          ADJUSTMENTS
                                     ---------------------
                                                                        FRP
                                       PROPERTY                       PURCHASE MAXIMUM
                                     ACQUISITIONS  OTHER     MINIMUM   OPTION    PRO
                          HISTORICAL   (NOTE 1)   (NOTE 2)  PRO FORMA (NOTE 3)  FORMA
                          ---------- ------------ --------  --------- -------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
Oil and gas sales.......   $ 4,203      $6,985    $   --     $11,188   $   --  $11,188
Management fees.........       818         --         -- b       818       --      818
                           -------      ------    -------    -------   ------  -------
  Total revenues........     5,021       6,985        --      12,006       --   12,006
                           -------      ------    -------    -------   ------  -------
Costs and expenses:
Production and delivery,
 including depreciation
 and amortization.......     5,312         718      5,441c    11,471       --   11,471
Exploration expenses....     4,097         --         --       4,097       --    4,097
General and
 administrative
 expenses...............     1,353         --         --       1,353       --    1,353
Gain on sale of oil and
 gas property...........    (2,289)        --         --      (2,289)      --   (2,289)
                           -------      ------    -------    -------   ------  -------
  Total costs and
 expenses...............     8,473         718      5,441     14,632       --   14,632
                           -------      ------    -------    -------   ------  -------
Operating loss..........    (3,452)      6,267     (5,441)    (2,626)      --   (2,626)
Interest expense........      (681)        --         681d       --       --       --
Other income, net.......       249         --         --         249      --       249
                           -------      ------    -------    -------   ------  -------
Net loss................   $(3,884)     $6,267    $(4,760)   $(2,377)  $  --   $(2,377)
                           =======      ======    =======    =======   ======  =======
Average shares
 outstanding............    14,136         --      28,571a    42,707   18,278   60,985
                           =======      ======    =======    =======   ======  =======
Net loss per share......   $ (0.27)                          $ (0.06)          $ (0.04)
                           =======                           =======           =======

The accompanying notes are an integral part of these pro forma financial statements.

                             MCMORAN OIL & GAS CO.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                           PRO FORMA
                                          ADJUSTMENTS
                                     ---------------------
                                                                        FRP
                                       PROPERTY                       PURCHASE MAXIMUM
                                     ACQUISITIONS  OTHER     MINIMUM   OPTION    PRO
                          HISTORICAL   (NOTE 1)   (NOTE 2)  PRO FORMA (NOTE 3)  FORMA
                          ---------- ------------ --------  --------- -------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
Oil and gas sales.......   $ 2,434      $4,976    $   --     $ 7,410  $   --   $ 7,410
Management fees.........     1,636         --         -- b     1,636      --     1,636
                           -------      ------    -------    -------  -------  -------
 Total revenues.........     4,070       4,976        --       9,046      --     9,046
                           -------      ------    -------    -------  -------  -------
Costs and expenses:
Production and delivery,
 including depreciation
 and amortization.......     1,500         413      2,612c     4,525      --     4,525
Exploration expenses....     9,818         --         --       9,818      --     9,818
General and
 administrative
 expenses...............     2,635         --         --       2,635      --     2,635
                           -------      ------    -------    -------  -------  -------
  Total costs and
 expenses...............    13,953         413      2,612     16,978      --    16,978
                           -------      ------    -------    -------  -------  -------
Operating loss..........    (9,883)      4,563     (2,612)    (7,932)     --    (7,932)
Interest expense........      (403)        --         403d       --       --       --
Other income, net.......       424         --         --         424      --       424
                           -------      ------    -------    -------  -------  -------
Net loss................   $(9,862)     $4,563    $(2,209)   $(7,508) $   --   $(7,508)
                           =======      ======    =======    =======  =======  =======
Average shares
 outstanding............    13,898         --      28,571a    42,469   18,278   60,747
                           =======      ======    =======    =======  =======  =======
Net loss per share......   $ (0.71)                          $ (0.18)          $ (0.12)
                           =======                           =======           =======

The accompanying notes are an integral part of these pro forma financial statements.

                             MCMORAN OIL & GAS CO.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The accompanying Pro Forma Statements of Operations have been prepared assuming the transactions discussed below occurred on January 1, 1996, whereas the Pro Forma Balance Sheet assumes the transactions occurred on June 30, 1997. The pro forma financial statements are not necessarily indicative of the actual results that would have been achieved nor are they indicative of future results.

1. PROPERTY ACQUISITIONS

ACQUISITION OF THE MCN PRODUCING PROPERTIES

   In July 1997, FRP agreed to acquire from MCN their contractual rights to the MOXY/MCN Program, the MCN Producing Properties (for $26.0 million) and other exploratory properties acquired under the MOXY/MCN Program (for $5.0 million) for the properties total fair market value of $31.0 million, subject to adjustments. In July 1997, MOXY entered into an agreement with FRP pursuant to which MOXY will acquire only the MCN Producing Properties for $26.0 million (subject to adjustment for revenues and costs attributable to the MCN Producing Properties from April 1, 1997 until their acquisition by MOXY plus interest, calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted from August 4, 1997 until MOXY's acquisition of the properties, at an annual rate publicly announced by The Chase Manhattan Bank plus 2%), and repay all indebtedness incurred by MOXY under the MOXY/MCN Program. Assuming that the Rights Offering and Standby Commitment are consummated in October 1997, MOXY anticipates that it would pay FRP approximately $28 million for the MCN Producing Properties which would result in an increase to oil and gas properties and a decrease to cash on the pro forma balance sheet with no impact to the pro forma income statements. In August 1997, FRP acquired MCN's interest in the MOXY/MCN Program (as discussed earlier in this Proxy Statement).

  MOXY would not have sufficient funds to purchase the MCN Producing Properties until the completion of the Rights Offering and Standby Commitment. Therefore, to facilitate the commencement of exploratory drilling with FRP and the formation of the MOXY/FRP Exploration Program, FRP agreed to acquire MCN's interest in the MOXY/MCN Program and resell MCN's interest in the MCN Producing Properties to MOXY upon completion the Rights Offering and Standby Commitment.

  The income statement information represents the historical revenues and direct operating expenses of the MCN Producing Properties for the periods presented.

  The balance sheet information represents the acquisition of the MCN Producing Properties at FRP's purchase price and the repayment of MOXY's debt under the MOXY/MCN Program. Because FRP will retain MCN's former interest in the exploratory properties acquired with the MOXY/MCN Program, no adjustment is required to the pro forma statements regarding these properties.

ACQUISITION OF THE FM PROPERTIES INC. OIL AND GAS INTERESTS

  In August 1997, MOXY and FRP acquired from FM Properties Inc. (FMPO) several working interests and numerous overriding royalty interests in oil and gas properties. FMPO is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. MOXY's share of the cost was $2.7 million, funded by borrowings available under the MOXY/MCN Program. Royalty income generated by these properties totaled $0.7 million for the 1997 period and $1.4 million for 1996, although a single property which generated $0.4 million in the 1997 period and $0.7 million in 1996 ceased production in the second quarter of 1997.

2. OTHER ADJUSTMENTS

a. MOXY intends to consummate the Rights Offering (as discussed earlier in this Proxy Statement) whereby additional MOXY common stock would be issued sufficient to raise $100 million ($93 million after offering expenses of $1 million, primarily consisting of legal and financial advisory services, and the FRP Standby Fee of $6 million).

b. Upon the initiation of the MOXY/FRP Exploration Program, MOXY's level of general and administrative expense will change, with MOXY allocating certain exploration and administrative expenses to FRP. Because the level of expense and allocation is indeterminable at this time, no pro forma adjustment has been reflected.

    In addition, the level of MOXY's future exploration expenditures and general and administrative expenses would be expected to increase following the consummation of the Rights Offering as MOXY expands its exploration activities to pursue opportunities it believes exist. The number and timing of such available opportunities and extent of successful exploration results thereon, which cannot be predicted, will also govern the timing and extent of subsequent development and production activities. As a result, the extent of any such increases cannot be determined at this time.

c. Represents the depreciation and amortization expense calculated using the acquisition price of the MCN Producing Properties (Note 1).

d. Represents the elimination of the historical interest expense (Note 1).

3. FRP PURCHASE OPTION

  Pursuant to FRP's Standby Commitment, FRP has the option to purchase additional shares of common stock (Purchase Option) so that if following the Rights Offering it has not acquired 30% of the outstanding common stock pursuant to the Standby Commitment, it may acquire at the subscription price such additional shares of common stock as are necessary to provide it with up to a 30% ownership position in MOXY. The Maximum Pro Forma balance sheet at June 30, 1997 assumes that 100% of the Rights are exercised by existing MOXY shareholders and that FRP exercises its Purchase Option to acquire the necessary number of shares to own 30% of the outstanding common stock.

4. INVESTMENT OF EXCESS CASH

Upon completion of the Rights Offering and the acquisition of the MCN Producing Properties, MOXY will have significant additional cash resources. In accordance with SEC regulations concerning pro forma financial statements, MOXY has not reflected any additional investment income. However, if MOXY had invested this excess cash and earned income at MOXY's historical rate for short-term investments, pro forma net loss would have been $6.2 million ($0.15 per share) for 1996 and $1.7 million ($0.04 per share) for the 1997 period. Under the Maximum Pro Forma scenario (as described in Note 3), pro forma net loss would have been $3.0 million ($0.05 per share) for 1996 and $0.1 million ($0.00 per share) for the 1997 period.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of McMoRan Oil & Gas Co.:

  We have audited the accompanying statements of gross oil and gas revenues and direct operating expenses of the MCN Producing Properties (the Producing Properties) to be acquired by McMoRan Oil & Gas Co. (see Note 1) for the year ended December 31, 1996 and for the period from the inception of the MOXY/MCN Program (September 19, 1995) through December 31, 1995. These statements are the responsibility of management. Our responsibility is to express an opinion on the statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe our audits provide a reasonable basis for our opinion.

  The accompanying statements present only the gross oil and gas revenues and direct operating expenses (see Note 1) and are not intended to be a complete presentation of the revenues and expenses of the Producing Properties.

  In our opinion, the statements referred to above present fairly, in all material respects, the gross oil and gas revenues and direct operating expenses of the Producing Properties for the year ended December 31, 1996 and for the period from the inception of the MOXY/MCN Program through December 31, 1995, in conformity with generally accepted accounting principles.

                                                        Arthur Andersen LLP
New Orleans, Louisiana,   July 14, 1997

  The following statements of gross oil and gas revenues and direct operating expenses of the MCN Producing Properties (the Producing Properties) to be purchased by MOXY for the year ended December 31, 1996 and for the period from the inception of the MOXY/MCN Program through December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their accompanying report. The statements are presented to provide historical data about the Producing Properties to be acquired and may not be indicative of future results of operations of the Producing Properties.

  Separate financial statements for the Producing Properties have never been prepared. Depreciation, depletion and amortization has not been included because the historical expenses incurred by the predecessor owner may not be comparable to amounts to be incurred by MOXY in future periods. Further, it is not possible to make a practicable or objective determination of the portion of general or administrative expenses or other indirect expenses which were attributable to the Producing Properties and any such allocation would not be indicative of the level of such expense to be incurred in the future. In addition, a provision for income taxes has not been included because the tax position of the predecessor owner will not affect MOXY's future tax provisions.

                            MCN PRODUCING PROPERTIES
     STATEMENTS OF GROSS OIL AND GAS REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                               SIX
                                             MONTHS                  INCEPTION
                                              ENDED     YEAR ENDED    THROUGH
                                            JUNE 30,   DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                           ----------- ------------ ------------
                                           (UNAUDITED)
Oil and gas sales.........................   $6,285       $3,576       $1,458
Production and delivery...................      718          413          199
                                             ------       ------       ------
Revenues over direct operating expenses...   $5,567       $3,163       $1,259
                                             ======       ======       ======

See accompanying notes to financial statements.

               NOTES TO STATEMENTS OF GROSS OIL AND GAS REVENUES
         AND DIRECT OPERATING EXPENSES OF THE MCN PRODUCING PROPERTIES

1. BASIS OF PRESENTATION

  In September 1995, MOXY established an exploratory drilling program with MCN owned 40% by MOXY and 60% by MCN. On July 14, 1997, MOXY entered into an agreement with FRP pursuant to which MOXY will acquire MCN's interest in the producing oil and gas properties (the Producing Properties) developed as part of MOXY's exploratory drilling program with MCN for $26.0 million.

  The accompanying statements of gross oil and gas revenues and direct expenses, which are prepared on the successful efforts basis of accounting, relate to the interests in producing oil and gas properties described above and may not be representative of future operations. The statements do not include Federal and state income taxes, interest, depreciation, depletion and amortization or general and administrative expenses because such amounts have historically not been allocated to the Producing Properties or such amounts would not be indicative of those expenses which would be incurred by MOXY. The statements include gross oil and gas revenue and direct operating and production expenses, including production and ad valorem taxes, for the entire periods presented.

  The unaudited statement of gross oil and gas revenues and direct operating expenses for the six-month period ended June 30, 1997, in the opinion of management, was prepared on a basis consistent with the audited statements of gross oil and gas revenues and direct operating expenses and includes all adjustments (which includes normal recurring adjustments) necessary to present fairly the gross oil and gas revenues and direct operating and production expenses for this interim period and may not be indicative of future revenues and expenses.

2. SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED)

  There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represent estimates only and should not be construed as the current market value of the properties or the cost that would be incurred to obtain equivalent reserves.

  An analysis of the estimated changes in quantities of proved oil and natural gas reserves of the Producing Properties for the year ended December 31, 1996 and for the period from the inception of the MOXY/MCN Program through December 31, 1995 is shown below. Oil, including condensate and plant products, is stated in thousands of barrels and natural gas is in millions of cubic feet.

                                                        OIL           GAS
                                                     ----------  --------------
                                                     1996  1995   1996    1995
                                                     ----  ----  ------  ------
Proved reserves:
  Beginning of period............................... 141    --   12,781      --
  Revisions of previous estimates...................  46   (16)   1,732     575
  Discoveries and extensions........................ 108    --   10,513   7,498
  Production........................................ (43)  (20)    (946)   (479)
  Transfers.........................................  --   177       --   5,187
                                                     ---   ---   ------  ------
  End of period..................................... 252   141   24,080  12,781
                                                     ===   ===   ======  ======
Proved developed reserves:
  End of period.....................................  87    30   11,295   1,168
                                                     ===   ===   ======  ======

  The estimated standardized measure of discounted future net cash flows relating to proved reserves of the Producing Properties is shown below.

                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                             (IN THOUSANDS)
Future cash flows.......................................... $ 99,390  $ 33,596
Future costs applicable to future cash flows:
  Production costs.........................................  (11,707)   (5,751)
  Development and abandonment costs........................  (19,311)  (10,732)
                                                            --------  --------
Future net cash flows before income taxes..................   68,372    17,113
Future income taxes........................................      --        --
                                                            --------  --------
Future net cash flows......................................   68,372    17,113
Discount for estimated timing of net cash flows (10%
 discount rate)............................................  (15,360)   (4,617)
                                                            --------  --------
                                                            $ 53,012  $ 12,496
                                                            ========  ========

  Because the tax position of the predecessor owner will not affect MOXY's future tax provisions, no deductions for future income taxes have been made above.

  Oil and natural gas prices have declined subsequent to December 31, 1996. The future cash flows from proved reserves presented above do not reflect the decline.

  An analysis of the sources of changes in the standardized measure of discounted future net cash flows relating to proved reserves of the Producing Properties is shown below.

                                                                    INCEPTION
                                                       YEAR ENDED    THROUGH
                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
                                                           (IN THOUSANDS)
Beginning of period..................................   $12,496      $   --
Transfers............................................       --         6,985
Discoveries and extensions, less related costs.......    16,256        5,052
Development costs incurred during the period.........    10,477          --
Revisions:
  Changes in prices..................................    19,341        5,364
  Accretion of discount..............................     1,249          --
  Other changes, including revised estimates of
   development costs and rates of production.........    (3,644)      (3,646)
Revenues, less production costs......................    (3,163)      (1,259)
                                                        -------      -------
End of period........................................   $53,012      $12,496
                                                        =======      =======

                                                                         ANNEX I



                               MASTER AGREEMENT



                                    Between



                             McMoRan OIL & GAS CO.



                                      and



            FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP



                                 July 14, 1997

                               TABLE OF CONTENTS



                                                                           Page
                                                                           ----

ARTICLE I
     MCN PROPERTIES AND MOXY/MCN PROGRAM...................................  1
     1.1   MCN Purchase Agreement; MOXY/MCN Program Amendment..............  1
     1.2   MCN Producing Property Purchase; Loan Repayment.................  2
     1.3   Adjustments.....................................................  3

ARTICLE II
     THE TRANSACTION DOCUMENTS.............................................  4
     2.1   MOXY/FRP Exploration Program....................................  4
     2.2   Rights Offering.................................................  4
     2.3   Standby Purchase Agreement......................................  4
     2.4   Stockholder Agreement...........................................  4

ARTICLE III
     REPRESENTATIONS AND WARRANTIES........................................  5
     3.1   Existence and Power.............................................  5
     3.2   Authorization...................................................  5
     3.3   Governmental Authorization......................................  5
     3.4   Non-Contravention...............................................  6
     3.5   Required Consents...............................................  6
     3.6   SEC Documents...................................................  6
     3.7   Information Supplied............................................  7
     3.8   MCN Purchase Agreement..........................................  7

ARTICLE IV
     ADDITIONAL AGREEMENTS.................................................  8
     4.1   Preparation of the Proxy Statement and Registration Statement...  8
     4.2   MOXY Stockholders' Meeting......................................  8
     4.3   Access to Information...........................................  9
     4.4   Regulatory and Other Approvals..................................  9
     4.5   Certain Actions.................................................  9
     4.6   Fairness Opinion Not Withdrawn.................................. 10

ARTICLE V
     CLOSING CONDITIONS PRECEDENT.......................................... 10
     5.1   Closing Conditions to Each Party's Obligations.................. 10
     5.2   Conditions to Obligations of FRP................................ 10
     5.3   Conditions to Obligations of MOXY............................... 11

ARTICLE VI
     TERMINATION AND AMENDMENT............................................. 11
     6.1   Termination..................................................... 12
     6.2   Effect of Termination........................................... 12
     6.3   Extension; Waiver............................................... 12

ARTICLE VII
     DEFINITIONS........................................................... 13

ARTICLE VIII
     GENERAL PROVISIONS.................................................... 15
     8.1   Payment of Expenses............................................. 15
     8.2   Survival of Representations, Warranties and Agreements.......... 15
     8.3   Notices......................................................... 15
     8.4   Interpretation.................................................. 16
     8.5   Counterparts.................................................... 16
     8.6   Entire Agreement; No Third Party Beneficiaries.................. 16
     8.7   Governing Law................................................... 16
     8.8   Assignment...................................................... 16


EXHIBIT A  FORM OF PARTICIPATION AGREEMENT
EXHIBIT B  FORM OF MOXY/MCN PROGRAM AMENDMENT
EXHIBIT C  FORM OF STANDBY PURCHASE AGREEMENT
EXHIBIT D  FORM OF STOCKHOLDER AGREEMENT

                               MASTER AGREEMENT


     This Master Agreement dated as of July 14, 1997 (this "Agreement") is between McMoRan Oil & Gas Co., a Delaware corporation ("MOXY"), and Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership ("FRP").


                             W I T N E S S E T H:


     WHEREAS, FRP has agreed to purchase all of MCN's right, title and interest in and to the MCN Program Assets pursuant to the MCN Purchase Agreement and contemporaneously with the acquisition thereof to execute and deliver to MOXY the MOXY/MCN Program Amendment;

     WHEREAS, MOXY and FRP desire to form the MOXY/FRP Exploration Program and MOXY desires to acquire from FRP the MCN Producing Properties on the terms hereinafter set forth;

     WHEREAS, FRP is unwilling to form the MOXY/FRP Exploration Program until MOXY has the funding necessary to support its commitments thereunder and to purchase the MCN Producing Properties;

     WHEREAS, MOXY intends to raise the funds necessary to participate in the MOXY/FRP Exploration Program and to purchase the MCN Producing Properties through the Rights Offering, and FRP has agreed to make the Standby Commitment to ensure that MOXY receives its desired level of funding;

     WHEREAS, MOXY's ability to consummate the Rights Offering and thereby participate in the MOXY/FRP Exploration Program and acquire the MCN Producing Properties is subject to the approval of the Rights Offering, the Standby Purchase Agreement and the related transactions by the MOXY Stockholders at the MOXY Stockholders' Meeting; and

     WHEREAS, terms not otherwise defined elsewhere herein have the meanings ascribed to them in Article VII.

     NOW, THEREFORE, for and in consideration of the premises, and the respective covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                      MCN PROPERTIES AND MOXY/MCN PROGRAM


     1.1 MCN Purchase Agreement; MOXY/MCN Program Amendment. On July 10, 1997, FRP, MCN and MOXY executed and delivered the MCN Purchase Agreement pursuant to which FRP will, subject to the terms and conditions set forth therein, acquire all of MCN's right, title and interest in and to the MCN Program Assets as soon as possible after the date hereof. Contemporaneously with the consummation of the transactions contemplated by the MCN Purchase Agreement, MOXY and FRP shall execute and deliver the MOXY/MCN Program Amendment.

     1.2  MCN Producing Property Purchase; Loan Repayment.

          (a) Subject to the terms and conditions of this Agreement, at the Closing (i) FRP agrees to sell and convey to MOXY, and MOXY agrees to purchase from FRP, all of FRP's right, title and interest in the MCN Producing Properties effective as of the Effective Time and (ii) MOXY agrees to repay all amounts then outstanding under the Loan, including principal and accrued but unpaid interest thereon to but excluding the Closing Date.

          (b) At the Closing, MOXY shall (i) deliver to FRP the estimated Purchase Price described in Sections 1.2(c) and 1.2(d) below and (ii) repay all amounts then outstanding under the Loan, including principal and accrued but unpaid interest thereon to but excluding the Closing Date by, in each case, wire transfer of immediately available funds to an account designated by FRP. At the Closing, FRP shall transfer to MOXY the MCN Producing Properties in accordance with the provisions hereof and, except as provided in this Section 1.2, on the same terms as such properties shall have been acquired by FRP from MCN. Such transfer shall be made pursuant to duly executed and acknowledged assignments and such other documents as may be reasonably necessary in the opinion of counsel to MOXY and FRP to convey the MCN Producing Properties to MOXY. FRP shall also execute and deliver such documents as may be reasonably necessary in the opinion of counsel to MOXY and FRP to evidence the repayment of the Loan and to release any lien or security interest created under the MOXY/MCN Program securing MOXY's obligations under the Loan.

          (c) The purchase price payable by MOXY to FRP for the MCN Producing Properties shall be $26.0 million, subject to adjustment as follows: (i) increased or decreased, as the case may be, by the difference between (A) the development costs, lease operating expense and any other amount paid by FRP (or for which payment credit is given in the MCN Purchase Agreement) attributable to the MCN Producing Properties during the period from the Effective Time to the Closing Date (the "Interim Period") and (B) the amount of any proceeds received by FRP (or for which payment credit is given in the MCN Purchase Agreement) attributable to the MCN Producing Properties during the Interim Period, in each case calculated in the same manner provided for in Article VIII of the MCN Purchase Agreement solely with respect to the MCN Producing Properties, and
(ii) interest calculated on a daily basis on the net cash invested during the Interim Period by FRP with respect to the MCN Producing Properties at an annual rate publicly announced by The Chase Manhattan Bank from time to time as its base rate plus 2%. Such price, as so adjusted, is hereinafter referred to as the "Purchase Price."

          (d) Prior to the Closing, FRP and MOXY shall agree in good faith on an estimated Purchase Price, subject to being finalized within 120 days after the Closing Date. Within 120 days after the Closing Date, FRP and MOXY shall attempt to agree upon a final accounting of the actual Purchase Price. If FRP and MOXY cannot reach mutual agreement on the final Purchase Price, then the matter shall be resolved by submittal to Price Waterhouse LLP, whose decision shall be binding upon the parties. The costs incurred in retaining Price Waterhouse LLP to resolve any difference in the final accounting shall be borne equally by each of the parties. The credits agreed upon by MOXY and FRP or resolved by Price Waterhouse LLP shall be netted and the final settlement shall be paid in cash as directed in writing by the receiving party.

          (e) After the closing of the transactions contemplated by the MCN Purchase Agreement, MOXY shall assume and discharge all obligations and liabilities, known and unknown, attributable to the ownership and operation of the MCN Program Assets prior to the Effective Time and shall indemnify and hold FRP harmless from and against any such obligations or liabilities to the extent they have not been the subject of an adjustment to the Purchase Price.

     1.3  Adjustments.

          (a) Subject to the terms and conditions of this Agreement, MOXY and FRP shall, effective immediately following the Closing, terminate the MOXY/MCN Program and cause all of their right, title and interest in and to the leases and other properties that are subject to the MOXY/MCN Program immediately prior to the Closing (other than the MCN Producing Properties) to be made subject to and included in the MOXY/FRP Exploration Program on the terms set forth in this
Section 1.3.

          (b) The leases and other properties to be included in the MOXY/FRP Exploration Program pursuant to this Section 1.3 shall be so included with retroactive effect to the Effective Time as if such properties and leases had been subject to the MOXY/FRP Exploration Program since the Effective Time and the interests in each such lease or other property shall be retroactively adjusted between FRP and MOXY to reflect the relative interests of each in the MOXY/FRP Exploration Program. MOXY and FRP shall make appropriate reimbursements of and adjustments to the costs incurred with respect to each such lease and property and execute and deliver such documents as are necessary in order to transfer an interest in each such lease or other property effective as of the Effective Time in order to effectuate the foregoing adjustments. The adjustments required pursuant to this Section 1.3(b) shall be netted and a final settlement shall be paid in cash as directed by the receiving party with interest on the weighted average outstanding balance of such amount until the date paid at an annual rate publicly announced by The Chase Manhattan Bank from time to time as its base rate plus 2%.

          (c) FRP and MOXY shall agree in good faith on the adjustments required by this Section 1.3, subject to being finalized within 120 days after the Closing Date. Within 120 days after the Closing Date, FRP and MOXY shall attempt to agree upon a final accounting of the actual adjustments. If FRP and MOXY cannot reach mutual agreement on the adjustments, then the matter shall be resolved by submittal to Price Waterhouse LLP, whose decision shall be binding upon the parties. The costs incurred in retaining Price Waterhouse LLP to resolve any difference in the final accounting or the adjustments shall be borne equally by each of the parties. The adjustments agreed upon by MOXY and FRP or resolved by Price Waterhouse LLP shall be netted and a final settlement shall be paid in cash as directed in writing by the receiving party.

          (d) If, for whatever reason, the Closing does not occur and this Agreement is terminated in accordance with its terms, then the MOXY/MCN Program shall continue in accordance with the terms set forth in the MOXY/MCN Program Agreement, as amended by the MOXY/MCN Program Amendment.


                                  ARTICLE II
                           THE TRANSACTION DOCUMENTS


     2.1 MOXY/FRP Exploration Program. Subject to the terms and conditions of this Agreement, FRP and MOXY agree to execute and deliver the Participation Agreement at the Closing.

     2.2 Rights Offering. Subject to the terms and conditions of this Agreement, MOXY agrees to proceed with the Rights Offering in order to fund the purchase of the MCN Properties and to enable it to participate in the MOXY/FRP Exploration Program.

     2.3 Standby Purchase Agreement. MOXY and FRP agree to execute the Standby Purchase Agreement simultaneously herewith in order to assure that MOXY has the funds necessary to participate in the MOXY/FRP Exploration Program and to purchase the MCN Properties in accordance with the terms of this Agreement. The obligations of MOXY and FRP under the Standby Purchase Agreement are subject to the terms and conditions therein, including approval by the MOXY Stockholders at the MOXY Stockholders' Meeting.

     2.4 Stockholder Agreement. Subject to the terms and conditions of this Agreement, FRP and MOXY agree to execute and deliver the Stockholder Agreement at the Closing.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES


     Each party hereby represents and warrants to the other party as to itself that:



     3.1 Existence and Power. Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Such party is duly qualified to do business as a foreign corporation or partnership, as the case may be, and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect.

     3.2 Authorization. The execution, delivery and performance by such party of this Agreement, the Transaction Documents to which it is a party and all other documents, instruments and certificates executed and delivered by such party in connection herewith or therewith, and the consummation by such party of the transactions contemplated hereby and thereby are within such party's powers and, except for the approval by the MOXY Stockholders contemplated herein, have been duly authorized by all necessary action on the part of such party. MOXY represents and warrants to FRP that its board of directors has taken all actions necessary to ensure that none of (a) the provisions of Section 203 of the Delaware General Corporation Law or any state takeover statute or similar statute or regulation or (b) the provisions of Article Ninth of the Amended and Restated Certificate of Incorporation or any other corporate documents or agreements of MOXY in any way restricts or prohibits the consummation of the transactions contemplated by this Agreement, including but not limited to FRP's acquisition and ownership of Common Stock pursuant to the Standby Commitment or the FRP Purchase Option, and to render all such provisions inapplicable to such acquisition and ownership. MOXY has amended its shareholder rights plan to exempt FRP and its affiliates and associates from the shareholder rights plan. MOXY represents and warrants to FRP that the affirmative vote of MOXY Stockholders holding a majority of the outstanding shares of Common Stock present or represented by proxy at the MOXY Stockholders' Meeting is the only vote of the holders of any class or series of capital stock of MOXY necessary to approve any of the transactions contemplated hereby and by the Transaction Documents. FRP represents and warrants to MOXY that no vote of the unit holders of FRP is required to approve the transactions contemplated hereby and by the Transaction Documents. This Agreement and each of the Transaction Documents have been, or when executed and delivered in accordance with the terms hereof and their respective terms will be, duly and validly executed and delivered by such party and each constitutes, or when executed and delivered will constitute, a valid and binding agreement of such party, enforceable in accordance with its terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.3 Governmental Authorization. The execution, delivery and performance by such party of this Agreement, the Transaction Documents to which it is a party and all other documents, instruments and certificates to be executed and delivered by such party in connection herewith or therewith, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the Securities Act (and any applicable state securities law) and the Exchange Act.

     3.4 Non-Contravention. The execution, delivery and performance by such party of this Agreement, the Transaction Documents to which it is a party and all other documents, instruments and certificates executed or to be executed and delivered by such party in connection herewith or therewith, do not and will not: (i) contravene or conflict with the partnership agreement or certificate of incorporation or bylaws of such party, as the case may be; (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such party;
(iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such a party, or cause or require the creation of any encumbrance on any asset under any provision of any credit agreement, note, bond, mortgage, indenture, lease, license, franchise, permit, agreement, contract or other instrument or obligation binding upon such party or its subsidiaries, or any Person controlling such party or by which any of such party's, subsidiary's or controlling Person's assets is or may be bound; (iv) result in the creation or imposition of any lien on an asset; or (v) contravene or conflict with any collective bargaining agreement binding upon such party.

     3.5 Required Consents. No consent is required under any agreement, contract or other instrument binding upon such party or its subsidiaries as a result of the execution, delivery and performance of this Agreement, any Transaction Document or any other document, instrument or certificate to be executed or delivered by such party in connection herewith or therewith or the consummation of the transactions contemplated hereby or thereby, including without limitation any agreement, contract or instrument requiring the consent of lenders to such party or its subsidiaries or any Person controlling such party, except for the approval of the MOXY Stockholders in the case of MOXY and such other consents which will be obtained on or prior to the Closing Date or which would not, individually or in the aggregate, result in a Material Adverse Effect if not received by the Closing Date.

     3.6 SEC Documents. Such party has made available to the other true and complete copies of each report, schedule, registration statement and definitive proxy statement filed with the SEC since January 1, 1995 and prior to the date of this Agreement, which are all the documents (other than preliminary material) that it has been required to file with the SEC since January 1, 1995. As of their respective dates, such documents filed by such party complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they made, not misleading. The financial statements of such party contained in each such document complied as to form in all material respects with the published rules of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in notes thereto), or in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC and fairly present in accordance with applicable requirements of generally accepted accounting principles (subject, in the case of unaudited statements, to normal, recurring adjustments) the financial position of the party as of their respective dates and the results of operations and cash flows of the party for the periods presented therein. MOXY represents and warrants that the Proxy Statement and the Registration Statement will comply as to form in all material respects with the relevant provisions of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 Information Supplied. None of the information supplied or to be supplied by such party for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and none of the information supplied or to be supplied by such party and included or incorporated by reference in the Proxy Statement will, at the date mailed to the MOXY Stockholders or at the time of the MOXY Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Closing Date any event with respect to which either party, or with respect to any information supplied for inclusion in the Proxy Statement or Registration Statement, shall occur that is required to be described in an amendment of, or supplement to, the Proxy Statement or Registration Statement, such event shall be so described and such amendment or supplement shall be promptly filed with the SEC.

     3.8 MCN Purchase Agreement. In order to induce FRP to enter into and perform its obligations under this Agreement and the MCN Purchase Agreement, MOXY hereby makes the following additional representations and warranties to FRP. MOXY represents and warrants to FRP that: (a) there are no violations of any applicable laws, rules, regulations or orders of any governmental agency having jurisdiction over the leases and other properties subject to the MOXY/MCN Program that affect in any material respect the value, use or operation of the MCN Properties; (b) there are no demands, suits, actions or other proceedings pending, or to the best of MOXY's knowledge, threatened before any court or governmental agency against MOXY (or otherwise directly pertaining to the leases or other properties subject to the MOXY/MCN Program) that might result in a material impairment or loss of title to the MCN Properties or the value thereof or that might materially hinder or impede the operation of the MCN Properties and, to the best of MOXY's knowledge, there is no such proceeding threatened against MCN; (c) MOXY has not alienated any of its interests in the leases and other properties that are subject to the MOXY/MCN Program since the Effective Time except as may be required under the MOXY/MCN Program Agreement; (d) as of the Effective Time, MCN had committed or been committed to $36.5 million (consisting of $20.7 million for development costs under Section 4.4 of the MOXY/MCN Program and $15.8 million for exploration expenditures under Section
4.5 of the MOXY/MCN Program) of expenditures under the MOXY/MCN Program, of which $35.2 million had been joint interest billed to MCN through June 30, 1997; (e) after the Effective Time, MCN has committed or been committed to an additional $4.6 million for exploration expenditures under
Section 4.4 of the MOXY/MCN Program (Eugene Island 19, Grand Isle 65 and Vermilion 159 #2 wells); (f) except for the Vermilion Block 409 A-4 well workover, to the best of MOXY's knowledge, as of the date hereof there are no outstanding authorizations for expenditures relating to Vermilion Blocks 389, 409 and 410 or East Cameron Block 362 relating to the drilling, deepening, sidetracking or recompletion of any well; (g) MOXY has not created any overriding royalty interests or other burdens on the MCN Properties other than those permitted under the MOXY/MCN Program Agreement; (h) all royalty and other payments due with respect to the leases and other properties subject to the MOXY/MCN Program have been timely and properly paid in full; (i) MOXY has not delivered (and will not deliver) the "Extension Notice" described in Section 4.8 of the MOXY/MCN Program Agreement; (j) there have been no advance, take or pay, or other payments made to MCN by MOXY that would obligate MCN to deliver any gas produced from or attributable to the MCN Properties after the Effective Time without receiving full payment therefor at some time subsequent to the Effective Time; (k) the MCN Program Assets are not subject to any preferential right to purchase, except those contained in the Participation Agreement; (l) as of the Effective Time, there were no gas or oil imbalances that would affect FRP's right to receive its net revenue interest share of production from the MCN Program Assets on and after the Effective Time; (m) the aggregate fair market value of MOXY's assets (excluding the reserves of oil and natural gas, rights to reserves of oil or natural gas and associated exploration or production assets (as defined in (S) 802.3(c) promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) does not exceed $15.0 million; and (n) MOXY has not received a notice relating to any default, inquiry into any possible default, or action to alter, terminate, rescind or procure a judicial reformation of any agreement that forms a part of the MCN Properties or any provision of any such agreement or relating to, in the case of any production sales contract, any intent to exercise any "market-out," "FERC-out," price renegotiation or other option available to the purchaser thereunder, to alter pricing, delivery or other material provision thereof, or to contest or dishonor any "take-or-pay" or other material provision thereof.


                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS


     4.1 Preparation of the Proxy Statement and Registration Statement. As promptly as practicable after the date hereof, MOXY shall file with the SEC the Proxy Statement and Registration Statement. MOXY shall use its best efforts to have the Registration Statement declared effective as promptly as practicable after such filing. MOXY shall use its best efforts to cause the Proxy Statement to be mailed to the MOXY Stockholders at the earliest practicable date. If the Rights Offering and the Standby Purchase Agreement are approved by the MOXY Stockholders at the MOXY Stockholders' Meeting, then MOXY shall commence the Rights Offering as soon as practicable thereafter. MOXY shall use its best efforts to obtain or complete all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of the Rights and Common Stock pursuant to the Rights Offering.

     4.2 MOXY Stockholders' Meeting. MOXY shall (a) call the MOXY Stockholders' Meeting to be held as promptly as practicable after the date hereof for the purposes of voting upon the Rights Offering and the Standby Purchase Agreement, (b) through its board of directors recommend to the MOXY Stockholders approval of such matters, (c) use its best efforts to obtain approval and adoption of the Rights Offering and the Standby Purchase Agreement by the MOXY Stockholders and (iv) use all reasonable efforts to hold the MOXY Stockholders' Meeting as soon as practicable after the date on which the Proxy Statement is mailed to the MOXY Stockholders in accordance with the Exchange Act; provided, however, that nothing herein obligates MOXY to take or fail to take any action, or make or fail to make any recommendation, that would cause its board of directors to act inconsistently with their fiduciary duties as determined by the board of directors of MOXY in good faith and upon the advice of counsel.

     4.3 Access to Information. Upon reasonable notice, MOXY and FRP shall each afford to the officers, employees, agents and other representatives of the other, access during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, statements and records, and during such period each shall furnish promptly to the other copies of all reports, schedules, registration statements and other documents filed or received by it during the period pursuant to the Securities Act or Exchange Act and all other information relevant to this Agreement and the transactions contemplated hereby concerning its business, properties and personnel as such other party may reasonably request, including all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders and agreements pertaining to the MCN Properties insofar as the same may now be in existence and in the possession of MOXY. Each of MOXY and FRP agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and the Transaction Documents. The Confidentiality Agreement dated March 27, 1997 between MOXY and FRP (the "Confidentiality Agreement") shall remain in force and apply to the information furnished thereunder or hereunder and any other activities contemplated thereby.

     4.4  Regulatory and Other Approvals.

          (a) Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or non-opposition by, any governmental entity required to be obtained or made by either party in connection with this Agreement or the other Transaction Documents or the taking of any action required thereby or by this Agreement.

          (b) Prior to the effective date of the Registration Statement, MOXY shall have taken all action necessary to permit it to issue the Rights and the shares of Common Stock required to be issued pursuant to the Rights Offering and to have the Rights and such shares approved for listing on the Nasdaq National Market.

     4.5  Certain Actions.

            Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, MOXY and its Board of Directors shall use their best efforts to (a) take all reasonable actions necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby, and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the transactions contemplated by this Agreement and the Transaction Documents may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize, to the reasonable satisfaction of FRP, the effect of such statute or regulation on the transactions contemplated hereby.

     4.6 Fairness Opinion Not Withdrawn. It shall be a condition of MOXY's obligation to mail the Proxy Statement and to hold the MOXY Stockholders' Meeting that the fairness opinion of Donaldson, Lufkin & Jenrette Securities Corporation dated the date hereof shall not have been withdrawn.


                                   ARTICLE V
                         CLOSING CONDITIONS PRECEDENT


     5.1 Closing Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Transaction Documents shall, in addition to the conditions stated therein, be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by MOXY and FRP:

          (a) The transactions contemplated by the MCN Purchase Agreement shall have been consummated.

          (b) The Rights Offering and the Standby Purchase Agreement shall have been approved and adopted by a majority of the total votes cast at the MOXY Stockholders' Meeting.

          (c) The Registration Statement shall have become effective under the Securities Act and shall not be subject to any stop order or proceeding seeking a stop order.

          (d) The Common Stock issuable pursuant to the Rights Offering shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (e) All filings required to be made on or prior to the Closing Date with, and all consents, approvals and authorizations required to be obtained on or prior to the Closing Date from, any governmental entity in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained (as the case may be).

          (f) There shall be no action, suit, investigation or proceeding pending or threatened against or affecting either MOXY or FRP in any court or before any arbitrator or governmental institution that in any manner affects or draws into question the transactions contemplated hereby.

          (g) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any governmental entity having jurisdiction over either party and no other legal restraint or prohibition shall be in effect or threatened against either party preventing or making illegal the consummation of the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that prior to any party invoking this condition, such party shall have fully complied with its obligations under Section 4.4.

     5.2 Conditions to Obligations of FRP. The obligation of FRP to consummate the transactions contemplated by this Agreement and the Transaction Documents shall, in addition to the conditions set forth in the Standby Purchase Agreement, be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by FRP.

          (a) Each of the representations and warranties of MOXY set forth in this Agreement and each Transaction Document shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and FRP shall have received a certificate to such effect signed on behalf of MOXY by an executive officer.

          (b) MOXY shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FRP shall have received a certificate to such effect signed on behalf of MOXY by an executive officer.

          (c) The Rights Offering shall have been consummated in accordance with its terms.

          (d) MOXY shall have performed in all material respects all obligations required to be performed by it under the Standby Purchase Agreement.

     5.3 Conditions to Obligations of MOXY. The obligation of MOXY to consummate the transactions contemplated by this Agreement and the Transaction Documents shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by MOXY.

          (a) Each of the representations and warranties of FRP set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and MOXY shall have received a certificate to such effect signed on behalf of FRP by an executive officer.

          (b) FRP shall have performed in all material respect all obligations required to be performed under this Agreement at or prior to the Closing Date, and MOXY shall have received a certificate to such effect signed on behalf of FRP by an executive officer.

          (c) The Rights Offering shall have been consummated in accordance with its terms.

          (d) FRP shall have performed in all material respects all obligations required to be performed by it under the Standby Purchase Agreement.


                                  ARTICLE VI
                           TERMINATION AND AMENDMENT


     6.1 Termination. This Agreement may be terminated and the Transactions Documents may be abandoned at any time prior to the Closing Date, whether before or after approval of the Rights Offering and Standby Purchase Agreement by the MOXY Stockholders:

          (a) by mutual written consent of MOXY and FRP, or by mutual action of MOXY's Board of Directors and the Board of Directors of FRP's Administrative Managing General Partner;

          (b) by either MOXY or FRP if the transactions contemplated by the MCN Purchase Agreement are not consummated by September 30, 1997;

          (c) by either MOXY or FRP if (i) any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Transaction Document and such injunction or other action shall have become final and nonappealable; or (ii) the MOXY Stockholders shall not have approved the Rights Offering and the Standby Purchase Agreement by the required vote at the MOXY Stockholders' Meeting or any adjournment thereof;

          (d) by FRP if for any reason MOXY fails to call and hold the MOXY Stockholders' Meeting on or before October 31, 1997;

          (e) by either MOXY or FRP if the Closing shall not have been consummated by December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

          (f) by FRP if the Board of Directors of MOXY shall have withdrawn, or modified in any manner that is adverse to FRP, its recommendation of approval of the Rights Offering and the Standby Purchase Agreement.

     6.2 Effect of Termination. In the event of termination of this Agreement by any party hereto as provided in Section 6.1, this Agreement (other than Section 1.2(e)) shall forthwith become null and void, and there shall be no liability or obligation on the part of MOXY or FRP except to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties or any of its covenants or agreements contained in this Agreement.

The obligations of MOXY set forth in Section 1.2(e) shall survive any termination of this Agreement and remain in full force and effect.

     6.3 Extension; Waiver. At any time on or prior to the Closing Date, the parties hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VII
                                  DEFINITIONS


     In addition to the other defined terms used in this Agreement, the following terms have the respective meanings set forth below:

     "Closing" means the closing of MOXY's purchase of the MCN Properties.

     "Closing Date" means the date on which the Closing occurs, which shall also be the date on which the transactions contemplated by the Standby Purchase Agreement are consummated.

     "Common Stock" means the common stock, $.01 par value per share, of MOXY

     "Effective Time" means 7:01 a.m., Central time, on April 1, 1997.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Loan" means the principal amount and accrued but unpaid interest outstanding at any given time under the line of credit made available to MOXY under Section 4.3 of the MOXY/MCN Program Agreement.

     "Material Adverse Effect" means with respect to any party, a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of such party and its subsidiaries, if any, taken as a whole.

     "MCN" means, collectively, MCNIC Oil & Gas Properties, Inc. a Michigan corporation, and MCN Investment Corporation, a Michigan corporation.

     "MCN Producing Properties" means the interest acquired by FRP pursuant to the MCN Purchase Agreement in and to the leases covering and other property located on or related to (a) Vermilion Blocks 143, 144, 159 and 160 (other than the farm-in of a portion of Vermilion Block 159 pursuant to that certain letter agreement dated November 11, 1996) and (b) Vermilion Blocks 389, 409 and 410 and a portion of East Cameron Block 362.

     "MCN Program Assets" has the meaning ascribed to it in the MCN Purchase Agreement.

     "MCN Purchase Agreement" means that certain Purchase and Sale Agreement dated July 10, 1997 by and between FRP and MCN.

     "MOXY/FRP Exploration Program" means the exploration program provided for in the Participation Agreement.

     "MOXY/MCN Program" means the exploration program provided for in the MOXY/MCN Program Agreement.

     "MOXY/MCN Program Agreement" means the MOXY Participation & Exploration Program Agreement dated as of July 1, 1995, as amended, by and between MOXY and MCN and all other agreements entered into in connection with the exploration and development activity conducted thereunder.

     "MOXY/MCN Program Amendment" means the amendment to the MOXY/MCN Program Agreement substantially in the form attached hereto as Exhibit "B."

     "MOXY Stockholders" means the holders of the Common Stock entitled to notice of and to vote at the MOXY Stockholders' Meeting.

     "MOXY Stockholders' Meeting" means the special meeting of stockholders of MOXY to be called in accordance with the terms of this Agreement to consider and vote upon the Rights Offering and the Standby Purchase Agreement.

     "Participation Agreement" means the Participation Agreement, including all exhibits thereto, substantially in the form attached hereto as Exhibit "A."

     "Person" means any person, firm, corporation, partnership, limited liability company, trust or other association or organization of any kind.

     "Proxy Statement" means the definitive proxy statement and related solicitation material, including any amendments thereto, to be mailed to the MOXY Stockholders in advance of the MOXY Stockholders' Meeting.

     "Registration Statement" means the registration statement on Form S-3, including any amendments thereto, to be filed by MOXY with the SEC relating to the Rights Offering.

     "Rights" means the rights to purchase additional shares of Common Stock as described in the Registration Statement.

     "Rights Offering" means the distribution to the holders of Common Stock of the Rights as described in the Registration Statement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Standby Commitment" means the commitment by FRP under the Standby Purchase Agreement to purchase a number of shares of Common Stock equal to the number that are offered but not subscribed for in the Rights Offering.

     "Standby Purchase Agreement" means the Standby Purchase Agreement in substantially the form attached hereto as Exhibit "C."

     "Stockholder Agreement" means the Stockholder Agreement in substantially the form attached hereto as Exhibit "D."

     "Transaction Documents" means the MOXY/MCN Program Amendment, the Participation Agreement, the Standby Purchase Agreement and the Stockholder Agreement.


                                 ARTICLE VIII
                              GENERAL PROVISIONS


     8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby except as set forth therein.

     8.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

     8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or, if mailed, three business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder.

          If to MOXY to:

          McMoRan Oil & Gas Co.
          1615 Poydras Street
          New Orleans, Louisiana  70112
          Attention:  Richard C. Adkerson, Co-Chairman of the Board and
                      Chief Executive Officer

          If to FRP:

          Freeport-McMoRan Resource Partners, Limited Partnership
          1615 Poydras Street
          New Orleans, Louisiana  70112
          Attention:  Rene L. Latiolais, President and Chief Executive Officer

     8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or thereunder.

     8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party except that FRP may transfer its rights, interests or obligations hereunder to one or more of its subsidiaries or to Freeport-McMoRan Inc. if the transferee or assignee shall expressly assume the rights so transferred or assigned and MOXY shall be provided with an original of such instrument of assumption; provided that such assignment shall not release FRP from its obligations hereunder without MOXY's prior written consent.

     IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                       McMoRan OIL & GAS CO.



                                       By:  /s/ Richard C. Adkerson
                                           -----------------------------------
                                           Richard C. Adkerson
                                           Co-Chairman of the Board and
                                           Chief Executive Officer


                                       FREEPORT-McMoRan RESOURCE PARTNERS,
                                       LIMITED PARTNERSHIP



                                       By:  Freeport McMoRan Inc.,
                                            as Administrative Managing General
                                            Partner


                                       By:  /s/ Rene L. Latiolais
                                           -----------------------------------
                                           Rene L. Latiolais
                                           President and Chief Executive Officer

     All exhibits to the Master Agreement have been intentionally omitted. Exhibits A, C and D appear in this proxy statement at Annexes IV, II and III, respectively. Any stockholder who wishes to view Exhibit B may request a copy from the Company in writing at 1615 Poydras Street, New Orleans, Louisiana, 70112 or by telephone request by calling (504) 582-4000.

                                                                        ANNEX II

                                 July 14, 1997


Re:  STANDBY PURCHASE COMMITMENT

McMoRan Oil & Gas Co.
1615 Poydras Street
New Orleans, LA 70112

Attention:  Mr. Richard C. Adkerson, Co-Chairman and Chief Executive Officer
            Mr. C. Howard Murrish, President and Chief Operating Officer

Gentlemen:

  We understand that McMoRan Oil & Gas Co. ("MOXY") intends to distribute to holders of record of shares of its Common Stock, par value $0.01 per share ("COMMON STOCK"), transferable subscription rights (the "RIGHTS") to subscribe for and purchase additional shares of Common Stock as follows (the "RIGHTS OFFERING"): The exercise price for each Right will be $3.50 per share (the "SUBSCRIPTION PRICE"). Each holder of record of shares of Common Stock on the record date for the distribution of Rights will receive approximately 2 Rights for every share of Common Stock held. Each Right will represent the right to purchase one share of Common Stock (the "BASIC SUBSCRIPTION PRIVILEGE"). Each holder of Rights (each a "HOLDER") who elects to exercise in full the Basic Subscription Privilege may also subscribe to purchase at the Subscription Price additional shares of Common Stock available as a result of unexercised Rights, if any (the "OVERSUBSCRIPTION PRIVILEGE"). 28,571,429 shares of Common Stock will be issuable upon exercise of all of the Rights. The Rights will be transferable and will expire 30 days after issuance or on such later date as may be agreed between MOXY and FRP (such initial date or any such later date, the "EXPIRATION DATE"). The Rights and the shares of Common Stock issuable upon exercise thereof will be listed on the Nasdaq National Market ("NASDAQ").

  Based on the structure of the Rights Offering described above and in consideration of the mutual representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

        1. STANDBY COMMITMENT. Upon the terms and subject to the conditions set forth herein, MOXY agrees to sell to FRP, and FRP agrees to purchase from MOXY (the "STANDBY COMMITMENT"), at the Subscription Price, all the shares of Common Stock issuable upon exercise of the Rights if and to the extent that such shares of Common Stock are not purchased by Holders pursuant to the exercise of the Rights, including the Oversubscription Privilege (such unpurchased shares being referred to as the "EXCESS SHARES"). Subject to
Section 3 below,
payment of the aggregate Subscription Price for the Excess Shares shall be made on the third business day following the Expiration Date (the "Closing Date"), against delivery to FRP of certificates evidencing the shares of Common Stock purchased by it, in immediately available funds by wire transfer to an account of MOXY designated by MOXY by notice to FRP no later than one business day prior to the Closing Date.

        2. FRP PURCHASE OPTION. (a) Promptly on or after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering shall have been effected (but in no event later than the date one business day after the Expiration Date), MOXY shall deliver, or cause the Subscription Agent (as defined in the Registration Statement) to deliver, a written notice (the "STANDBY PURCHASE NOTICE") to FRP setting forth the aggregate number of Rights properly exercised by Holders pursuant to the terms of the Rights Offering; the aggregate number of Excess Shares to be purchased by FRP pursuant to its Standby Commitment (the "STANDBY PURCHASE AMOUNT");
the aggregate Subscription Price therefor; and the calculation, including reasonable details thereof, of the maximum number of Additional Shares, if any, available for purchase by FRP pursuant to the FRP Purchase Option as provided in subsection (b) below.

        (b) MOXY hereby grants FRP an option (the "FRP PURCHASE OPTION") to purchase, at the Subscription Price, up to such number of shares of Common Stock, if any, (the "ADDITIONAL SHARES") as shall result in FRP's owning 30% of the aggregate outstanding shares of Common Stock immediately after giving effect to such purchase and the Standby Purchase Amount. FRP may exercise the FRP Purchase Option, in whole or in part, within one business day after receiving the Standby Purchase Notice, by delivering a written notice to MOXY setting forth the number of Additional Shares it wishes to purchase pursuant to the FRP Purchase Option. Such exercise of the FRP Purchase Option shall not thereafter be revocable by FRP. The purchase of the Additional Shares pursuant to the FRP Purchase Option shall take place on the Closing Date in the same manner as the purchase of the Excess Shares pursuant to the Standby Commitment as set forth in Section 1 above.

        3. STANDBY COMMITMENT FEE. As compensation to FRP for its Standby Commitment and its obligations under the Master Agreement (including but not limited to its purchase of the MCN Properties as described therein), MOXY agrees to pay to FRP on the Closing Date a standby commitment fee of $6,000,000 (the "STANDBY COMMITMENT FEE"), irrespective of the number of shares of Common Stock purchased by FRP hereunder. The Standby Commitment Fee will at FRP's option (designated no more than one business day prior to the Closing Date) be (a) credited in whole or in part against the purchase price to be paid by FRP in connection with its purchase of the Excess Shares or the Additional Shares, if any, or both hereunder or (b) payable in immediately available funds by wire transfer to an account of FRP designated by FRP.

        4. REPRESENTATIONS AND WARRANTIES OF MOXY. MOXY represents and warrants to FRP as of the date hereof and as of the Closing Date (as defined below) that:

        (a) MOXY meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will file (or, as of the Closing Date, will have filed) with the Securities and Exchange Commission (the "COMMISSION") a registration statement on Form S-3 to register the Rights and the shares of Common Stock referred to in Section 1 above (such registration statement, including the prospectus contained therein, and any amendments or supplements thereto, the "REGISTRATION STATEMENT"). The terms of the Rights Offering as disclosed in the Registration Statement are substantially as set forth in the first paragraph to this letter agreement. True and complete copies of the Registration Statement have been delivered to FRP.
        (b) At the time the Registration Statement becomes effective, (i) the Registration Statement will comply in all material respects with the requirements of the Securities Act and (ii) the Registration Statement, including the documents incorporated by reference therein, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time they were filed with the Commission and at the time the Registration Statement becomes effective, the documents incorporated by reference into the Registration Statement complied and will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

        (c) The execution, delivery and performance by MOXY of this letter agreement and the consummation of the transactions contemplated hereby, including but not limited to the Rights Offering and the FRP Purchase Option,
(i) are within MOXY's corporate powers, (ii) have been authorized by all necessary corporate action on the part of MOXY other than the approval of MOXY's stockholders, and (iii) do not require any consent, approval or authorization of, or filing, registration or qualification with, any governmental body, agency, official, court or other authority on the part of MOXY other than filings under federal securities or state blue sky laws. This letter agreement constitutes a valid and binding agreement of MOXY, enforceable against it in accordance with its terms.

        (d) Since March 31, 1997, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of MOXY.

        (e)   All the shares of Common Stock to be issued to FRP pursuant to
Section 1 or 2 above have been duly authorized and, when delivered against payment therefor as contemplated hereby, will be validly issued, fully paid and non-assessable, and will not be subject to any pre-emptive rights.

        5. REPRESENTATIONS AND WARRANTIES OF FRP. FRP represents and warrants to MOXY as of the date hereof and as of the Closing Date that (a) the execution, delivery and performance by FRP of this letter agreement and the consummation of the transactions contemplated hereby (i) are within FRP's partnership powers, (ii) have been authorized by all necessary partnership action on the part of FRP, and (iii) do not require any consent, approval or authorization of, or filing, registration or qualification with, any governmental body, agency, official, court or other authority on the part of FRP other than filings under the federal securities or state blue sky laws, and (b) this letter agreement constitutes a valid and binding agreement of FRP, enforceable against it in accordance with its terms.

        6. COVENANTS OF MOXY AND FRP.

        (a) Each of MOXY and FRP will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this letter agreement. MOXY and FRP shall cooperate with one another in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this letter agreement and in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        (b) MOXY will not extend the Expiration Date without the prior written consent of FRP.

        (c) MOXY will promptly deliver to FRP, without charge, such number of copies of the Registration Statement as FRP shall reasonably request.

        (d) MOXY will use the proceeds from the Rights Offering and from the issuance of the Additional Shares, if any, solely as set forth under the heading "Use of Proceeds" in the Registration Statement.

        7. CONDITIONS OF FRP'S OBLIGATIONS. The obligation of FRP to purchase the Excess Shares pursuant to the Standby Commitment shall be subject to the satisfaction (or waiver by FRP in its sole discretion) of the following conditions precedent:

        (a) All the conditions precedent set forth in Sections 5.1 and 5.2 of the Master Agreement shall have been satisfied.

        (b) MOXY shall have executed and delivered to FRP a Participation Agreement in connection with the MOXY/FRP Exploration Program substantially in the form of Exhibit A to the Master Agreement; and

        (c) MOXY shall have executed and delivered to FRP a Stockholder Agreement substantially in the form of Exhibit D to the Master Agreement.

        8. INDEMNIFICATION; SURVIVAL. (a) MOXY agrees to indemnify and hold harmless FRP, its officers, directors, agents and affiliates and each person, if any, who controls FRP within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, from
and against any and all losses, claims, damages, liabilities and judgments (collectively, "LOSSES") (i) arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by MOXY pursuant to this letter agreement or (ii) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus or any other document, including but not limited to the proxy statement, filed by MOXY with the Commission in connection with the transactions contemplated hereby and by the Registration Statement (collectively, the "SEC DOCUMENTS"), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to FRP furnished in writing to MOXY by or on behalf of FRP expressly for use therein.

        (b) FRP agrees to indemnify and hold harmless MOXY, its officers, directors, agents and affiliates and each person controlling MOXY within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from MOXY to FRP, but only with respect to (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by FRP pursuant to this letter agreement or
(ii) information relating to FRP furnished in writing to MOXY by or on behalf of FRP expressly for use in the SEC Documents.

        (c) If the foregoing indemnification is unavailable to an indemnified party in respect of any Losses, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by MOXY on the one hand and FRP on the other hand from the Rights Offering or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of MOXY and FRP in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative benefits received by MOXY and FRP shall be deemed to be in the same proportion as the total net proceeds from the Rights Offering (before deducting expenses) received by MOXY shall bear to the Standby Commitment Fee received by FRP hereunder. The relative fault of MOXY and FRP shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by MOXY or FRP and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. MOXY and FRP agree that it would not be just and equitable if contribution pursuant to this subsection were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. Notwithstanding the foregoing, FRP shall not be required to contribute any amount in excess of an amount equal to the Standby Commitment Fee.

        (d) The respective representations, warranties, indemnities, contribution agreements and other statements of each of the parties hereto shall remain operative and in full force and effect, and will survive delivery of and payment for the Excess Shares and the Additional Shares, if any, regardless of any investigation, or statement as to the results thereof, made by or on behalf of MOXY or FRP, the delivery of and payment for the Excess Shares and the Additional Shares, if any, hereunder and the termination of this letter agreement.

        9. TERMINATION. This letter agreement shall automatically terminate if the Master Agreement is terminated in accordance with its terms.

        10. NOTICES. All notices and other communications to be given pursuant hereto shall be in writing and be effective upon receipt and may be given by overnight courier or hand delivery and shall be given at the addresses set forth below: (a) if notice is given to MOXY, to McMoRan Oil & Gas Co., 1615 Poydras Street, New Orleans, LA 70112, Attention: Mr. Richard C. Adkerson, Co-Chairman of the Board and Chief Executive Officer, and (b) if notice is given to FRP, to Freeport-McMoRan Inc., Administrative Managing General Partner, 1615 Poydras Street, New Orleans, LA 70112, Attention: Mr. RenJ L. Latiolais, President and Chief Executive Officer.

        This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

        This letter agreement shall constitute a binding agreement of the parties hereto with respect to the subject matter hereof. The provisions of this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that (i) MOXY may not assign or transfer any of its rights under this letter agreement and (ii) FRP may not assign or transfer its rights under this letter agreement without the prior written consent of MOXY, except that FRP may transfer or assign, in whole or from time to time in part, the right to purchase all or a portion of the Excess Shares or the Additional Shares, if any, hereunder to one or more of its subsidiaries or to Freeport-McMoRan Inc. without such prior written consent if any transferee or assignee subsidiary shall expressly assume the rights so transferred or assigned and MOXY shall be provided with an original of such instrument of assumption; provided that such transfer or assignment shall not release FRP from its obligations hereunder without MOXY's prior written consent. Neither this letter agreement nor any provision hereof is intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder. This letter agreement shall be governed by and construed with in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                       Very truly yours,

                                       FREEPORT-McMoRan RESOURCE
                                       PARTNERS, LIMITED PARTNERSHIP

                                       By:  FREEPORT-McMoRan INC.,
                                            its Administrative Managing
                                            General Partner



                                       By:  /s/ Rene L. Latiolais
                                           ----------------------------------
                                       Name:   Rene L. Latiolais
                                       Title:  President and Chief
                                               Executive Officer

Agreed and accepted
as of the date first
above written:

McMoRan OIL & GAS CO.



By:  /s/ Richard C. Adkerson
----------------------------------
Name:   Richard C. Adkerson
Title:  Co-Chairman of the Board
        and Chief Executive Officer

                                                                       ANNEX III

                             STOCKHOLDER AGREEMENT

        This Stockholder Agreement (this "Agreement") is entered into this _____ day of ____________, 1997, by and between McMoRan Oil & Gas Co., a Delaware corporation ("MOXY"), and Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership ("FRP").

                                R E C I T A L S

        WHEREAS, MOXY has filed a Registration Statement with the SEC relating to the Rights Offering;

        WHEREAS, pursuant to the Standby Purchase Agreement, FRP has agreed to purchase at the Rights Offering subscription price all shares of Common Stock offered in the Rights Offering that are not purchased by holders of the Rights, and MOXY has agreed that if, pursuant to its subscription rights and its standby commitment, FRP has not acquired 30% of the Common Stock outstanding upon completion of the Rights Offering, FRP will have the option to acquire at the subscription price such additional shares of Common Stock in an amount not in excess of the number of shares as would be necessary to provide it with up to 30% of MOXY's outstanding Common Stock after giving effect to such acquisition;

        WHEREAS, MOXY and FRP are entering into this Agreement to establish certain corporate governance arrangements to take effect after the date hereof as well as certain matters relating to FRP's registration rights with respect to the Registrable Securities; and

        WHEREAS, MOXY and FRP believe that these arrangements will be in the best interests of MOXY and all of its stockholders.

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

        1. Defined Terms. The following capitalized terms when used in this Agreement shall have the following meanings:

        "Affiliate" or "Associate" shall have the respective meanings assigned thereto in Rule 405 as presently promulgated under the Securities Act of 1933.

        "Beneficial Owner" means beneficial ownership calculated in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

        "Board of Directors"  means the board of directors of MOXY.


                                     III-1

        "By-laws" means the By-laws of MOXY.

        "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of MOXY.

        "Common Stock" means the shares of common stock, $.01 par value per share, of MOXY.

        "Demand Registration" means a Demand Registration as defined in
Section 4(a) hereof.

        "Director" means any member of the Board of Directors.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FRP Designee" has the meaning set forth in Section 2(b) hereof.

        "FRP Percentage" means, at any time, a fraction, expressed as a percentage, (a) the numerator of which is the number of outstanding shares of Common Stock owned by FRP at such time, and (b) the denominator of which is the total number of outstanding shares of Common Stock at such time.

        "Independent Committee" has the meaning set forth in Section 2(i) hereof.

        "Independent Director" means, at any time, any member of the Board of Directors who both (a) would qualify as an "independent director" within the meaning given to such term under the rules of the New York Stock Exchange and (b) is not an Affiliate or Associate of FRP, other than solely as a result of being a director of MOXY.

        "Master Agreement" means the Master Agreement dated as of July 14, 1997 between MOXY and FRP.

        "Material Transaction" means (a) any sale, lease, transfer or other disposition by MOXY of any of its properties or assets to, (b) any purchase of property or assets by MOXY from, (c) any investment by MOXY in,
(d) any agreement by MOXY with or for the benefit of, or (e) any other transaction between MOXY and one or more of its Affiliates (other than a wholly-owned subsidiary of MOXY) that involves aggregate payments in excess of $5 million and is not in effect on the date hereof or contemplated by the Master Agreement.

        "Participation Agreement" means the Participation Agreement, including all exhibits thereto, substantially in the form of Exhibit "B" to the Master Agreement.


                                     III-2

        "Person" means any person, firm, corporation, partnership, limited liability partnership or company, trust or other association or organization of any kind.

        "Piggyback Registration" means a Piggyback Registration as defined in Section 4(b) hereof.

        "Registrable Securities" means all shares of Common Stock owned by FRP.

        "Registration Statement" means the registration statement on Form
S-3, including any amendments or supplements thereto, to be filed by MOXY with the SEC relating to the Rights Offering.

        "Rights" means transferable subscription rights to purchase shares of Common Stock that will be distributed by MOXY in the Rights Offering to the holders of the Common Stock pursuant to the terms set forth in the Registration Statement.

        "Rights Offering" means the distribution to the holders of the Common Stock of the Rights pursuant to the terms set forth in the Registration Statement.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Standby Purchase Agreement" means the Standby Purchase Agreement dated as of July 14, 1997 between MOXY and FRP.

        "Stockholder Rights Plan" means the Rights Agreement dated as of May 19, 1994, as amended to the date hereof, between MOXY and Mellon Securities Trust Company, as Rights Agent.

        "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

        2.   Composition of Board of Directors

            (a) Number of Directors. Subject to the terms of this Agreement and the Certificate of Incorporation and the By-laws, MOXY and FRP agree that the Board of Directors shall consist of such number of Directors as may be fixed from time to time by a majority of the Directors then in office, giving effect to the provisions of this Agreement.

            (b) Number of FRP Designees. As long as FRP shall be the Beneficial Owner of at least 10% but less than a majority of the outstanding Common Stock, FRP shall be entitled


                                     III-3
to designate by written notice to MOXY from time to time that number of Directors (each an "FRP Designee") equal to the nearest whole number obtained by multiplying the FRP Percentage by the number of Directors that are to serve on the Board of Directors after giving effect to the election of the FRP Designees and the Independent Directors required pursuant to Section 2(i). Upon receipt of a written request of FRP to exercise its rights under this Section 2(b), MOXY shall create that number of vacancies on the Board of Directors as determined in accordance with the preceding sentence either by (i) an increase in the number of Directors in accordance with the terms of the Certificate of Incorporation and the By-laws, (ii) Director resignations or (iii) a combination thereof.

            (c) Election of FRP Designees. The Board of Directors shall elect FRP Designees as soon as practicable following receipt of a notice from FRP in accordance with Section 2(b) to fill the vacancies on the Board of Directors created in accordance with the last sentence of Section 2(b), to serve from the time when they are elected until their successors are elected and qualified. Each of the FRP Designees shall be elected to a different class of the Board of Directors as provided by the Certificate of Incorporation and the By-laws, unless the Board of Directors elects more than three FRP Designees, in which case the FRP Designees shall be elected to different classes as proportionally as practicable.

            (d) Nomination and Election of Subsequent FRP Designees. The Board of Directors (or any committee of the Board of Directors that nominates Directors) shall, in connection with each meeting of stockholders of MOXY at which the term of any FRP Designee expires (if FRP shall then have the right to designate Directors), nominate for election as a Director, in accordance with MOXY's procedures for nomination of Directors as provided for in its By-laws, one or more FRP Designees designated in accordance with Section 2(b) to stand for election for the next succeeding term, and shall vote all management proxies in favor of such nominees, except for such proxies that specifically indicate to the contrary. MOXY shall recommend that its stockholders vote in favor of such nominees, and shall use reasonable efforts to solicit from its stockholders proxies voted in favor of such nominees.

            (e) FRP Designee Replacements. If any FRP Designee shall decline or be unable to serve for any reason, or if such FRP Designee resigns or is removed (other than in the case of a resignation pursuant to Section 2(d) hereof), the Board of Directors shall promptly upon the request of FRP nominate or elect, as the case may be, a new FRP Designee to replace such resigned or removed FRP Designee.

            (f) Voting. As long as FRP shall be the Beneficial Owner of at least 10% of the Common Stock, at each meeting of stockholders of MOXY, FRP shall vote the shares of Common Stock held by FRP for the nominees recommended by the Board of Directors.

            (g) Resignation of FRP Designees. At such time as FRP shall become the Beneficial Owner of less than 10% of the outstanding Common Stock, FRP shall, at the request


                                     III-4
of MOXY, use its best efforts to cause any FRP Designees then serving as Directors to resign from the Board of Directors.

            (h) Information Regarding FRP Designees. FRP shall use its best efforts to cause each FRP Designee to promptly provide to MOXY, as MOXY may from time to time reasonably request, information regarding such FRP Designee for inclusion in any form, report, schedules, registration statement, definitive proxy statement or other documents required to be filed by MOXY with the SEC.

            (i) Independent Committee. Within six months after the date hereof, MOXY shall create two vacancies on the Board of Directors either by
(i) an increase in the number of Directors in accordance with the terms of the Certificate of Incorporation and the By-laws, (ii) Director resignations or
(iii) a combination thereof and shall designate, and the Board of Directors shall elect at least two Independent Directors to the Board of Directors. The Board of Directors shall, in connection with each meeting of stockholders of MOXY at which the term of any Independent Director expires, select one or more individuals who would qualify for membership on the Independent Committee to stand for election for the next succeeding term. If any Independent Director shall decline or be unable to serve for any reason, or if such Independent Director resigns, the Board of Directors shall promptly nominate or elect, as the case may be, a new Independent Director to replace such resigned Independent Director. The Independent Directors shall constitute the Independent Committee of the Board of Directors (the "Independent Committee"). The affirmative vote of a majority of the Independent Directors shall be the act of the Independent Committee.

        3.  Approval by Independent Committee.

            (a) Actions by MOXY. After the Independent Committee has been elected in accordance with Section 2(i), for as long as FRP shall be the Beneficial Owner of 10% or more of the outstanding Common Stock, subject to the Certificate of Incorporation and applicable law, MOXY shall not take any of the following actions without the approval of the Independent Committee:

                  (i)     repurchase any outstanding shares of Common Stock;

                  (ii)    enter into any Material Transaction;

                  (iii) enter into any "Rule 13e-3 transaction" within the meaning of Rule 13e-3 under the Exchange Act;

                  (iv) amend, modify or grant any waiver under the Stockholder Rights Plan, the Participation Agreement or this Agreement; or


                                     III-5

                  (v) in connection with any merger or business combination involving MOXY and a third party, treat FRP and the other holders of Common Stock on other than equivalent terms.

            (b) Actions by FRP. For as long as FRP shall be the Beneficial Owner of more than 10% of the outstanding Common Stock, except as specifically approved by the Independent Committee, neither FRP nor any of FRP's Affiliates shall, directly or indirectly, (i) by purchase or otherwise, acquire, agree to acquire or offer to acquire beneficial ownership of any additional shares of Common Stock (other than through open-market purchases that do not constitute a "Rule 13e-3 transaction" within the meaning of Rule 13e-3 under the Exchange
Act), or (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving FRP or any of its Affiliates and MOXY. In considering whether any of the foregoing transactions would be in the best interests of and fair to the holders of Common Stock other than FRP and its Affiliates, the Independent Committee shall consider the value of MOXY as a whole without any reduction related to the size of FRP's ownership interest in MOXY.

        4. Registration Rights.

            (a) Demand Registration. (i) FRP may at any time and from time to time make a written request for registration under the Securities Act of not less than 10% of the outstanding Common Stock (a "Demand Registration"); provided that MOXY shall not be obligated to effect more than one Demand Registration in any 12-month period or more than an aggregate of three Demand Registrations pursuant to this Section 4(a). Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. A registration will not count as a Demand Registration until it has become effective; provided, however, that a Demand Registration that is either withdrawn or not declared effective at FRP's request shall count as a Demand Registration unless FRP also bears all of the expenses specified in Section 4(e) hereof (as being payable by MOXY) with respect to such Demand Registration.

            (ii) If FRP so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. FRP shall select the managing Underwriters and any additional investment bankers and managers to be used in connection with the offering; provided that such managing Underwriters and additional investment bankers must be reasonably satisfactory to MOXY.

        (b) Piggyback Registration. If MOXY proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock
(i) for MOXY's own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (ii) for the account of any of its holders of Common Stock (other than FRP), then MOXY shall give written notice of such proposed filing to FRP as soon as


                                     III-6
practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer FRP the opportunity to register such number of shares of Registrable Securities as FRP may request on the same terms and conditions as MOXY's or such holder's Common Stock (a "Piggyback Registration").

        (c) Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter of an offering described in Section 4(b) delivers a written opinion to MOXY that the size of the offering that FRP, MOXY and any other Persons whose securities are included in such offering intend to make are such that the success of the offering would be materially and adversely affected, then the amount of Registrable Securities to be offered for the account of FRP and any other Person shall be reduced to the extent necessary to reduce the total amount of common stock to be included in such offering to the amount recommended by such managing Underwriter; provided that if Common Stock is being offered for the account of Persons other than MOXY, then the proportion by which the amount of such Registrable Securities intended to be offered for the account of FRP is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Persons is reduced.

        (d)  Filings; Information.  Whenever FRP requests that any
Registrable Securities be registered pursuant to Section 4(a) hereof, MOXY will use its reasonable efforts to effect the registration of such Registrable Securities as promptly as is practicable, and in connection with any such request:

              (i) MOXY will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which MOXY then qualifies and which counsel for MOXY shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 120 days (or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold); provided that if MOXY shall furnish to FRP a certificate signed by MOXY's Chief Executive Officer stating that in his good faith judgment it would be detrimental or otherwise disadvantageous to MOXY or its shareholders for such a registration statement to be filed as expeditiously as possible, MOXY shall have a period of not more than 120 days within which to file such registration statement measured from the date of MOXY's receipt of FRP's request for registration in accordance with Section 4(a) hereof.

              (ii) MOXY will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to FRP and each applicable managing Underwriter, if any, copies thereof, and thereafter furnish to FRP and


                                     III-7
        each such Underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as FRP or each such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

              (iii) After the filing of the registration statement, MOXY will promptly notify FRP of any stop order issued or, to MOXY's knowledge, threatened to be issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

              (iv) MOXY will endeavor to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as FRP reasonably requests; provided that MOXY will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph 4(d)(iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

              (v) MOXY will as promptly as is practicable notify FRP, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to FRP and to the Underwriters any such supplement or amendment. FRP agrees that, upon receipt of any notice from MOXY of the occurrence of any event of the kind described in the preceding sentence, FRP will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by FRP and the Underwriters of the copies of such supplemented or amended prospectus and, if so directed by MOXY, FRP will deliver to MOXY all copies, other than permanent file copies then in FRP's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event MOXY shall give such notice, MOXY shall extend the period during which such registration statement shall be maintained effective as provided in Section 4(d)(i) by the number of days during the period from and including the date of the giving of such notice to the date


                                     III-8
        when MOXY shall make available to FRP such supplemented or amended prospectus.

              (vi) MOXY will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

              (vii) MOXY will furnish to FRP and to each Underwriter a signed counterpart, addressed to FRP or such Underwriter, of an opinion or opinions of counsel to MOXY and a comfort letter or comfort letters from MOXY's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as FRP or the managing Underwriter reasonably requests.

              (viii) MOXY will make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

              (ix) MOXY will use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or over-the-counter market on which the Common Stock is then listed.

        MOXY may require FRP promptly to furnish in writing to MOXY such information regarding FRP, the plan of distribution of the Registrable Securities and other information as MOXY may from time to time reasonably request or as may be legally required in connection with such registration.

        (e)  Registration Expenses.  In connection with any Demand
Registration or any Piggyback Registration, MOXY shall pay the following expenses incurred in connection with such registration: (i) filing fees with the SEC, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) fees and expenses incurred in connection with the listing of the Registrable Securities, (v) fees and expenses of counsel and independent certified public accountants for MOXY and (vi) the reasonable fees and expenses of any additional experts retained by MOXY in connection with such registration. FRP shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities and any out-of-pocket expenses of FRP.


                                     III-9

        (f) Indemnification by MOXY. MOXY agrees to indemnify and hold harmless FRP, its officers and directors, and each Person, if any, who controls FRP within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if MOXY shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information, relating to FRP or the plan of distribution furnished in writing to MOXY by or on behalf of FRP expressly for use therein; provided that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of FRP if a copy of the most current prospectus at the time of the delivery of the Registrable Securities was not provided to purchaser and such current prospectus would have cured the defect giving rise to such loss, claim, damage or liability. MOXY also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of FRP provided in this subparagraph.

        (g) Indemnification by FRP. FRP agrees to indemnify and hold harmless MOXY, its officers and directors, and each Person, if any, who controls MOXY within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act to the same extent as the foregoing indemnity from MOXY to FRP, but only with reference to information relating to FRP or the plan of distribution furnished in writing by or on behalf of FRP expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. FRP also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of MOXY provided in this subparagraph.

        (h) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 4(f) or Section 4(g), such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall have the right to assume the defense of such proceeding and retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have


                                    III-10
mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

        (i) Contribution. If the indemnification provided for in this Agreement is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by MOXY, FRP and the Underwriters from the offering of the securities, or (ii) if the allocation provided by clause
(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) but also the relative fault of MOXY, FRP and the Underwriters in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by MOXY, FRP and the Underwriters shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by each of MOXY and FRP and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the prospectus, bear to the aggregate public offering price of the securities.
The relative fault of MOXY, FRP and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        MOXY and FRP agree that it would not be just and equitable if contribution pursuant to this Section 4(i) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include,


                                    III-11
subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 4(i), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and FRP shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by FRP exceeds the amount of any damages which FRP has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

        (j) Participation in Underwritten Registrations. No Person may participate in any underwritten registered offering contemplated hereunder unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights.

        (k) Rule 144. MOXY covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as FRP may reasonably request to the extent required from time to time to enable FRP to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of FRP, MOXY will deliver to FRP a written statement as to whether it has complied with such reporting requirements.

        (l) Holdback Agreements. FRP agrees not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 180-day period beginning on, the effective date of such registration statement other than (i) the Registrable Securities to be sold pursuant to such registration statement, and (ii) any shares of Common Stock sold upon the exercise of an option or warrant or the conversion of a security outstanding at such date.


                                     III-12

        5. Miscellaneous.

              (a) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or, if mailed, three business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder.

              If to MOXY, to:

                   McMoRan Oil & Gas Co.
                   1615 Poydras Street
                   New Orleans, Louisiana 70112
                   Attention:  Richard C. Adkerson, Co-Chairman of the Board
                               and Chief Executive Officer

              If to FRP, to

                   Freeport-McMoRan Resource Partners, Limited Partnership 1615 Poydras Street
                   New Orleans, Louisiana 70112
                   Attention:  Rene L. Latiolais, President and Chief
                               Executive Officer

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        (b) Termination. The respective covenants and agreements of MOXY and FRP contained in this Agreement will continue in full force and effect until the earliest to occur of any of the following: (i) the mutual written agreement of MOXY and FRP or (ii) at such time as FRP shall no longer be the Beneficial Owner of 10% or more of the outstanding Common Stock. Notwithstanding the termination of this Agreement, nothing contained herein shall relieve any party hereto from liability for breach of any of its covenants or agreements contained in this Agreement.

        (c) Waivers and Amendments; Noncontractual Remedies; Specific Performance. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by or on behalf of each party hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising a right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude a further exercise thereof or


                                    III-13
the exercise of any other such right, power or privilege. MOXY and FRP agree that any breach by either of them of any provision of this Agreement would irreparably injure the other party and that money damages would be an inadequate remedy therefor. Accordingly, each of MOXY and FRP agrees that the other party shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consents to the entry thereof.

        (d) Severability. If any provision of this Agreement or the applicability of any such provision to a person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to persons or circumstances other than those for which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. To the extent permitted by applicable law, each party hereto hereby waives any provision or provisions of law which would otherwise render any provision of this Agreement invalid, illegal or unenforceable in any respect.

        (e) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and when so executed shall constitute one Agreement, notwithstanding that all parties are not signatories to the same counterpart.

        (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflict of law rules of such state.

        (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto; provided that the registration rights granted by MOXY in Section 4 may only be transferred to transferees who are the holder of 5% or more of the Registrable Securities.


                                    III-14

        IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the first date written above.

                                       McMoRan OIL & GAS CO.


                                       By: ___________________________________
                                           Richard C. Adkerson
                                           Co-Chairman of the Board
                                           and Chief Executive Officer

                                       FREEPORT-McMoRan RESOURCE PARTNERS,
                                       LIMITED PARTNERSHIP

                                       By:     Freeport-McMoRan Inc., as
                                               Administrative Managing General
                                               Partner


                                       By: ___________________________________
                                           Rene L. Latiolais
                                           President and Chief Executive
                                           Officer


                                    III-15

                                                                        ANNEX IV

                            PARTICIPATION AGREEMENT
                       MCMORAN 1997 EXPLORATION PROGRAM

                                                                           PAGE
                                                                           ----

I.      DEFINITIONS

II.     PURPOSE; OPERATIONS
        2.1   Purpose
        2.2   McMoRan's Efforts
        2.3   Operator

III.    INTERESTS OF THE PARTIES
        3.1   Sharing of Exploration Expenditures
        3.2   Ownership Interests

IV.     EXPLORATION EXPENDITURES
        4.1   Exploration Expenditures

V.      ACQUISITION OF LEASEHOLD INTERESTS
        5.1   Acquisition of Additional Leasehold Interest
        5.2   Excluded Areas

VI.     EXPLORATION FUND
        6.1   General
        6.2   Limitations on McMoRan's Authority to Commit Exploration Fund
        6.3   Budget Meetings and Reports

VII.    SCIENTIFIC STUDIES AND INFORMATION

VIII.   PROSPECTS
        8.1   Prospects
        8.2   Designation of Prospects After Program Term

IX.     DRILLING OF EXPLORATORY WELLS
        9.1   During Program Term
        9.2   After Program Term

X.      FARMOUT OR PARTICIPATION AGREEMENTS
        10.1  Participation Agreements
        10.2  Farmout Agreements
        10.3  Trade Agreements

XI.     BURDENS

XII.    OPERATING AGREEMENT

XIII.   AREA OF MUTUAL INTEREST
        13.1  Third Party Area of Mutual Interest Agreements
        13.2  Program Area of Mutual Interest Agreement

XIV.    OWNERSHIP OF PRODUCTION; GAS BALANCING AGREEMENT
        14.1  Ownership of Production

XV.     RELATIONSHIP OF THE PARTIES
        15.1  No Partnership
        15.2  Tax Partnerships for Certain Activities

XVI.    BILLINGS; NOTICES

XVII.   SPECIAL NON-CONSENT ELECTIONS
        17.1  Casing Point Election - Onshore Prospects
        17.2  Elections Prior to Platform Installation - Offshore
              Prospects
        17.3  Time Period
        17.4  Completion Attempt by Participant - Onshore

XVIII.  PROGRAM TERM
        18.1  Program Term
        18.2  Unfunded Prospects

XIV.    OPERATIONS AFTER PROGRAM TERM
        19.1  General
        19.2  Exploratory Wells
        19.3  Development Expenditures
        19.4  Provisions Which Do Not Survive the End of the Program Term

XX.     CONFIDENTIALITY

XXI.    INSURANCE
        21.1  Insurance for Program
        21.2  Contractor's Insurance
        21.3  Well Control Insurance
        21.4  General

XXII.   RECORD TITLE, ASSIGNMENT
        22.1  Record Tittle
        22.2  Assignment

XXIII.  SUBSEQUENT INTERESTS

XXIV.   GENERAL
        24.1  Records
        24.2  Access
        24.3  Claims & Litigation
        24.4  Good Faith
        24.5  Governing Law
        24.6  Failure to Respond
        24.7  Conflicts
        24.8  Binding Effect


                                   EXHIBITS

          I)  PROGRAM OPERATING AGREEMENT (OFFSHORE)
         II)  PROGRAM OPERATING AGREEMENT (ONSHORE)
        III)  CERTAIN EXCLUDED AREAS
         IV)  PROVISIONS CONCERNING TAXATION

                            PARTICIPATION AGREEMENT
                       McMoRan 1997 Exploration Program


        This Participant Agreement ("the Agreement") is made as of the 1st day of April, 1997 between McMoRan Oil & Gas Co. ("McMoRan") and Freeport-McMoRan Resources Partners, Limited Partnership ("Participant").

                                  WITNESSETH:

                                      I.
                                  Definitions

        As used in this Agreement, the following terms shall have the meanings set forth below:

1.1 Affiliate means, with respect to any person, a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified.

1.2 Area of Mutual Interest or AMI means, with respect to any Prospect, the geographic area more particularly described in Article XIII.

1.3 Casing Point means the point at which determination is made either to run production string of casing and attempt a completion, or to abandon the well.

1.4     Committed List means the list described in Paragraph 18.1 hereof.

1.5 Development Expenditures means those charges applicable to each Prospect which are not Exploration Expenditures.

1.6     Development Well means any well which is not an Exploratory Well.

1.7     Excluded Area means any of the areas described in Paragraph 5.2 hereof.

1.8     Exploration Expenditures means those charges described in Article IV.

1.9 Exploration Fund means the fund created by McMoRan and Participant for the acquisition and exploration of Leasehold Interests and the other purposes of the Exploration Program as more fully described in Article VI, together with any cash contributions received by the Program from third parties.

1.10 Exploration Program or Program means the McMoRan operated program pursuant to which McMoRan and Participant have or will acquire and explore Prospects in the Exploration Program Area during the Program Term pursuant to this Agreement.

1.11 Exploratory Well means any well drilled by the Program on an Onshore Prospect prior to the completion thereon by the Exploration Program of a well capable of production in Paying Quantities or, as to an Offshore Prospect, means the first and/or second well drilled on a Prospect by the Program prior to the first installation thereon by the Program of a drilling and/or production platform.

1.12 Initial Leasehold Inventory means those Leasehhold Interests described in Paragraph 2.1 hereof.

1.13 Leasehold Interest means any right, title or interest acquired in, to and under any oil or gas lease or any other interest in oil or gas, including, without limitation, contractual rights, which confer on the holder thereof the right to share, or acquire the right to share, in the production or the proceeds of production of oil or gas.

1.14 Leasehold Interest Costs means, with respect to a particular Leasehold interest, the actual cost incurred by the Program for acquisition thereof, in each case including, without limitation, all bonuses, delay rentals, brokerage fees, and outside attorney's fees.

1.15 Non-Operator means, as to any Leasehold Interest or Prospect, a working interest owner therein who is not designated to act as Operator.

1.16 OCS means the outer continental shelf of the Gulf of Mexico under Federal leasing jurisdiction.

1.17 Offshore Prospect means any Prospect located in the OCS, and/or in that portion of the Gulf of Mexico under the leasing jurisdiction of the adjacent states.

1.18 Onshore Prospect means a Prospect located in the Program Area which is not an Offshore Prospect.

1.19 Operator means, as to any Leasehold Interest or Prospect, the party hereto designated to manage and supervise the drilling and/or completion and operation of oil or gas wells thereon.

1.20    Participant means Freeport-McMoRan Resources Partners, Limited
        Partnership.

1.21 Paying Quantities means production of oil and/or gas in quantities sufficient to yield a return in excess of operating cost.

1.22 Program Area means the OCS, and that portion of the Gulf of Mexico under the leasing jurisdiction of the adjacent states and the balance of the lower 48 states of the continental United States, except the Excluded Areas.

1.23 Program Operating Agreement means the Joint Operating Agreement (Offshore) or the Joint Operating Agreement (Onshore) attached hereto as Exhibits I and II respectively, depending upon whether the relevant operation is with respect to an Offshore Prospect or an Onshore Prospect.

1.24 Program Term means the period beginning on the date hereof and ending at the end of the Program Term as set forth in Article XVIII.

1.25    Prospect means an area designated as such pursuant to Paragraph 8.1.

1.26 Technical Consultants means those geologists and geophysicists and related personnel working therewith who are hired or retained by McMoRan as independent consultants some portion of whose efforts are to develop or evaluate Prospects hereunder.

                                      II.
                              Purpose; Operations

        2.1 Purpose. This Agreement has been entered into to provide Participant a means of acquiring, exploring and developing oil and gas Prospects in the Program Area, including but not limited to the acquisition of the Initial Leasehold Inventory, during the Program Term.

        On _____________, Participant acquired all of the interests of MCNIC Oil & Gas Properties, Inc. and affiliates ("MCN") in the McMoRan Participation & Exploration Program Agreement and McMoRan and Participant entered into an amendment thereto dated the same date (as amended, the "Prior Program"). McMoRan and Participant thereafter continued the Prior Program on an interim basis until the date hereof.

        The parties hereto hereby contribute to the Program all of their rights respecting each of the properties and assets of the Prior Program excluding only those properties and assets associated with the properties which are located in an Excluded Area ("Excluded Properties") and the loan (the "Loan") paid the date hereof due Participant by McMoRan under said Prior Program. The Leasehold Interests owned by McMoRan and Participant under the Prior Program, excluding those which are Excluded Properties, shall be the Initial Leasehold Inventory hereunder. The costs incurred by McMoRan and Participant with respect to those Leasehold Interests which are included in the Initial Leasehold Inventory and as to which Participant acquired its interest from MCN shall be deemed to have an initial cost as of April 1, 1997 of $8,333,333, $5,000,000 of which was paid by Participant and $3,333,333 of which was paid by McMoRan, which amount shall be deemed to have been expended from the Exploration Fund. All other expenditures under the Prior Program by McMoRan and Participant together, other than with respect to the Excluded Areas and the Loan, shall likewise be treated as having been expended from the Exploration Fund.

        2.2 McMoRan Efforts. McMoRan agrees to devote a substantial portion of its oil and gas exploration effort to the operation and management of the Program, which shall include all prospects, except those in the Excluded Areas, acquired and to be acquired by McMoRan during the Program Term within the Program Area, including but not limited to the Initial Leasehold Inventory. McMoRan will at all times have a staff adequate in number, experience and competence to perform its obligations hereunder and accomplish the purposes of the Exploration Program.

        Operator. McMoRan shall be the overall manager of the Program.


                                     III.
                      Sharing of Exploration Expenditures
                          and Interest of the Parties

        3.1 Sharing of Exploration Expenditures. Except as otherwise provided in this Agreement, Exploration Expenditures shall be shared as follows:

                              ParticipantMcMoRan
                                    60%40%

        If more than one Exploratory Well is drilled on a particular Onshore Prospect, Exploration Expenditures in connection with the drilling of any second and subsequent Exploratory Well on such particular onshore Prospect shall not be shared in the percentages set forth in this Paragraph 3.1 but shall be shared in the percentages set forth in Paragraph 3.2 hereof; provided, however, if the first Exploratory Well in such particular Onshore Prospect fails to reach objective depth because it encounters impenetrable substances, heaving shale, domal material, salt, excessive salt water flow or other formation or conditions or develops mechanical difficulty which would render further drilling impractical and McMoRan elects to drill a substitute for such well, the cost involved in the drilling of such substitute well shall be shared in the percentages set forth in this Paragraph 3.1 in the same manner as if such substitute well were the first Exploratory Well on the particular Onshore Prospect involved.

        3.2 Ownership Interests. Except as otherwise provided in this Agreement, the ownership of all Leasehold Interest and other properties and production acquired by the Program shall be shared as follows:

                              ParticipantMcMoRan
                                    50%50%


                                      IV.
                           Exploration Expenditures

        4.1 Exploration Expenditures. Subject to the limitations provided in this Agreement, McMoRan shall be entitled to expend monies for Exploration Expenditures of the Program on behalf of itself and Participant without the prior approval of Participant. The term "Exploration Expenditures" means all actual charges allocable to each Prospect in accordance with generally accepted industry standards, which charges are incurred by the Program prior to (i) the completion of the first Exploratory Well drilled by the Program on an Onshore Prospect that is completed as a well capable of production in Paying Quantities or (ii) the plugging, or the temporary abandonment if not plugged, of the first two Exploratory Wells drilled by the Program on an Offshore Prospect, as applicable, and such other costs applicable to exploration activities in the Program Area as are otherwise provided for in this Agreement, which charges, among others, shall include the following:

        (a) The cost of acquisition of all Leasehold Interests in the Program Area, including but not limited to the Initial Leasehold Inventory and any Leasehold Interest Costs paid by McMoRan to third party program operators in connection therewith;

        (b) The cost of any geological, geophysical or other scientific, exploration or engineering work, services or data on the Prospect;

        (c) The cost of copies of all seismic records, geological and geophysical maps and other exploration data and information furnished to Participant;

        (d) Rental and other lease maintenance payments on the Leasehold Interests;

        (e) All necessary independent legal expenses and costs of title searches and title investigation whether or not Leasehold Interests are acquired, together with the costs of copies of title opinions and other title reports furnished to Participant;

        (f) The cost of drilling Exploratory Wells in a Prospect, including the cost of plugging and abandoning or capping same, if no completion attempt is made;

        (g) Any other expenditures properly chargeable as Exploration Expenditures under this Agreement, or as may be specified in the accounting procedure attached to the applicable Program Operating Agreement and which are attributable to exploration activities, but excluding all overhead provided for in such Program Operating Agreement until such time as the Exploration Fund has been fully committed;

        (h) Notwithstanding the foregoing, the cost of completing an Exploratory Well shall not be considered an Exploration Expenditure; and

        (i) In addition to the foregoing, McMoRan shall be entitled to charge as Exploration Expenditures those expenditures that McMoRan incurs annually for salaries of employees, including but not limited to costs of benefits programs related thereto, cost of retained consultants, including but not limited to its Technical Consultants, office rent, office supplies, insurance and other general and administrative costs that McMoRan incurs in the conduct of its activities, including but not limited to costs allocated to MOXY from FM Services Company or its Affiliates, less a reasonable portion of such costs that McMoRan allocates to the Excluded Areas. Prior to committing to a material increase in the aggregate costs contemplated by this subparagraph (i) McMoRan shall confer with Participant and in good faith consider any comments or suggestions that Participant may offer in regard to such contemplated material change.

        The term Exploration Expenditures shall also include any of the foregoing costs incurred by the Program in attempting to locate or acquire Leasehold Interests in Prospects for the Program in the Program Area whether or not the Program owns or acquires Leasehold Interest in such area or subsequently designates a Prospect under Paragraph 8.1 for such area.

        Except as may be expressly provided to the contrary in this Agreement, all Exploration Expenditures shall be invoiced and accounted for in accordance with the accounting procedure attached to the Program Operating Agreement, including the period of time set forth for joint interest auditing and adjustment.

        McMoRan shall further be entitled to reimbursement as an Exploration Expenditure or as a proper expenditure under the applicable Program Operating Agreement, as appropriate, from Participant for its share of reasonable inventories of pipe and equipment (it being the intention of the parties to keep such inventories at a minimum level consistent with the needs of the Program).

        McMoRan shall not have an obligation to spend a particular portion of the Program Fund during any Program Year but rather McMoRan shall commit Exploration Expenditures as the occasion arises to secure Prospects which McMoRan deems would be appropriate for the Exploration Program, subject to the provisions of Paragraph 6.1 hereof.

        McMoRan agrees to make available its entire geological and geophysical data base for use in operations under the Program at no cost to the Participant, except to the extent setforth in the immediately following sentence. The amounts expended in acquiring seismic data from Western Geophysical pursuant to the Licensing Agreement between McMoRan and Western Geophysical dated November 20, 1996 shall constitute proper charges to Exploration Expenditures, notwithstanding the fact that some of the costs incurred pursuant to such agreement were incurred prior to the beginning of the Program Term, except to the extent that any of such seismic data so acquired relates to Excluded Areas.

        Participant agrees to bear its proportionate part of all Exploration Expenditures of the Program, subject to the limitations hereinafter set forth under Article VI.

                                      V.
                      Acquisition of Leasehold Interests

        5.1 Acquisition of Leasehold Interest. On behalf of the Program and subject to the limitations and guidelines herein set forth, McMoRan shall evaluate and acquire Leasehold Interests in the Program Area during the Program Term which it believes to be potentially productive of oil or gas.

        5.2 Excluded Areas. McMoRan and Participant agree that the following areas ("Excluded Areas") shall not be subject to the terms of this Agreement unless any such area, or portion thereof, has been recommended for inclusion herein by McMoRan in writing and Participant has concurred in writing in that recommendation:

        (a)  Any Leasehold Interest or prospect lying outside the Program Area;

        (b) Any Leasehold Interest or Prospect which at the time of acquisition contains proven reserves unless (i) the then proven reserves do not constitute a material consideration in the acquisition, and (ii) the primary objective of the acquisition is to explore for oil and gas other than the then proven reserves;

        (c)  Those areas identified on attached Exhibit III; and

        (d) Any Leasehold Interest or prospect acquired through merger, acquisition, corporate reorganization or consolidation with or purchase of substantially all of the assets of an individual, a corporation or a partnership, provided that the primary purpose of such merger, acquisition, reorganization, consolidation or purchase is not to acquire a specific Prospect or Leasehold Interest which otherwise would be subject to this Agreement; provided, however, if in such an acquisition McMoRan acquires an inventory of exploratory prospects not associated with any proven production acquired in such acquisition, McMoRan shall meet with Participant and, in good faith, attempt to have the exploratory prospects transferred to the Exploration Program

        5.3 Obligation. Subject to the limitations otherwise provided in this Agreement, Participant agrees to participate for its proportionate share of Exploration Expenditures as to all Leasehold Interest acquired or committed to by McMoRan in the Program Area during the Program Term. Without limiting or altering the effect of the AMI provisions of Article XIII hereof, from and after the end of the Program Term, McMoRan shall not be obligated to search for and offer to Participant any interest in Leasehold Interests within the Program Area.

                                      VI.
                               Exploration Fund

        6.1 General. The Program shall have a budget of $200,000,000 for Exploration Expenditures to be incurred or committed during the Program Term (the "Exploration Fund"). Notwithstanding that the Exploration Fund is for the entire Program Term, unless McMoRan and Participant agree otherwise in writing, McMoRan will schedule its activities so that Exploration Expenditures are not likely to exceed on a cumulative basis one hundred fifty percent (150%) of $40,000,000 per twelve months period times the number of twelve months periods that have elapsed since the Program Term commenced.

        6.2 Limitations on McMoRan's Authority to Commit Exploration Fund. In addition to the other limitations imposed upon McMoRan's authority to commit Participant hereunder, once the actual and committed Exploration Expenditures reach the budgeted total, it is understood and agreed that McMoRan (i) will not undertake any additional drilling commitments on behalf of the Exploration Program, and (ii) will not acquire any additional Leasehold Interests on behalf of the Exploration Program. Additionally, McMoRan shall not make any commitment on behalf of the Program for the drilling of any well which is anticipated to commence more than six (6) months after the end of the Program Term.

        6.3  Budget Meetings and Reports.

        (a) On a quarterly basis, McMoRan shall hold a meeting in McMoRan's offices with Participant to discuss the contemplated activities of the Program for the following period. In such meetings, McMoRan shall advise Participant of the amounts of the Exploration Fund which have been committed to Prospects on which an Exploratory Well has not yet commenced. Such advise shall include the name of the Prospect, the amount of the Exploration Fund anticipated to be spent thereon and the anticipated commencement date of the Exploratory Well to be drilled thereon. On a monthly basis, McMoRan shall provide Participant with an accounting of the Exploration Expenditures of the prior month and Program Term to date reconciling prior billings and advance billings with expenditures. McMoRan will promptly advise Participant in writing when McMoRan reasonably believes that actual and committed Exploration Expenditures of the Program equal the Exploration Fund and will furnish reasonable data supporting such conclusion. In addition to the foregoing, McMoRan will furnish Participant on request and at Participant's expense any other data or information needed by Participant to comply with any governmental laws, rules and regulations, including those promulgated by the Securities and Exchange Commission.


                                     VII.
                      Scientific Studies and Information

        7.1 Scientific Studies and Information. During the Program Term, McMoRan shall conduct geological, geophysical, engineering and other scientific studies with respect to the acquisition and/or exploration of Leasehold Interest ("Scientific Studies") in the Program Area and the cost thereof shall be Exploration Expenditures.

        It is agreed that any seismic records, and other exploration data (not including any interpretation thereof by McMoRan or its Technical Consultants) that may be acquired by McMoRan under the terms of this Agreement shall become and remain the joint property of McMoRan and Participant. If McMoRan designates a Prospect under Paragraph 8.1 hereof affecting such acquired data, McMoRan shall at such time furnish copies of all such data, upon written request of Participant, including geological and geophysical maps, to Participant unless McMoRan is prohibited from furnishing a copy or disclosing it to Participant under the agreement by which McMoRan acquired such data. Except as otherwise provided in this Agreement, Participant shall be permitted full access to such data in McMoRan's offices unless prohibited from doing so under the agreement by which McMoRan acquires such data. McMoRan shall not be precluded from entering into data exchange agreements which McMoRan in good faith believes will benefit the Program and all data acquired pursuant to any such exchange agreement shall be the joint property of McMoRan and Participant. During and after the Program Term, McMoRan shall have the exclusive right to sell any such data which McMoRan in good faith believes no longer must be kept confidential for the purposes of the Program and the proceeds of such sale shall be shared by the Participant and McMoRan on the same basis as the said parties own such data. At the end of the Program Term, McMoRan shall identify seismic records and other pertinent acquired data (not including any interpretation thereof by McMoRan or its Technical Consultants) as to which Prospects have not been designated during the Program Term and McMoRan shall, upon written request by Participant, provide it copies of all or any part of such data, unless prohibited from doing so under the agreement by which McMoRan acquired such data. Notwithstanding anything herein to the contrary, Participant shall not have or acquire any property interest in any interpretations by McMoRan or its Technical Consultants of any seismic or other exploration data unless and until a Prospect based thereon has been designated by McMoRan hereunder.


                                     VIII.
                                   Prospects

        8.1 Prospects. From time to time McMoRan will obtain information upon which it can determine and define a particular portion of the Program Area with sufficient specificity as to be identified as a Prospect. The term "Prospect" means a contiguous area which can reasonably be interpreted from geological and/or geophysical data as encompassing a geological structure, stratigraphic trap or other common geologic feature which makes its treatment as a single Prospect for oil and gas production purposes reasonable and some portion of which is considered prospective for commercial oil or gas production and is designated as such pursuant to this Article VIII. Based on such information, McMoRan shall from time to time designate an area as a Prospect of the Program. The size and configuration of a Prospect, as well as all details incident thereto, shall be determined by McMoRan. During the Program Term, McMoRan alone shall determine the time when an area is designated as a Prospect, whether or not Leasehold Interests have previously been acquired therein. After the Program Term and in accordance with Paragraph 8.2 hereof, McMoRan or Participant shall have the right to designate a Prospect which includes Leasehold Interests theretofore acquired through the Program. Without the prior consent of Participant, McMoRan shall not commit to the Program any Prospects which (1) McMoRan's economic analysis indicates will not have at least a before taxes rate of return of twenty-five (25) percent, or (2) the water depth for the first expected platform location is greater than 1,000 feet.

        At the time that McMoRan designates a Prospect it shall furnish to Participant a land plat showing the approximate outline of the Prospect and the proposed AMI therefor. Subject to Paragraph 5.2, McMoRan shall as soon as possible thereafter, upon written request of Participant, furnish Participant (to the extent not previously furnished) with all pertinent data then available with respect to the evaluation of such Prospect for oil or gas development excluding only such data as McMoRan is prohibited from disclosing by reason of confidentiality agreements with third parties respecting such data. Such data shall include a land and geophysical or geological report on such Prospect, including with respect to the drillsite for the first
Exploratory Well proposed to be drilled
thereon, a land plat, farmin, farmout and other trade agreements, copies of leases, drilling title opinions, assignments, unit designation agreements, operating agreements and other documents necessary for Participant to maintain adequate records relative to such Prospect and operations thereon, together with such of the following, as and when available, which are applicable to each such
Prospect:

        (a) An itemized list of all Exploration Expenditures charged to such Prospect;

        (b) An itemized estimate of probable additional costs which may have to be incurred in connection with such Prospect;

        (c) Any other information in McMoRan's possession relevant to an evaluation of such Prospect, including geological data, including but not limited to cross-sections, maps, key logs, and geophysical data, including copies of proprietary reprocessed data, sepias of lines; and

        (d) A description of the primary geologic objective and prospective zone(s) for which the Prospect was acquired.

        At the time each such Prospect is designated, McMoRan will separately allocate to it all Exploration Expenditures theretofore incurred and properly attributable to such Prospect, including but not limited to those expenditures made pursuant to Paragraph 4.1 above.

        8.2 Designation of Prospects After Program Term. To the extent any Leasehold Interests acquired by the Program are not included in Prospects designated by McMoRan on or prior to the end of the Program Term, then after such date McMoRan or Participant or their respective successors in interest shall have the right to propose a Prospect at the time that it proposes an Exploratory Well thereon. The geographic limits of such Prospect so designated shall meet the criteria set forth in Paragraph 8.1 and the AMI therefor shall be subject to the provisions of Article XIII hereof.


                                      IX.
                         Drilling of Exploratory Wells

        9.1 During Program Term. During the Program Term, at the same time as McMoRan designates a Prospect under Paragraph 8.1 above or thereafter when it commits the Exploration Fund to the drilling of an Exploratory Well thereon or as soon as possible after McMoRan has received notice from a third party joint interest owner that it proposes the drilling of a well thereon, McMoRan shall provide to Participant (if not previously furnished and requested in writing by Participant) the following information:

        (a)  An AFE for such well both as a dry hole and as a completed well;

        (b) A land plat depicting the Prospect, the proposed AMI for such Prospect and the Program's Leasehold Interests within the AMI for such prospect;

        (c)  A schedule of the Program's Leasehold Interests in the Prospect
AMI;

        (d) Maps depicting McMoRan's geological and geophysical interpretations of the Prospect;

        (e) McMoRan's economic analysis of the Prospect's potential and timing and estimated costs to develop, including description of facilities to be used, if then known;

        (f) Information as to whether any other third party joint interest owner has elected to join or not to join in the drilling of such well;

        (g) The surface location, proposed bottom hole location, proposed depth and well prognosis including casing program, mud program and logging program for such well (to the extent available in those cases where a third party is the operator of the well) and any other information in McMoRan's possession relevant to an evaluation of such well; and

        (h) Any acreage or cash contribution pledged in support of the proposed operation.

        Beginning with the permitting process for any Exploratory Well drilled hereunder, and continuing through the drilling and completion, temporary abandonment or plugging and abandonment for such well, McMoRan shall provide the following information if requested in writing by Participant (to the extent available to McMoRan and not previously furnished):

        (a)  name of well, name of Prospect, and identification number;

        (b) drilling permits, plugging and abandonment permits and permission to produce;

        (c) all daily drilling reports, State completion reports, well completion schematic diagram, stimulation reports and workover reports;

        (d) all core analyses, fluid analyses, PVT. analyses, water sample analyses;

        (e) all pressure survey, DST reports, and pressure buildup or drawdown data;

        all well logs.

        9.2 After Program Term. After the Program Term, McMoRan or Participant shall have the right to propose the drilling of an Exploratory Well on any Prospect within which an Exploratory Well could be drilled consistent with the definition of "Exploratory Well" set out herein. The terms and provisions of the applicable Program Operating Agreement shall govern any such proposal.

                                      X.
                      Farmout or Participation Agreements

        10.1 Participation Agreements. During the Program Term, if in the process of evaluation of a Prospect the data and information lead McMoRan to the good faith determination that because of the large expenditures required, the extraordinary risk involved or other facts deemed relevant by McMoRan, an outside venturer should be obtained in such Prospect, McMoRan shall have the right to undertake to negotiate an agreement with a third party to join in the drilling of the Exploratory Well on the Prospect and thereby acquire a portion of the Exploration Program's interest in such Prospect; provided, however, that if any such agreement would reduce the interest of the Exploration Program by more than fifty percent (50%), McMoRan must obtain the prior approval of Participant. McMoRan shall give notice to Participant of its intention to negotiate an agreement with an outside venturer which would reduce the interest of the Exploration Program by more than fifty percent (50%), stating the time within which the circumstances require an expression of approval or disapproval by the Participant. Failure of Participant to disapprove the proposed negotiation within the stated period of time may be deemed by McMoRan to be approval by Participant. Any agreement with an outside venturer shall be on the basis of the outside venturer paying and bearing not less than the proportionate part of all drilling costs and expenses of the Exploratory Well attributable to the undivided interest transferred to such outside venturer, and the interest in the Prospect transferred to or earned by such outside venturer shall reduce the respective interests of McMoRan and Participant proportionately. Any promotion or other consideration received by McMoRan incident to such agreement with an outside venturer shall be held for the benefit of the Exploration Program and the Participant shall be entitled to participate therein in proportion to its interest in the Prospect.

        10.2 Farmout Agreements. During the Program Term McMoRan shall have the right to enter into farmout agreements with unrelated third parties on such terms as it deems appropriate respecting Leasehold Interests or portions thereof which are not anticipated to be drilled or committed to be drilled by the Exploration Program during the Program Term; provided, however, McMoRan shall keep Participant advised as to any such farmout proposals or plans and shall honor the request of Participant that its interest in such Leasehold Interest or Prospect not be farmed out if Participant advises McMoRan within ten (10) days, or forty-eight (48) hours if a drilling rig is on location with stand-by rig charges accumulating, of McMoRan's notice of intention to farmout that it will participate as to its ownership interest in the drilling of the anticipated farmout well.

        McMoRan shall not farmout any of Participant's Interest in a Prospect on which the Program has a producing well without the prior consent of Participant.

        10.3 Trade Agreements. During the Program Term, in connection with the drilling of an Exploratory Well on a Prospect, McMoRan shall have complete authority to enter into unit agreements, acreage swap agreements, bottom hole and dry hole contribution agreements and any similar agreements with unrelated third parties. The cost or proceeds of any of the forgoing agreements shall be credited or charged to the Participants (1) in the proportion that it participated in the drilling of the affected Exploratory Well, or (2) if the costs relate to the payment by the

Exploratory Program of a dry hole or bottom hole contribution to a third party, in the proportion that Participant bears Exploration Expenditures hereunder, and any interest in leases or oil or gas thus acquired by exchange shall constitute Leasehold Interests subject hereto and be owned by McMoRan and Participant in proportion to their ownership interest in such Prospect.

                                      XI.
                                    Burdens

        11.1 Burdens. The Leasehold Interests to be acquired by the Program shall be subject to and McMoRan and Participant each shall bear its proportionate part of all third party overriding royalties and other burdens on Leasehold Interest (including subsequently acquired Leasehold Interests in the Prospect AMI) which McMoRan contracts for incidental to the acquisition or evaluation of such Leasehold Interests. Participant acknowledges that McMoRan has heretofore entered into a retainer agreement with a Technical Consultant and may enter into similar agreements with others during the Program Term. Without the consent of Participant, McMoRan agrees not to subject any Leasehold Interest to overriding royalty burdens to its Technical Consultants which exceed the amounts deliverable to its current Technical Consultant, CLK Company, L.L.C.(CLK),under their existing agreement as described in the letter to Participant dated the date hereof. McMoRan has provided Participant with a copy of its current consulting agreement with CLK and Participant agrees that it will bear its proportionate part of the overriding royalties to which CLK is entitled pursuant to the terms of said consulting agreement as to any Leasehold Interest acquired hereunder as well as to any Leasehold Interest that Participant may acquire pursuant to an AMI agreement subject hereto.


                                     XII.
                              Operating Agreement

        12.1 Operating Agreement. Except as otherwise provided in this Agreement, all operations on each Prospect will be carried out in accordance with the provisions of the Program Operating Agreement, Offshore or Onshore as applicable, with charges and credits to the join account to be made in accordance therewith, including all overhead as to the drilling of Development Wells. In the event of conflict between the terms of the Program Operating Agreement and the terms of this Agreement, this Agreement shall control. A particular Leasehold Interest or Prospect may be subject to a different form of operating agreement (third party) with one or more third parties not related to McMoRan, which operating agreement (third party) shall apply and control at the time it becomes effective in the event of conflict therewith and the Program Operating Agreement. In the event of conflict between such operating agreement (third party) and this Agreement (other than the Program Operating Agreement), this Agreement shall control as between McMoRan and Participant.

                                     XIII.
                            Area of Mutual Interest

        13.1 Third Party Area of Mutual Interest Agreements. McMoRan may be obligated to enter into third party AMI agreements in connection with the acquisition of additional Prospects for the Program. Participant agrees to be bound by the provisions of such AMI agreements.

        13.2 Program Area of Mutual Interest Agreement. At the time a Prospect is identified by McMoRan pursuant to Paragraph 8.1 hereof, there shall be created an Area of Mutual Interest among McMoRan and Participant. The lands within such Area of Mutual Interest shall include the involved Prospect and shall be fixed and determined in the following manner:

        (a) McMoRan shall submit to Participant a plat delineating the area which it determines on a sound geological basis should be considered as the area which, even though outside the boundaries of the Prospect, should be considered an area of mutual interest in connection with the Prospect.

        (b) In the event that Participant does not accept the proposed area of mutual interest, consultation shall be had between McMoRan and Participant in an effort to fix and determine the area to constitute the area of mutual interest.

        (c) If McMoRan and Participant are able to agree on such area, the area agreed upon shall constitute the Area of Mutual Interest, or if agreement cannot be reached, the area of the Leasehold Interests as to a Prospect all of which is under Federal leasing jurisdiction, or as to any other Prospect the area within one-half (1/2) mile surrounding the outer perimeter of the Prospect, shall constitute the Area of Mutual Interest; provided however, any such AMI shall not include any portion of an Excluded Area.

        The AMI shall be effective so long as any Leasehold Interest in such AMI is owned by any of the parties or is subject to this Agreement, but in no event longer than the earlier of (i) December 31, 2006 or (ii) one (1) year after the plugging and abandoning of an Exploratory Well thereon unless another Exploratory Well has been commenced thereon or McMoRan and Participant have agreed to install a drilling and production platform on such Prospect within such one (1) year period.

        Any acquisition of Leasehold Interests within such AMI after the establishment thereof by McMoRan or Participant shall be made available to be shared by McMoRan and Participant. Subject to the rights of any third party under third party AMI agreements as described in Paragraph 13.1, the other party shall have the option to participate in any such acquisition in the same proportion as such party's then interest in such Prospect, which option is to be exercised in the following manner: the acquiring party shall notify each of the other parties of such acquisition, furnish a copy thereof and such title information as the acquiring party has, stating the cost of such acquisition and/or obligations that must be assumed in connection therewith. The other parties shall have a period of fifteen (15) days with respect to the interests not related to a drilling well, and forty-eight (48) hours (or such lesser period as required by the circumstances and stated in the notice) with respect to interests related to a drilling well after receipt of such notice within which to elect and notify the acquiring party whether or not such party desires to participate in such acquisition. Failure to respond shall be deemed an election on the part of such party not to participate in such acquisition.

Upon election and payment to the acquiring party of such other party's share of the cost of such acquisition and assumption of its share of such obligations, such other party shall be entitled to an assignment of such party's interest in such acquisition. The foregoing provision of this paragraph shall not apply nor shall they alter Participant's obligation to purchase its proportionate part of any Leasehold Interests acquired by McMoRan hereunder in those cases where the costs of acquiring such interests are Exploration Expenditures.

        In the event any party does not elect to participate in an interest tendered to it under this Paragraph 13.2 the participating parties may, within twenty-four (24) hours after notice thereof, elect to take their proportionate shares of the non-participating party's interest. Time periods expressed in this Paragraph 13.2 are inclusive of Saturdays, Sundays and legal holidays.

        The provisions of this Paragraph 13.2 shall not be applicable to acquisitions by any party hereto of an interest acquired through merger, corporate reorganization or consolidation with or purchase of all or substantially all of the assets of a corporation, an individual or a partnership; provided, however, that the primary purpose of such merger, corporate reorganization, consolidation or purchase is not to acquire Leasehold Interests in a specific Prospect which otherwise would be subject to this Agreement.


                                     XIV.
                            Ownership of Production

        14.1 Ownership of Production. All the oil, gas and casinghead gas produced for the account of the Leasehold Interests from any well shall be owned by McMoRan and Participant severally, in proportion to the respective interests of each therein as set forth in Paragraph 3.2. above, except as otherwise provided in this Agreement, and subject to the right, if any, that others may have under the terms of this Agreement or any operating agreement relating to such well. Anything to the contrary herein notwithstanding, each party shall at all times have the right to take in kind or separately dispose of such party's share of the production from any such well, subject to the provisions of the applicable Program Operating Agreement. McMoRan shall, however, attempt to give Participant at least seven (7) days advance written notice of the anticipated date of first deliveries of any production from a Prospect.


                                      XV.
                          Relationship of the Parties

        15.1 Tax Partnership. This Agreement is not intended and shall not be considered to create a partnership within the meaning of the federal common law or under the applicable laws of any state or under the laws of the state in which any party hereto is incorporated, organized or conducting business or to create a relationship whereby any of the parties shall be held liable for the acts, either of omission or commission, of any other party thereto; provided, however, that in the event a party should suffer a loss by reason of an unauthorized act of the other party hereto, the latter shall indemnify and save harmless the former.

        The parties expressly agree that no party hereto shall be responsible for the obligations of any other party, each party being severally responsible only for its obligations arising hereunder and liable only for its allocated share of the costs and expenses incurred hereunder. It is not the purpose or intention of this Agreement to create, and this Agreement should never be construed as creating, a relationship whereby any of the parties shall be held liable for acts, either of omission or commission, of any other party hereto. Notwithstanding the foregoing, each party hereto agrees that this Agreement creates a partnership for Federal and State income tax reporting purposes only, which tax partnership shall function and exist in accordance with the terms and provisions of Exhibit IV attached hereto. McMoRan agrees to provide to the Participant on a best efforts basis, by April 30th of each year, any information available to it relating to operations conducted pursuant to the Program that is necessary for Participant to prepare Schedule K-1 of its federal income tax return.


                                     XVI.
                               Billings; Notices

        16.1 Billings; Notices. All billings and notices shall be as provided in the applicable Program Operating Agreement.


                                     XVII.
                         Special Non-Consent Elections

        17.1 Casing Point Election - Onshore Prospects. At such time as an Exploratory Well has been drilled to the final total depth on an Onshore Prospect, McMoRan shall notify Participant that the Casing Point has been reached on such well, and whether or not McMoRan recommends that an attempt be made to complete such well. McMoRan shall also furnish, if requested in writing by Participant, the estimated costs of completing and equipping the well and plugging and abandoning same if the completion is unsuccessful, and all well logs, core analyses and other information in its possession not theretofore furnished relevant to evaluation of a completion attempt. Within forty-eight (48) hours (inclusive of Saturday, Sunday and legal holidays) of receipt of such recommendation, Participant shall advise McMoRan whether or not it desires to participate in the recommended completion attempt. If
McMoRan and Participant agree to attempt completion, McMoRan shall thereupon be authorized to proceed with the completion attempt and to charge the cost thereof as a Development Expenditure; provided, however, the cost of plugging and abandoning the well shall be charged as an Exploration Expenditure if the completion attempt is unsuccessful. If Participant does not elect to participate in such completion attempt, it shall have no further rights hereunder as to the Prospect involved. If McMoRan recommends abandonment without a completion attempt, McMoRan shall have the well plugged and abandoned, charging the cost thereof as an Exploration Expenditure. Additionally, if Participant does not elect to participate in a second or subsequent Exploratory Well in a particular Prospect, Participant shall have no further rights hereunder as to the Prospect involved.

        17.2 Elections Prior to Platform Installation - Offshore Prospects. If Participant does not elect to participate in (a) the drilling of any well on an Offshore Prospect proposed by McMoRan to be drilled after the drilling of the first two (2) Exploratory Wells thereon and prior to the installation of the first drilling and/or production platform on such Prospect or (b) Participant does not elect to participate in the installation of the first drilling and/or production platform on such Prospect, the Participant shall have no further rights hereunder as to the Prospect involved.

        17.3 Time Periods. Whenever an election right is provided in the body of this Agreement and no time period for response is stipulated then the applicable time periods provided in the applicable Program Operating Agreement shall apply.

        17.4 Completion Attempt by Participant - Onshore. If McMoRan does not recommend the completion of an Onshore Exploratory Well and Participant advises McMoRan within forty-eight (48) hours (inclusive of Saturday, Sunday and legal holidays) of the receipt by Participant of such recommendation from McMoRan that Participant elects to attempt to complete such well, McMoRan shall undertake the completion thereof, and any subsequent plugging and abandoning thereof, for the account of Participant and Participant shall bear all costs, risks and expenses of such completion attempt and abandonment thereof and Participant agrees to indemnify and hold McMoRan harmless therefrom. If such completion attempt is successful McMoRan will assign Participant all of its interest in the borehole of such well and any production therefrom, but such assignment shall not confer any additional interest to the Participant in the balance of the particular Prospect involved.


                                    XVIII.
                                 Program Term

        18.1 Program Term. The Program Term shall commence on ____________ and shall terminate, except for completion of operations which were theretofore commenced or committed, on the earlier of five (5) years from the date hereof, or the date that all of the Exploration Fund has been spent or committed. At the end of the Program Term, McMoRan shall provide Participant with a list (the "Committed List") of the undrilled wells, Prospects and farmout agreements as to which it has committed the Exploration Fund. Once such Committed List has been provided to Participant, no substitution shall be made by McMoRan without the consent of Participant.

        18.2 Unfunded Prospects. At the same time as McMoRan submits the Committed List, McMoRan shall also submit a listing of all Prospects which would have been committed to the Exploration Program except for the fact that the Exploration Fund had been fully expended and/or committed. Within fifteen (15) days of receipt of such listing from McMoRan, Participant will have the option to commit additional funds to the Exploration Fund for the drilling of the first Exploratory Well on any such Prospect or Prospects or to advise MOXY that it does not elect to so commit any such additional funds. If the Participant does so commit, the drilling of such first Exploratory Well on a Prospect where Participant commits such additional funds shall be charged as Exploration Expenditures and shall be deemed included in the Committed List. If the Participant does not commit such addi-tional funds for a Prospect on such listing, MOXY shall have the right to acquire Participant's interest in such Prospect, free of any liens, burdens, or overriding royalties not provided for by Article XI hereof, by reimbursing Participant for any direct costs incurred by Participant in acquiring Leasehold Interests in such Prospect; if MOXY so reimburses Participant, such Prospect shall be excluded from this Agreement and Participant shall have no further right hereunder as to such Prospect.


                                     XIX.
                         Operations After Program Term

        19.1 General. After the Program Term, all Leasehold Interests of the Program will be subject to the provisions of the applicable Program Operating Agreement and the provisions of this Agreement except as set forth in Paragraph 18.2 and this Article XIX. Any Leasehold Interest which is included in a Prospect on which an Exploratory Well has been committed as shown on the Committed List shall become subject to this Article XIX after the drilling of such committed well.

        19.2 Exploratory Wells. After the Program Term, McMoRan and/or Participant shall have the right to propose the drilling of an Exploratory Well on a Prospect in accordance with Paragraph 9.2 hereof.

        19.3 Development Expenditures. All Development Expenditures shall be borne by the parties according to their interest and subject to the provisions of the applicable Program Operating Agreement, whether incurred before or after the Program Term.

        19.4 Provisions Which Do Not Survive the End of the Program Term. From and after the end of the Program Term, McMoRan shall have no right to commit Participant to any expenditures except in accordance with the applicable Program Operating Agreement and with respect to the conclusion of then drilling or committed operations. McMoRan shall have no obligation thereafter to offer Participant the right to acquire any Leasehold Interest unless such acquisition is subject to an AMI agreement with Participant. Further, McMoRan shall have no further right to bind Participant's interest to any trade agreement except as may be expressly authorized by Participant.


                                      XX.
                               Confidentiality.

        20.1 Confidentiality. Except to the extent provided to the contrary hereunder and subject to any agreements with third parties entered into pursuant to the Program, each party agrees that at all times prior to, but not after, December 31, 2007, it will take all reasonable steps to keep secret and confidential and not disclose to any third party, geological or geophysical data, progress reports or other information which it may receive as a result of operations carried out under this Agreement; provided, however, that these restrictions shall not apply to information which
(i) is in, or has entered into, the public domain without breach of the provisions of this Paragraph 20.1; (ii) is in the possession of a party receiving same as a result of prior receipt thereof from another party (not a party to this Agreement) prior to the time of such receipt under this Agreement,
(iii) may lawfully be obtained as a matter of right by the party receiving same from another source, (iv) is required to be disclosed by law or the rules of any governmental agency or an applicable stock exchange, by McMoRan or Participant, or (v) is furnished to Affiliates, or to bona fide prospective purchasers, mortgagees, prospective mortgagees, lenders, prospective lenders, prospective joint program participants and consultants for evaluation purposes provided that any person furnished information pursuant to this clause (v) agrees not to communicate such information to any other party or to use it for their own benefit in a manner adverse to the interests of McMoRan and/or Participant. Notwithstanding the foregoing, the parties recognize that from time to time information (such as logs) may be acquired by the Program which should not be disclosed to anyone other than those persons who must have such information. Each party shall take all reasonable steps to require its employees and consultants to be bound by the provisions of this paragraph in the same manner as it is bound hereunder. News releases concerning discoveries or operations of the Program shall only be made in accordance with guidelines attached to the applicable Program Operating Agreement, subject to the requirements of applicable laws and regulations and requirements of applicable stock exchanges.


                                     XXI.
                                   Insurance

        21.1 Insurance for Program. McMoRan shall, at the expense of the Exploration Program, procure and maintain with responsible companies insurance in the amounts and covering the risks set forth below:

        (a)   Worker's Compensation:
              Such insurance shall be in full compliance with the law in the state where the work is to take place and shall contain a voluntary compensation endorsement and a waiver of subrogation as to Participant. Where applicable, coverage shall also be provided to comply with the:

              (i)   U.S. Longshoremen's and Harbor Worker's
                    Compensation Act, and the
              (ii)  Outer Continental Shelf Lands Act.

        (b)   Employer's Liability:
              Such insurance shall have a limit of liability of $500,000 per accident and shall be endorsed, where applicable, to provide:

              (i) Maritime (Amendment to Coverage B), to include transportation, wages, maintenance and cure.
              (ii)  A claim "in rem" will be treated as a claim "in personam".
              (iii) A waiver of subrogation as to Participant.

        (c) All vessels owned or chartered by McMoRan shall be adequately covered by Hull and Protection and Indemnity Insurance.

        (d) No insurance other than as specified above shall be provided by McMoRan.

        (e) McMoRan shall require contractors and subcontractors performing work for the Program to provide such insurance as deemed reasonable by McMoRan in relation to the work to be performed by said contractors or subcontractors.

        (f) Upon request, certificates of insurance evidencing the insurance obtained by McMoRan hereunder shall be furnished to Participant.

        (g) Unless otherwise agreed in writing, McMoRan and Participant shall separately carry their own policies of the following insurance:

              (i) Control of Well Insurance in the minimum amount of $50,000,000 for the total loss.

              (ii) Where applicable, Blanket Charters' Legal Liability and Cargo Legal Liability with a limit of liability of $500,000.

              (iii) Umbrella liability Insurance in the amount of $25,000,000 excess of all primary limits.

              (iv) Above insurance coverages including, but not limited to, any and all deductibles, self-insured retentions or primary layers, shall contain waivers of subrogation as to McMoRan and Participant.



                                     XXII.
                           Record Title. Assignment

     22.1 Record Title. For convenience, McMoran shall initially hold record title to the Leasehold Interests acquired hereunder; provided however, upon written request by Participant, McMoran will, within 120 days following the completion by the Program on an Onshore Prospect of a well capable of producing in paying quantities, or within 120 days following the installation of the first drilling and/or production platform on an Offshore Prospect by the Program, as applicable, execute and deliver to Participant a recordable assignment of Participant's interest in all Leasehold

Interests in such Prospect, unless Participant has no further rights hereunder as to a particular Prospect as the result of a decision not to participate pursuant to Paragraph 17.1, Paragraph 17.2 or Paragraph 18.2, as applicable. In addition, at the end of Program Term McMoRan shall execute and deliver to Participant a recordable assignment of Participant's interest in any Leasehold Interest not included in a Prospect during the Program Term pursuant to any provision of this Agreement. Such assignment shall warrant title against all parties claiming by, through or under McMoRan, but not otherwise; but McMoRan shall assign to Participant, with full right of subrogation, to the extent so transferable, the benefit of and the right to enforce the covenants and warranties, if any, which McMoRan is entitled to enforce with respect to the interest assigned or any part thereof. Each assignment shall be subject to this Agreement and shall be charged with and burdened by the proportionate part of the royalties provided for in each lease covered thereby, any overriding royalty or similar interest with which such Leasehold Interests are burdened as authorized by Paragraph 11.1 hereof and any other contracts or agreements with which such Leasehold Interests are burdened by McMoRan as expressly authorized by other provisions of this Agreement and which continue to burden such Leasehold Interests at the time of such assignment. If, however, there are restrictions on assignability with respect to a Prospect or Leasehold Interest prohibiting McMoRan as nominee for the Program from transferring interests in such Prospect or Leasehold Interest, McMoRan shall continue to hold record title in its name on behalf of the parties owning interests therein rather than for the Program, and at the request of such parties will execute a mutually acceptable nominee agreement.

     22.2 Assignment. Except as permitted below, without the prior written consent of the other party, neither McMoRan nor Participant shall assign any rights in this Agreement. Until the Program has completed a well capable of production in Paying Quantities on an Onshore Prospect or prior to the election provided in Paragraph XVII hereof as to an Offshore Prospect, or the end of the Program Term, whichever first occurs, no party hereto may assign its interest in the Leasehold Interests within said Prospect acquired pursuant to the Program without first obtaining the consent of the other party hereto (which approval will not be unreasonable withheld); provided that granting of a lien or security interest by any party shall not require such consent. The assignees of any Leasehold Interest acquired pursuant to the Program shall be bound by all of the assignor's obligations with respect to such Leasehold Interest as to the interest assigned. Notwithstanding the foregoing, either Participant or McMoRan without the necessity of obtaining consent may transfer all or any part of its interests and rights in this Agreement or in any Prospect to any Affiliate provided that the assigning party shall remain liable hereunder. Notwithstanding the foregoing, if a Prospect involves the acquisition of a Leasehold interest from a third party, the period hereinabove provided for the delivery of assignments shall be extended, if required, until 60 days following the receipt of an assignment of interest by McMoRan from such third party; provided however, in the event that such an assignment requires the approval of a governmental authority then such period will be extended for 60 days following the receipt by McMoRan of the required approval from the governmental authority.

                                    XXIII.
                             Subsequent Interests

        23.1 Subsequent Interest. Except with respect to burdens described in Paragraph 11.1, or as otherwise provided in this Agreement, a party who creates any burden against such party's interest in any Leasehold Interest shall be solely responsible for such burden; and in the event such party is required, pursuant to other provisions of this Agreement including the applicable Program Operating Agreement or a third party operating agreement, to assign its interest in any Leasehold Interest to any other party, such assignment shall convey and vest title to such interest in such assignee free and clear of any such burden.


                                     XXIV.
                                    General

        24.1 Records. McMoRan shall maintain complete and accurate records of all Leasehold Interests acquired and held hereunder, the acquisition and disposition of all equipment hereunder, and of all expenditures made hereunder in accordance with generally accepted industry standards. McMoRan will maintain complete and accurate records of all correspondence with any operator who may be operating properties in which the parties hereto have an interest under this Agreement, and will retain a copy of all statements, bills and other instruments furnished by any such operator in accordance with generally accepted industry standards. Such records, together with receipts, vouchers and other supporting evidence thereof in McMoRan's possession and control, will be available for inspection, copying and audit by Participant or its duly authorized representatives on reasonable notice at McMoRan's office during regular business hours then in effect. Participant's right to audit McMoRan's records for the purpose of challenging the correctness of any charge made by McMoRan hereunder shall terminate as provided in the accounting procedure attached to the Program Operating Agreement. Participant shall be entitled to join McMoRan in any audit made by McMoRan of the records of third party operators of properties in which Participant acquired an interest under this Agreement. At the request of Participant, McMoRan shall conduct or cause to be conducted an audit of the records of any such third party operator hereunder, said audit right to be as specified in such third party agreement including the polling of other non-operators to determine if they desire to participate, at which time McMoRan may decline to participate and therefore not bear any cost related to such audit. In addition, Participant shall have the same audit rights as held by McMoRan under third party agreements including the right to elect participation in any audit performed by another non-operator if McMoRan elects not to participate in such audit and Participant shall receive copies of all reports of joint venture audits which are conducted.

        24.2 Access. Participant or its duly authorized representative shall have access at all reasonable times, at its expense and risk, to the derrick floor of any well being drilled hereunder in which Participant is participating; and Participant shall have the right to inspect all materials on hand for the account of the Program and to observe any such operations conducted hereunder.

        24.3 Claims and Litigation. Except as to matters arising with respect to a particular Prospect after the Program Operating Agreement has become applicable as to all further operations thereon under the provisions of this Agreement (as to which the provisions of such Program Operating Agreement will govern), all investigation, litigation and settlements in connection with titles, claims and causes of action of every kind and joint rights and interests of McMoRan and Participant in the Program Area in connection with the Program shall be carried on, conducted and defended for and on behalf of McMoRan and Participant. Each party shall notify the other of any process served upon it in any such suit or claim. Where a claim has been made or a suit has been filed against McMoRan or Participant for damages caused by or arising out of operations the expense of which is charged to the Exploration Fund as authorized herein, McMoRan shall retain legal counsel to handle the defense of such suit or claim and notify Participant of the retention of such legal counsel. The cost of such legal services shall be charged in the same manner as Exploration Expenditures are charged. Participant may, if it so chooses, elect to retain its own legal counsel (at Participant's expense) to defend its interests in any such suit or claim; and in such event the claim or suit shall be defended by a committee of attorneys selected by and representing the separate interests of McMoRan and Participant (with such party being responsible for the fees and expenses of its own counsel), with McMoRan's counsel as chairperson. All settlements of suits and claims shall be subject to the approval of Participant; except that McMoRan may settle any claim under $100,000 without first receiving Participant's approval, provided the payment is in complete settlement. The costs and expenses involved in those matters which are subject to the provisions of this Paragraph 24.3 shall be shared and borne solely by the parties who participated in such operation or Leasehold Interest in proportion to their respective participation in the applicable operation or Leasehold Interest. McMoRan agrees to keep Participant advised as to claims for which Participant may be partly responsible hereunder.

        24.4 Good Faith. McMoRan and Participant agree to act in good faith with respect to their respective activities under this Agreement.

        24.5 Governing Law. This Agreement and the documents provided for herein shall be deemed to be governed by, and construed in accordance with, the laws of the State of Louisiana.

        24.6 Failure to Respond. Except as provided in Paragraph 10.1 hereof, whenever under this Agreement (exclusive of the applicable Program Operating Agreement) Participant is given the right to approve or disapprove or participate or decline to participate in a proposed operation or acquisition; failure to respond shall be deemed a response to disapprove or decline to participate in the proposed operation or acquisition unless McMoRan is recommending and electing to plug and abandon a well, in which event failure to respond shall be an election to plug and abandon.

        24.7 Conflicts. Should there be any conflict between the body of this Agreement and any Exhibit hereto, the provisions contained in the body of this Agreement shall control.

        24.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, nothing herein contained shall be construed as permitting an assignment contrary to the terms and provisions of this Agreement.

        IN WITNESS WHEREOF, this Agreement is executed in multiple copies each of which shall be deemed to be an original on ___________, 1997 but effective as of the date first above written.

                                       McMoRan Oil & Gas Co.


                                       By:_______________________________



                                       Freeport-McMoRan Resource Partners,
                                       Limited Partnership


                                       By:_______________________________

        All exhibits to the Participation Agreement have been intentionally omitted. Any stockholder who wishes to view any of such exhibits may request a copy from the Company in writing at 1615 Poydras Street, New Orleans, Louisiana, 70112 or by telephone request by calling (504) 582-4000.

                                                                         ANNEX V

                                 July 14, 1997



Board of Directors
McMoRan Oil & Gas Co.
1615 Poydras Street
New Orleans, LA  70112

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the stockholders of McMoRan Oil & Gas Co. ("MOXY" or the "Company") of the financial terms of the Transactions (as defined below) contemplated by the Master Agreement, dated as of July 14, 1997 (the "Master Agreement"), by and between Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") and the Company pursuant to which, among other things, (i) FRP will purchase MCN Corp.'s ("MCN") interest in the MOXY/MCN Program, (ii) MOXY and MCN will amend the MOXY/MCN Program Agreement, (iii) MOXY will conduct the Rights Offering, (iv) FRP will provide the Standby Commitment and receive the FRP Purchase Option and the fees provided for in the Standby Purchase Agreement, (v) MOXY and FRP will enter into the Stockholder Agreement, (vi) MOXY will purchase the MCN producing properties from FRP and (vii) MOXY and FRP will convey certain properties to the MOXY/FRP Exploration Program and commence operations thereunder pursuant to the Participation Agreement. Such transactions to be effected pursuant to the terms of the Master Agreement are hereinafter referred to collectively as the "Transactions," and all other capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Master Agreement or the exhibits thereto.

        In arriving at our opinion, we have reviewed (i) the draft dated July 14, 1997 of the Master Agreement and the exhibits thereto, including the MCN Purchase Agreement, the MOXY/MCN Program Amendment, the Stockholder Agreement and the Participation Agreement, (ii) drafts, dated July 14, 1997, of MOXY's proxy statement and MOXY's registration statement on Form S-3 and (iii) such other financial and other information as was publicly available or furnished to us by the Company, including information provided during discussions with management of the Company. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning January 1, 1997 and ending December 31, 1998 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock, par value $.01 per share ("Common Stock"), of the Company, reviewed prices and premiums paid in comparable transactions and in certain business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company. We have also considered the Company's immediate need for additional cash to fund its capital, operating and growth requirements, and the alternatives available to the Company to obtain additional debt or equity financing.

        In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to any financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We also understand that the Standby Commitment may result in a change of control of MOXY. We have relied as to certain legal matters on advice of counsel to the Company.

        Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Transactions and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Transactions. Furthermore, our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transactions.

        Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company, FRP and its affiliates in the past and has received customary compensation for such services.

        Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the financial terms of the Transactions are, in the aggregate, fair to the Company and its stockholders from a financial point of view.

                                       Very truly yours,

                                       DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION


                                            /s/ Ralph Eads
                                       By:______________________________
                                          Ralph Eads
                                          Managing Director

                                                                        ANNEX VI

      SET FORTH BELOW IS THE TEXT OF THE McMoRan OIL & GAS CO. 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AS PROPOSED TO BE AMENDED.
        MATERIAL TO BE ADDED AS A RESULT OF THE AMENDMENTS IS SHOWN IN BOLDFACE TYPE, AND MATERIAL TO BE DELETED IS SHOWN IN BRACKETS.

                             McMoRan OIL & GAS CO.
               1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


                                   ARTICLE I

                              PURPOSE OF THE PLAN

    The purpose of the 1994 Stock Option Plan for Non-Employee Directors (the "Plan") is to align more closely the interests of the non-employee directors of McMoRan Oil & Gas Co. (the "Company") with that of the Company's stockholders by providing for the automatic grant to such directors of stock options ("Options") to purchase Shares (as hereinafter defined), in accordance with the terms of the Plan.


                                  ARTICLE II

                                  DEFINITIONS

    For the purposes of this Plan, the following terms shall have the meanings indicated:

    Board:  The Board of Directors of the Company.

    Change in Control: A Change in Control shall be deemed to have occurred if either (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially more than 20% of the Common Stock outstanding (exclusive of shares held in the Company's treasury or by the Company's Subsidiaries) pursuant to a tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, or (b) there shall be a change in the composition of the Board at any time within two years after any tender offer, exchange offer, merger, consolidation, sale of assets or contested election, or any combination of those transactions (a "Transaction"), so that (i) the persons who were directors of the Company immediately before the first such Transaction cease to constitute a majority of the Board of Directors of the corporation which shall thereafter be in control of the companies that were parties to or otherwise involved in such Transaction, or (ii) the number of persons who shall thereafter be directors of such corporation shall be fewer than two-thirds of the number of directors of the Company immediately prior to such first Transaction. A Change in Control shall be deemed to take place upon the first to occur of the events specified in the foregoing clauses (a) and (b).

    Code: The Internal Revenue Code of 1986, as amended from time to time.

    Committee: A committee of the Board designated by the Board to administer the Plan and composed of not fewer than two directors, each of whom, to the extent necessary to comply with Rule 16b-3 only, is a "non-employee director" within the meaning of Rule 16b-3 and, to the extent necessary to comply with Section 162(m) only, is an "outside director" under Section 162(m). Until otherwise determined by the Board, the Committee shall be the Corporate Personnel Committee of the Board.

    Election Period: The period beginning on the third business day following a date on which the Company releases for publication its quarterly or annual summary statements of sales and earnings, and ending on the twelfth business day following such date.

    Eligible Director: A director of the Company who is not, and within the preceding one year has not been, an officer or an employee of the Company or a Subsidiary, an officer or an employee of an entity with which the Company has contracted to receive Management Services, or otherwise eligible for selection to participate in any plan of the Company or any Subsidiary that entitles the participants therein to acquire stock, stock options or stock appreciation rights of the Company or its Subsidiaries.

    Exchange Act: The Securities Exchange Act of 1934, as amended from time to time.

    Fair Market Value: The average of the per Share high and low quoted sale prices on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal exchange or market on which such Shares are quoted.

    Option Cancellation Gain: With respect to the cancellation of an Option pursuant to Section 3 of Article IV hereof, the excess of the Fair Market Value as of the Option Cancellation Date (as that term is defined in Section 3 of Article IV hereof) of all the outstanding Shares covered by such Option, whether or not then exercisable, over the purchase price of such Shares under such Option.

    Rule 16b-3: Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

    SEC:   The Securities and Exchange Commission, including the
staff thereof, or any successor thereto.

    Section 162(m):  Section 162(m) of the Code and all
regulations promulgated thereunder as in effect from time to time.

    Shares: Shares of common stock, par value $0.01 per share, of the Company (including any attached Preferred Stock Purchase Rights).

    Subsidiary: Any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company; and any other entity of which equity securities or interests representing at least 50% of the ordinary voting power or 50% of the total value of all classes of equity securities or interests of such entity are owned, directly or indirectly, by the Company.


                                  ARTICLE III

                          ADMINISTRATION OF THE PLAN

    This Plan shall be administered by the Board. The Board will interpret this Plan and may from time to time adopt such rules and regulations for carrying out the terms and provisions of this Plan as it may deem best; however, the Board shall have no discretion with respect to the selection of directors who receive Options, the timing of the grant of Options, the number of Shares subject to any Options or the purchase price thereof. Notwithstanding the foregoing, the Committee shall have the authority to make all determinations with respect to the transferability of Options in accordance with Article VIII hereof. All determinations by the Board or the Committee shall be made by the affirmative vote of a majority of its respective members, but any determination reduced to writing and signed by a majority of its respective members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. Subject to any applicable provisions of the Company's By-Laws or of this Plan, all determinations by the Board and the Committee pursuant to the provisions of this Plan, and all related orders or resolutions of the Board and the Committee, shall be final, conclusive and binding on all persons, including the Company and its stockholders, employees, directors and optionees. In the event of any conflict or inconsistency between determinations, orders, resolutions, or other actions of the Committee and the Board taken in connection with this Plan, the action of the Board shall control.


                                  ARTICLE IV

                           STOCK SUBJECT TO THE PLAN

    SECTION 1. The Shares to be issued or delivered upon exercise of Options shall be made available, at the discretion of the Board, either from the authorized but unissued Shares of the Company or from Shares reacquired by the Company, including Shares purchased by the Company in the open market or otherwise obtained; provided, however, that the Company, at the discretion of the Board, may, upon exercise of Options granted under this Plan, cause a Subsidiary to deliver Shares held by such Subsidiary.

    SECTION 2.  Subject to the provisions of Section 3 of this
Article IV, the aggregate number of Shares which may be purchased pursuant to Options shall not exceed [250,000] 410,000.

    SECTION 3. In the event of the payment of any dividends payable in Shares, or in the event of any subdivision or combination of the Shares, the number of Shares which may be purchased under this Plan, and the number of Shares subject to each Option granted in accordance with Sections 2, 3, and 4 of Article VII, shall be increased or decreased proportionately, as the case may be, and the number of Shares deliverable upon the exercise thereafter of any Option theretofore granted (whether or not then exercisable) shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price. In the event the Company is merged or consolidated into or with another corporation in a transaction in which the Company is not the survivor, or in the event that substantially all of the Company's assets are sold to another entity not affiliated with the Company, any holder of an Option, whether or not then exercisable, shall be entitled to receive (unless the Company shall take such alternative action as may be necessary to preserve the economic benefit of the Option for the optionee) on the effective date of any such transaction (the "Option Cancellation Date"), in cancellation of such Option, an amount in cash equal to the Option Cancellation Gain relating thereto, determined as of the Option Cancellation Date.


                                   ARTICLE V

                       PURCHASE PRICE OF OPTIONED SHARES

    The purchase price per Share under each Option shall be 100% of the Fair Market Value of a Share at the time such Option is granted, but in no case shall such price be less than the par value of the Shares subject to such Option.


                                  ARTICLE VI

                           ELIGIBILITY OF RECIPIENTS

    Options will be granted only to individuals who are Eligible
Directors at the time of such grant.

                                  ARTICLE VII

                               GRANT OF OPTIONS

    SECTION 1. Each Option shall constitute a nonqualified stock option which is not intended to qualify under Section 422 of the Code.

    SECTION 2. On June 1, 1994 and June 1 of each subsequent year through and including [2003] 1997, each Eligible Director, as of each such date, shall be granted an Option to purchase 1,656 Shares. Each such Option shall become exercisable with respect to 414 Shares on each of the first, second, third and fourth anniversaries of the date of grant and may be exercised by the holder thereof with respect to all or any part of the Shares comprising each installment as such holder may elect at any time after such installment becomes exercisable but no later than the termination date of such Option; provided that each such Option shall become exercisable in full upon a Change in Control.

    SECTION 3. On July 14, 1997, each Eligible Director, as of such date, shall be granted an Option to purchase 13,248 Shares. Each such Option shall become exercisable with respect to 3,312 Shares on each of the first, second, third and fourth anniversaries of the date of grant and may be exercised by the holder thereof with respect to all or any part of the Shares comprising each installment as such holder may elect at any time after such installment becomes exercisable but no later than the termination date of such Option; provided that each such Option shall become exercisable in full upon a Change in Control.

    SECTION 4. On June 1, 1998 and June 1 of each subsequent year through and including 2003, each Eligible Director, as of each such date, shall be granted an Option to purchase 5,000 Shares. Each such Option shall become exercisable with respect to 1,250 Shares on each of the first, second, third and fourth anniversaries of the date of grant and may be exercised by the holder thereof with respect to all or any part of the Shares comprising each installment as such holder may elect at any time after such installment becomes exercisable but no later than the termination date of such Option; provided that each such Option shall become exercisable in full upon a Change in Control.

    SECTION [3] 5. The purchase price of Shares subject to any Option shall be the Fair Market Value thereof on the respective date of grant.


                                 ARTICLE VIII

                          TRANSFERABILITY OF OPTIONS

    No Options granted hereunder may be transferred, pledged, assigned or otherwise encumbered by an optionee except:

    (a)  by will;

    (b)  by the laws of descent and distribution; or

    (c) if permitted by the Committee and so provided in the Option or an amendment thereto, (i) pursuant to a domestic relations order, as defined in the Code, (ii) to Immediate Family Members,
  (iii) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (iv) to a limited liability company in which Immediate Family

  Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (v) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimus beneficial interest in a partnership, limited liability company or trust described in (iii), (iv) or (v) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. "Immediate Family Members" shall be defined as the spouse and natural or adopted children or grandchildren of the optionee and their spouses.

Any attempted assignment, transfer, pledge, hypothecation or other disposition of Options, or levy of attachment or similar process upon Options not specifically permitted herein, shall be null and void and without effect.


                                  ARTICLE IX

                              EXERCISE OF OPTIONS

    SECTION 1. Each Option shall terminate 10 years after the date on which it was granted.

    SECTION 2. Except in cases provided for in Article X hereof, each Option may be exercised by the holder thereof only while the optionee to whom such Option was granted is an Eligible Director.

    SECTION 3. Each Option shall provide that the Option or any portion thereof may be exercised only during an Election Period. Each Option shall provide, however, that in the event of a Change in Control, the Election Period exercise requirement is waived.

    SECTION 4. A person electing to exercise an Option or any portion thereof then exercisable shall give written notice to the Company of such election and of the number of Shares such person has elected to purchase, and shall at the time of purchase tender the full purchase price of such Shares, which tender shall be made in cash or cash equivalent (which may be such person's personal check) or in Shares already owned by such person (which Shares shall be valued for such purpose on the basis of their Fair Market Value on the date of exercise), or in any combination thereof. The Company shall have no obligation to deliver Shares pursuant to the exercise of any Option, in whole or in part, until such payment in full of the purchase price of such Shares is received by the Company. No optionee, or legal representative, legatee, distributee, or assignee of such optionee shall be or be deemed to be a holder of any Shares subject to such Option or entitled to any rights of a stockholder of the Company in respect of any Shares covered by such Option distributable in connection therewith until such Shares have been paid for in full and certificates for such Shares have been issued or delivered by the Company.

    SECTION 5. Each Option shall be subject to the requirement that if at any time the Board shall be advised by counsel that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not reasonably acceptable to such counsel for the Board.

    SECTION 6. The Company may establish appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of Options, and to ensure that the Company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

                                   ARTICLE X

                            TERMINATION OF SERVICE
                            AS AN ELIGIBLE DIRECTOR

    SECTION 1. If and when an optionee shall cease to be an Eligible Director for any reason other than death or retirement from the Board, all of the Options granted to such optionee shall be terminated except that any Option, to the extent then exercisable, may be exercised by the holder thereof within three months after such optionee ceases to be an Eligible Director, but not later than the termination date of the Option.

    SECTION 2. If and when an optionee shall cease to be an Eligible Director by reason of the optionee's retirement from the Board, all of the Options granted to such optionee shall be terminated except that any Option, to the extent then exercisable or exercisable within one year thereafter, may be exercised by the holder thereof within three years after such retirement, but not later than the termination date of the Option.

    SECTION 3. Should an optionee die while serving as an Eligible Director, all the Options granted to such optionee shall be terminated, except that any Option to the extent exercisable by the holder thereof at the time of such death, together with the unmatured installment (if any) of such Option which at that time is next scheduled to become exercisable, may be exercised within one year after the date of such death, but not later than the termination date of the Option, by the holder thereof, the optionee's estate, or the person designated in the optionee's last will and testament, as appropriate.

    SECTION 4. Should an optionee die after ceasing to be an Eligible Director, all of the Options granted to such optionee shall be terminated, except that any Option, to the extent exercisable by the holder thereof at the time of such death, may be exercised within one year after the date of such death, but not later than the termination date of the Option, by the holder thereof, the optionee's estate, or the person designated in the optionee's last will and testament, as appropriate.


                                  ARTICLE XI

                        AMENDMENTS TO PLAN AND OPTIONS

    The Board may at any time terminate or from time to time amend, modify or suspend this Plan; provided, however, that no such amendment or modification without the approval of the stockholders shall:

    (a) except pursuant to Section 3 of Article IV, increase the maximum number (determined as provided in this Plan) of Shares which may be purchased pursuant to Options, either individually or in aggregate;

    (b) permit the granting of any Option at a purchase price other than 100% of the Fair Market Value of the Shares at the time such Option is granted, subject to adjustment pursuant to Section 3 of Article IV;

    (c) permit the exercise of an Option unless the full purchase price of the Shares as to which the Option is exercised is paid at the time of exercise;

    (d) extend beyond June 1, 2003 the period during which Options may be granted;

    (e) modify in any respect the class of individuals who constitute Eligible Directors; or

    (f) materially increase the benefits accruing to participants hereunder.

                                                                       ANNEX VII

SET FORTH BELOW IS THE TEXT OF THE McMoRan OIL & GAS CO. 1994 STOCK OPTION PLAN,
 AS PROPOSED TO BE AMENDED.  MATERIAL TO BE ADDED AS A RESULT OF THE AMENDMENTS
  IS SHOWN IN BOLDFACE TYPE, AND MATERIAL TO BE DELETED IS SHOWN IN BRACKETS.

                             McMoRan OIL & GAS CO.
                            1994 STOCK OPTION PLAN


                                   SECTION 1

          Purpose. The purpose of the McMoRan Oil & Gas Co. 1994 Stock Option Plan (the "Plan") is to motivate and reward key personnel by giving them a proprietary interest in the Company's continued success.


                                   SECTION 2

          Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

          "Award" shall mean any Option, Stock Appreciation Right, Limited Right or Other Stock-Based Award.

          "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

          "Board" shall mean the Board of Directors of McMoRan Oil & Gas Co.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" shall mean a committee of the Board designated by the Board to administer the Plan and composed of not fewer than two directors, each of whom, to the extent necessary to comply with Rule 16b-3 only, is a "non-employee director" within the meaning of Rule 16b-3 and, to the extent necessary to comply with Section 162(m) only, is an "outside director" under Section 162(m). Until otherwise determined by the Board, the Committee shall be the Corporate Personnel Committee of the Board.

          "Company" shall mean McMoRan Oil & Gas Co.

          "Designated Beneficiary" shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant's death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant's estate.

          "Employee" shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary, (iii) any officer or employee of an entity with which the Company has contracted to receive management services who provides services to the Company or a Subsidiary through such arrangement and
(iv) any person who has agreed in writing to become a person described in clauses (i), (ii) or (iii) within not more than 30 days following the date of grant of such person's first Award under the Plan.


                                     VII-1

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          "Incentive Stock Option" shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          "Limited Right" shall mean any right granted under Section 8 of the Plan.

          "Nonqualified Stock Option" shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

          "Offer" shall mean any tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, as a result of which any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially more than 40% of the Shares outstanding (exclusive of Shares held in the Company's treasury or by the Company's Subsidiaries).

          "Offer Price" shall mean the highest price per Share paid in any Offer that is in effect at any time during the period beginning on the ninetieth day prior to the date on which a Limited Right is exercised and ending on and
including the date of exercise of such Limited Right.   Any securities or
property that comprise all or a portion of the consideration paid for Shares in the Offer shall be valued in determining the Offer Price at the higher of (i) the valuation placed on such securities or property by the person or persons making such Offer, or (ii) the valuation, if any, placed on such securities or property by the Committee or the Board.

          "Option" shall mean an Incentive Stock Option or a Nonqualified Stock Option.

          "Other Stock-Based Award" shall mean any right or award granted under
Section 9 of the Plan.

          "Participant" shall mean any Employee granted an Award under the Plan.

          "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

          "Rule 16b-3" shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

          "SAR" shall mean any Stock Appreciation Right.

          "SEC" shall mean the Securities and Exchange Commission, including the staff thereof, or any successor thereto.

          "Section 162(m)" shall mean Section 162(m) of the Code and all regulations promulgated thereunder as in effect from time to time.

          "Shares" shall mean the shares of common stock, par value $0.01 per share, of McMoRan Oil & Gas Co. (including any attached Preferred Stock Purchase Rights), and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

          "Stock Appreciation Right" shall mean any right granted under Section 7 of the Plan.


                                     VII-2

          "Subsidiary" shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.


                                   SECTION 3

          Administration. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants;
(ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property or other cash amounts payable by the Company upon the exercise of that or other Awards, or cancelled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary
or desirable for the administration of the Plan.   Unless otherwise expressly
provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company and any Employee.


                                   SECTION 4

          Eligibility. Any Employee who is not a member of the Committee shall be eligible to be granted an Award.


                                   SECTION 5

          (a) Shares Available for Awards. Subject to adjustment as provided in
Section 5(b):

          (i) Calculation of Number of Shares Available. The number of Shares with respect to which Awards may be granted under the Plan shall be [1,000,000] 3,000,000. If, after the effective date of the Plan, an Award granted under the Plan expires or is exercised, forfeited, cancelled or terminated without the delivery of Shares, then the Shares covered by such Award or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such expiration, exercise, forfeiture, cancellation or termination without the delivery of Shares, shall again be, or shall become, Shares with respect to which Awards may be granted.

          (ii) Substitute Awards. Any Shares delivered by the Company, any Shares with respect to which Awards are made by the Company, or any Shares with respect to which the Company becomes


                                     VII-3
obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired company or a company with which the Company combines, shall not be counted against the Shares available for Awards under the Plan.

          (iii) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and acquired in the open market or otherwise obtained by the Company or a Subsidiary.

          (iv) Individual Limit. Any provision of the Plan to the contrary notwithstanding, no individual may receive in any year Awards under the Plan that relate to more than [200,000] 600,000 Shares.

          (b) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in its sole discretion and in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award or, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 9(b) hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto and, with respect to all Awards under the Plan, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the requirements for full deductibility under Section 162(m) of the Code and the regulations thereunder; and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.


                                   SECTION 6

          (a) Stock Options. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefor and the conditions and limitations applicable
to the exercise of the Option.   The Committee shall have the authority to grant
Incentive Stock Options, Nonqualified Stock Options or both.   In the case of
Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be required by Section 422 of the Code, as from time to time amended, and any implementing regulations. Except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the exercise price of any Option granted under this Plan shall not be less than 100% of the fair market value of the underlying Shares on the date of grant.

          (b) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of 10 years after the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any condition relating to the application of Federal or state securities laws, as it may deem necessary or advisable.


                                     VII-4

          (c) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by applying cash amounts payable by the Company upon the exercise of such Option or other Awards by the holder thereof or by exchanging whole Shares owned by such holder (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash, cash equivalents, cash amounts so payable by the Company upon exercises of Awards and the fair market value of any such whole Shares so tendered to the Company, valued (in accordance with procedures established by the Committee) as of the effective date of such exercise, is at least equal to such option price.


                                   SECTION 7

          (a) Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any other Award. Stock Appreciation Rights granted in tandem with or in addition to an Option or other Award may be granted either at the same time as the Option or other Award or at a later time. Stock Appreciation Rights shall not be exercisable after the expiration of 10 years after the date of grant. Except in the case of a Stock Appreciation Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Stock Appreciation Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Stock Appreciation Right on the date of grant or, in the case of a Stock Appreciation Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.

          (b) A Stock Appreciation Right shall entitle the holder thereof to receive an amount equal to the excess, if any, of the fair market value of a Share on the date of exercise of the Stock Appreciation Right over the grant price. Any Stock Appreciation Right shall be settled in cash, unless the Committee shall determine at the time of grant of a Stock Appreciation Right that it shall or may be settled in cash, Shares or a combination of cash and Shares.


                                   SECTION 8

          (a) Limited Rights. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Limited Rights shall be granted, the number of Shares to be covered by each Limited Right, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Limited Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any Award. Limited Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Limited Rights shall not be exercisable after the expiration of 10 years after the date of grant and shall only be exercisable during a period determined at the time of grant by the Committee beginning not earlier than one day and ending not more than ninety days after the expiration date of an Offer. Except in the case of a Limited Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Limited Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Limited Right on the date of grant or, in the case of a Limited Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.


                                     VII-5

          (b) A Limited Right shall entitle the holder thereof to receive an amount equal to the excess, if any, of the Offer Price on the date of exercise of the Limited Right over the grant price. Any Limited Right shall be settled in cash, unless the Committee shall determine at the time of grant of a Limited Right that it shall or may be settled in cash, Shares or a combination of cash and Shares.


                                   SECTION 9

          (a) Other Stock-Based Awards. The Committee is hereby authorized to grant to eligible Employees an "Other Stock-Based Award", which shall consist of an Award, the value of which is based in whole or in part on the value of Shares, that is not an instrument or Award specified in Sections 6 through 8 of this Plan. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award. Except in the case of an Other Stock-Based Award granted in assumption of or in substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the price at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan, or the provision, if any, of any such Award that is analogous to the purchase or exercise price, shall not be less than 100% of the fair market value of the securities to which such Award relates on the date of grant.

          (b) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this
Section 9 or as an Award granted pursuant to Sections 6 through 8 hereof, may provide the holder thereof with dividends or dividend equivalents, payable in cash, Shares, Subsidiary securities, other securities or other property on a current or deferred basis.


                                  SECTION 10

          (a)  Amendments to the Plan.   The Board may amend, suspend or
terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement. Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary for the Plan to conform with local rules and regulations in any jurisdiction outside the United States.

          (b)  Amendments to Awards.   The Committee may amend, modify or
terminate any outstanding Award with the holder's consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, (i) to change the date or dates as of which an Award becomes exercisable, or (ii) to cancel an Award and grant a new Award in substitution therefor under such different terms and conditions as it determines in its sole and complete discretion to be appropriate.

          (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5(b) hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.


                                     VII-6

          (d) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to such cancelled Award. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.


                                  SECTION 11

          (a) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section.

          (b)  Award Agreements.   Each Award hereunder shall be evidenced by a
writing delivered to the Participant that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of the Participant and the effect thereon, if any, of a change in control of the Company.

          (c) Withholding. A Participant may be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

          (d) Transferability. No Awards granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a Participant except: (i) by will;
(ii) by the laws of descent and distribution; (iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or (iv) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options and Limited Rights granted in tandem therewith may be transferred or assigned (a) to Immediate Family Members, (b) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (c) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (d) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimus beneficial interest in a partnership, limited liability company or trust described in (b),
(c) or (d) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. "Immediate Family Members" shall be defined as the spouse and natural or adopted children or grandchildren of the Participant and their spouses. To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 11(d).

          (e) Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and


                                     VII-7
any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (f)  No Limit on Other Compensation Arrangements.   Nothing contained
in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

          (g)  No Right to Employment.   The grant of an Award shall not be
construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or in the employ of any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in
any Award Agreement.   No Employee, Participant or other person shall have any
claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Awards.

          (h)  Governing Law.   The validity, construction, and effect of the
Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

          (i) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

          (j) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

          (k) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

          (l)  Headings.  Headings are given to the subsections of the Plan
solely as a convenience to facilitate reference.   Such headings shall not be
deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.


                                  SECTION 12

          Effective Date of the Plan. The Plan shall be effective as of the date of its approval by the stockholder of the Company.


                                     VII-8

                                  SECTION 13

          Term of the Plan. No Award shall be granted under the Plan after the tenth anniversary of the effective date of the Plan; however, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.


                                     VII-9

                             MCMORAN OIL & GAS CO.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF
                       STOCKHOLDERS, OCTOBER 9, 1997

  The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, and C. Howard Murrish as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Oil & Gas Co. at the Special Meeting of Stockholders to be held on Thursday, October 9, 1997, at 9:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL
VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON THE MATTERS LISTED ON THE BACK OF THIS CARD AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

  If you wish to vote on the matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                          (continued on reverse side)

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                             FOLD AND DETACH HERE

                                                              Please mark
                                                            your votes as
                                                             indicated in   [X]
                                                             this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

  ITEM 1--Approval of the
          Recapitalization
          Proposal as described
          in the Proxy
          Statement

   FOR         AGAINST         ABSTAIN
   [ ]           [ ]             [ ]


  ITEM 2--Approval of
          the proposal
          to amend the
          1994 Stock
          Option Plan for
          Non-Employee
          Directors

   FOR         AGAINST         ABSTAIN
   [ ]           [ ]             [ ]


   ITEM 3--Approval
           of the proposal
           to amend the
           1994 Stock
           Option Plan

   FOR         AGAINST         ABSTAIN
   [ ]           [ ]             [ ]




SIGNATURE(S)                                              DATED:           1997
            -----------------------------------------           -----------

YOU MAY SPECIFY YOUR VOTE BY MARKING THE APPROPRIATE BOX ON THIS SIDE. YOU NEED NOT MARK ANY BOX, HOWEVER, IF YOU WISH TO VOTE THE ITEM IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

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